                                                                    EXHIBIT 10.2




                         GULF CANADA RESOURCES LIMITED


                                    - and -


                            THE LENDERS NAMED HEREIN


                                    - and -


                                BANK OF MONTREAL
                           (AS AGENT FOR THE LENDERS)



--------------------------------------------------------------------------------


                                 LOAN AGREEMENT


--------------------------------------------------------------------------------


                                 JULY 18, 1997

                               TABLE OF CONTENTS

                                                                                                                 PAGE NO.
ARTICLE I

         DEFINITIONS AND PRINCIPLES OF INTERPRETATION
         1.1              Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.2              Certain Rules of Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         1.3              Accounting Principles . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         1.4              Cross-References  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         1.5              Ratings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         1.6              Currency  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         1.7              Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

ARTICLE II

         THE FACILITY
         2.1              The Facility  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         2.2              Purpose . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         2.3              Availment of Facility . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         2.4              Drawdown Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         2.5              Notice of Drawdown to Lenders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         2.6              Funding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         2.7              Funding Reliance; Lender's Failure to Fund  . . . . . . . . . . . . . . . . . . . . . . . .  30
         2.8              Several Funding Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         2.9              Pro-Rata Treatment of Drawdowns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         2.10             Restrictions on Drawdowns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         2.11             Conversion Option . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         2.12             Rollovers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         2.13             Evidence of Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         2.14             Netting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

ARTICLE III

         FURTHER PROVISIONS RELATING TOLIBOR DRAWDOWNS, BANKERS' ACCEPTANCES AND LETTERS OF CREDIT
         3.1              Effects of Change of Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         3.2              Illegality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         3.3              Bankers' Acceptances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         3.4              Issuance of Letters of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

ARTICLE IV

         PAYMENT OF INTEREST AND OTHER FEES
         4.1              Interest on Prime Rate Drawdowns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         4.2              Interest on Base Rate Drawdowns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         4.3              Interest on Libor Drawdowns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         4.4              Stamping Fees on Bankers' Acceptances . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         4.5              Fees for Letters of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         4.6              Incremental Interest and Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         4.7              Interest on Unpaid Costs and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         4.8              Annual Rates of Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         4.9              Commitment Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         4.10             Limitation on Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         4.11             Increased Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         4.12             Waiver of Judgment Interest Act (Alberta) . . . . . . . . . . . . . . . . . . . . . . . . .  43

ARTICLE V

         REPAYMENTS AND PREPAYMENTS
         5.1              Amounts Under Facility May be Reborrowed  . . . . . . . . . . . . . . . . . . . . . . . . .  44
         5.2              Mandatory Facility Reductions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         5.3              Repayment under the Facility after Term Out Date  . . . . . . . . . . . . . . . . . . . . .  45
         5.4              Voluntary Prepayments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         5.5              Currency Fluctuations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         5.6              Voluntary Reduction of Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

ARTICLE VI

         CONDITIONS PRECEDENT TO DRAWDOWNS
         6.1              Conditions Precedent to First Drawdown  . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         6.2              Conditions Precedent to All Drawdowns . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         6.3              Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49

ARTICLE VII

         BORROWER'S REPRESENTATIONS AND WARRANTIES
         7.1              Borrower's Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . .  49

ARTICLE VIII

         COVENANTS
         8.1              Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         8.2              Environmental Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         8.3              Restricted/Unrestricted Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . .  61

         8.4              Certain Requirements in Respect of Mergers, etc.  . . . . . . . . . . . . . . . . . . . . .  63

ARTICLE IX

         EVENTS OF DEFAULT
         9.1              Events of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         9.2              Termination and Acceleration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
         9.3              Remedies Cumulative and Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
         9.4              Setoff  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67

ARTICLE X

         THE AGENT AND THE LENDERS
         10.1             The Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
         10.2             The Agent's Responsibility  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
         10.3             The Agent's Duties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
         10.4             Protection of Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
         10.5             Indemnification of Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
         10.6             Termination or Resignation of an Agent  . . . . . . . . . . . . . . . . . . . . . . . . . .  72
         10.7             Rights of the Agent as Lender . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
         10.8             Financial Information Concerning Gulf . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
         10.9             Knowledge of Financial Situation of the Borrower  . . . . . . . . . . . . . . . . . . . . .  73
         10.10            Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
         10.11            Capacity as Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74

ARTICLE XI

         PAYMENT
         11.1             Payments to Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
         11.2             Payments by Lenders to Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
         11.3             Payments by Agent to Borrower . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
         11.4             No Set-Off or Counterclaim by Borrower  . . . . . . . . . . . . . . . . . . . . . . . . . .  75
         11.5             Non-Receipt by Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
         11.6             When Due Date Not Specified . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
         11.7             Agent's Authority to Debit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76

ARTICLE XII

         GENERAL
         12.1             Costs and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
         12.2             Indemnifications by the Borrower  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
         12.3             Funds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
         12.4             Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
         12.5             Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  80

         12.6             Judgment Currency . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  80
         12.7             Amendments, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  80
         12.8             Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
         12.9             Whole Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
         12.10            Binding Effect; Assignments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
         12.11            Participations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
         12.12            Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  83
         12.13            Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  84


Schedule A       -        Schedule of Lenders
Schedule B       -        Compliance Certificate
Schedule C       -        Drawdown Notice
Schedule D       -        Bankers' Acceptance Undertaking
Schedule E       -        Extension Agreement
Schedule F       -        Extension Request
Schedule G       -        Bank Transfer Agreement
Schedule H       -        Borrower's Counsel's Opinion
Schedule I       -        Lenders' Counsel's Opinion
Schedule J       -        Notice of Amendment of Unrestricted Subsidiaries
Schedule K       -        Letter of Credit Documentation
Schedule L       -        List of Unrestricted Subsidiaries

                                 LOAN AGREEMENT



                 THIS AGREEMENT, made as of the 18th day of July, 1997,


B E T W E E N:


                 GULF CANADA RESOURCES LIMITED, a corporation governed by the laws of Canada

                 (hereinafter called the "Borrower")


                                    - and -

                 THE LENDERS NAMED IN SCHEDULE A to this Agreement as amended from time to time

                 (hereinafter called the "Lenders")


                                    - and -

                 BANK OF MONTREAL, a bank existing under the laws of Canada, as the Agent on behalf of the Lenders

                 (hereinafter, in such capacity, called the "Agent")



                 WITNESSES THAT WHEREAS the Borrower has requested the Facility (as hereinafter defined) for general corporate purposes and the Lenders have agreed to provide the Facility to the Borrower on the terms and conditions herein set forth;

                 NOW THEREFORE in consideration of the premises and mutual agreements and covenants contained in this Agreement and other good and valuable consideration (the receipt and adequacy of which are hereby mutually acknowledged), the Parties hereby agree as follows:

                                   ARTICLE I

                  DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1 Definitions - Whenever used in this Agreement, unless there is something inconsistent in the subject matter or context, the following words and terms shall have the meaning set out below:

         "ADVANCE" means a utilization of the Facility by the Borrower by way of a Prime Rate Drawdown, Base Rate Drawdown, Libor Drawdown, Bankers' Acceptance Drawdown or L/C Drawdown from a Lender, in each case, in accordance herewith;

         "AGENT" means Bank of Montreal or such other Person as shall have been appointed as a successor agent pursuant to Section 10.6;

         "AGREEMENT" means this agreement, including all schedules and all instruments supplementing or amending this Agreement, "HEREOF", "HERETO" and "HEREUNDER" and similar expressions mean and refer to this Agreement and not any particular article or section of this Agreement;

         "APPLICABLE LAW" means, with respect to any Person, property, transaction or event, and whether or not having the force of law, all applicable laws, statutes, regulations, rules, guidelines, by-laws, treaties, orders, policies, judgments, decrees and official directives of Government Authorities or Persons acting under the authority of any Government Authority including, for greater certainty, the proposals for international convergence of capital measurement and capital standards developed by the Bank for International Settlements subject to the implementation measures to be adopted in Canada in respect thereto as referred to in a bulletin of the Office of the Superintendent of Financial Institutions Canada dated August 19, 1988;

         "APPLICABLE SPREAD" means, at any time, the number of Basis Points, if any, by which the number of incremental Basis Points, at such time, applicable in respect of Bankers' Acceptances exceeds the number of incremental Basis Points, at such time, applicable in respect of Prime Rate Drawdowns;

         "AUDITORS" means the present auditors of the Borrower or such other national firm of chartered accountants who from time to time may become the auditors of the Borrower;

         "AVAILABLE FACILITY AMOUNT" means at any time U.S. $700,000,000 (as reduced or cancelled from time to time in accordance herewith) less the aggregate Outstanding Amount at such time;

         "BANKERS' ACCEPTANCE" means a non-interest bearing bill of exchange in Canadian Dollars, having a term of not less than 10 nor more than 183 days and maturing on a Business Day, drawn by the Borrower and accepted by the Lender as evidenced by the Lender's endorsement thereof at the direction of the Borrower;

         "BANKERS' ACCEPTANCE DRAWDOWN" means a Drawdown in Canadian Dollars effected by the sale or purchase of a Bankers' Acceptance pursuant to the terms of this Agreement;

         "BANKERS' ACCEPTANCE LOAN" means, at any time, the aggregate face amount of all Bankers' Acceptances then outstanding as a result of all Bankers' Acceptance Drawdowns;

         "BANKERS' ACCEPTANCE PROCEEDS" means, in respect of each Bankers' Acceptance Drawdown, funds in an amount which is equal to:

                 Face Amount
                 -----------------
                 1 + (Rate x Term)
                     -------------
                          365

         (where "Face Amount" is the principal amount of the Bankers' Acceptance being purchased, "Rate" is the Reference BA Discount Rate divided by 100 and "Term" is the number of days in the term of the Bankers' Acceptance), less the applicable stamping fees in respect thereof;

         "BANKERS' ACCEPTANCE UNDERTAKING" means an agreement substantially in the form set forth in Schedule D;

         "BASE RATE" means, at any time, the rate of interest, expressed as an annual rate on the basis of a year of 365 days, or 366 days in the case of a leap year, established by the Agent from time to time as the reference rate of interest it will charge for loans made in Canada in U.S. Dollars to Canadian customers;

         "BASE RATE DRAWDOWN" means a Drawdown in U.S. Dollars with respect to which the Borrower has elected or is deemed to have elected to have interest calculated by reference to the Base Rate or to which, in accordance with the provisions of this Agreement, the Base Rate is deemed or stated to apply;

         "BASE RATE LOAN" means, at any time, the aggregate of the principal amounts of all Base Rate Drawdowns then outstanding;

         "BASIS POINTS" OR "BP" means one one-hundredth (0.01) of one percent;

         "BLOCK A PROJECT" means the project for the commercial development of gas reserves located in the Block "A" Production Sharing Contract area in Aceh province, Sumatra, Indonesia;

         "BUSINESS DAY" means a day on which banks are open for business in Calgary and Toronto which is not a Saturday or a Sunday and, additionally, in respect of any Libor Drawdown or

         Libor Loan, a day on which dealings in United States Dollar deposits are transacted in the London eurodollar interbank market;

         "CANADIAN DOLLARS" and the symbol "CDN. $" mean the lawful currency of Canada;

         "CBRS " means C.B.R.S. Inc. carrying on business as "Canadian Bond Rating Service" and its successors;

         "CHANGE OF CONTROL" means the acquisition, directly or indirectly, of more than 50% of the Voting Securities of the Borrower by any Person (or group of Persons acting in concert with respect to the ownership or voting of such Voting Securities), provided that any such acquisition by The Torch Group (being those parties other than the Borrower and A&G Resources Corporation to the Shareholders Agreement dated January 25, 1995) shall not be considered to be a Change of Control;

         "COMMITMENT" means, with respect to each Lender, such Lender's obligation to make Advances hereunder pursuant to Section 2.1;

         "COMMITMENT AMOUNT" has the meaning ascribed to it in Section 2.1;

         "COMMODITY SWAP" means an agreement entered into between the Borrower and a counterparty on a case by case basis, the purpose and effect of which is to mitigate or eliminate the Borrower's exposure to fluctuations in commodity prices;

         "COMPLIANCE CERTIFICATE" means a certificate of the Borrower substantially in the form set out in Schedule B and signed by a senior officer (including the President, any Vice-President, the Treasurer or any Assistant Treasurer) of the Borrower;

         "CONFLICTED LENDER" means, with respect to any Potentially Hostile Acquisition, a Revolving Lender that is the lead bank, lead agent or sole lender to the Person who is the target of such Potentially Hostile Acquisition;

         "CONVERSION" means a conversion of a Drawdown pursuant to Section
         2.11;

         "CORRIDOR PROJECT" means the project for the commercial development of gas reserves from the Corridor Block Production Sharing Contract area of South Sumatra, Indonesia and associated lands;

         "CORRIDOR SUPPORT AGREEMENT" means the Sponsor Support Agreement dated February 26, 1997 between the Borrower and The Sumitomo Bank, Limited, as agent for the lenders for the Corridor Project, a copy of which has been provided by the Borrower to the Agent;

         "CURRENCY SWAP" means a contract entered into between the Borrower and a counterparty on a case by case basis in connection with forward rate, currency swap or currency exchange and other similar currency related transactions, the purpose and effect of which is to mitigate or eliminate the Borrower's exposure to fluctuations in exchange rates;

         "DATE OF CONFIRMATION" means, in the case of any extension of the Term Out Date in accordance with Section 2.1, the earliest of: (i) the date the Agent gives notice to the Borrower that each of the Revolving Lenders has executed and delivered to the Agent the Extension Agreement; (ii) the date the Borrower (provided the Borrower is entitled to do so) provides the notice to the Agent of its election pursuant to paragraph 2.1(c)(i) or 2.1(c)(ii) to extend the Term Out Date with respect to the Commitments of the Extending Lenders; and
         (iii) the Term Out Date as the same was determined prior to the Extension Request to which the Extension Agreement relates;

         "DBRS" means Dominion Bond Rating Service Limited and its successors;

         "DESIGNATED PROJECT GUARANTEES" means, collectively, all Financial Guarantees in respect of the Corridor Project and the Block A Project, including the Corridor Support Agreement (and any other project of Gulf that the Borrower requests, and the Majority Lenders agree, be included in this paragraph) in respect of which any Person has or may have recourse to any member of the Restricted Group;

         "DRAWDOWN" means an Advance, a Conversion or a Rollover, as the context requires;

         "DRAWDOWN DATE" means the date proposed for a Drawdown requested by the Borrower pursuant to the provisions of this Agreement;

         "DRAWDOWN NOTICE" means a notice by the Borrower to the Agent in respect of a Drawdown, given either in writing or by fax (in the case of fax notice with prompt original written confirmation thereof pursuant to the provisions of Section 2.4) substantially in the form set forth in Schedule C;

         "EBITDA" means with respect to any period, the earnings (loss) from continuing operations in the ordinary course of business (which for certainty shall not include gains or losses from sales of assets and sales of securities other than sales described in subsection 5.2(a)(i), (ii) and (iii) and shall not include dividends and other earnings distributed to the Restricted Group by Unrestricted Subsidiaries) before income taxes of the Borrower and the Restricted Group (determined on a consolidated basis for such entities in accordance with GAAP) plus, to the extent deducted in the determination of the foregoing, without duplication, the sum of: (i) interest expense, (ii) depreciation and depletion expense, (iii) amortization expense, (iv) expensed exploration (in accordance with the successful efforts method of accounting), and (v) any other non-cash charges;

         "EFFECTIVE DATE" means the date of this Agreement;

         "ELIGIBLE LENDER" means, any of the Lenders and/or any other financial institution(s) resident in Canada for purposes of the Income Tax Act (Canada) and listed in Schedule I or Schedule II to the Bank Act (Canada) acceptable to the Borrower and the Agent, each acting reasonably;

         "ELIGIBLE PARTNERSHIP" means a partnership formed pursuant to the laws of the Province of Alberta, all the interests of which from and after the transfer of assets hereinafter mentioned are owned by the Borrower and Restricted Subsidiaries and to which all or substantially all of the assets of the Borrower have been transferred in accordance with
         Section 8.4;

         "ENVIRONMENTAL APPROVALS" means all applicable permits, licences, authorizations, consents, directions or approvals required by Government Authorities pursuant to the Environmental Laws with respect to the operation of Gulf's business;

         "ENVIRONMENTAL LAWS" means in respect of any jurisdiction, Canadian or foreign, all laws, by-laws, rules, regulations, orders, codes and judgments of any Government Authority relating to the protection of the environment and public health and safety and, without restricting the generality of the foregoing, includes without limitation those Environmental Laws relating to the storage, transportation, treatment and disposal of Hazardous Substances, product safety, and the emission, discharge, release or threatened release of Hazardous Substances into the air, surface water, ground water, land surface, subsurface strata or any building or structure and, in each such case, as such Environmental Laws may be amended or supplemented from time to time;

         "EQUITY" means, in respect of any body corporate, the aggregate of:
         (i) the share capital attributable to the issued shares, or any right to acquire shares, outstanding on the date of determination, (excluding, in the case of the Borrower, any share capital attributable to securities, or any right to acquire securities, in each case, other than Equity Shares); (ii) (without duplication) any surplus (whether contributed or capital); (iii) any retained earnings (or deficit); and (iv) any cumulative foreign currency translation adjustment; in each case, of the body corporate and as determined in accordance with GAAP;

         "EQUITY SHARES" means the ordinary shares and Preferred Shares of the Borrower as constituted on the Effective Date and shares, issued after the Effective Date, of any class or series of shares of the Borrower provided that the rights, privileges, terms and conditions of or attaching to such shares (whether as set forth in the constating documents of the Borrower or in any agreement or understanding with the Borrower, any Subsidiary or any Person not acting at arm's length with the Borrower) do not entitle the holder thereof to redeem, retract or otherwise have the shares repurchased or retired in whole or in part other than by the issuance of securities that are, themselves, Equity Shares as otherwise defined herein;

         "EQUIVALENT AMOUNT" means, on any date, the amount of Canadian Dollars or United States Dollars, as the case may be, which can be purchased with the specified amount of United

         States Dollars or Canadian Dollars, as the case may be, at the applicable Exchange Rate on that date;

         "EVENT OF DEFAULT" means any of the events described in Section 9.1;

         "EXCHANGE RATE" means, on any date, for any conversion of United States Dollars into Canadian Dollars, or vice versa, the applicable spot buying rate for Canadian Dollars or United States Dollars, as the case may be, reported by the Bank of Canada as its daily official noon (Toronto time) rate of exchange on such date if it is a Business Day or on the immediately preceding Business Day if such date is not a Business Day;

         "EXISTING ACQUISITION FACILITY" means the facilities provided pursuant to the amended and restated loan agreement made as of December 17, 1996, between the Borrower, Bank of Montreal, as agent and underwriter, and the lenders named therein, and amended and restated as of January 24, 1997;

         "EXTENDING LENDERS" has the meaning ascribed to it in Section 2.1;

         "EXTENSION AGREEMENT" means an agreement substantially in the form set forth in Schedule E;

         "EXTENSION REQUEST" means a document substantially in the form set forth in Schedule F, accompanied by an Extension Agreement duly completed and executed by the Borrower;

         "FACILITY" has the meaning ascribed to it in Section 2.1;

         "FACILITY AMOUNT" means the aggregate of the Outstanding Amount and the Available Facility Amount;

         "FAIR MARKET VALUE" means the highest price available in an open and unrestricted market between informed, prudent parties, acting at arm's length and under no compulsion to act, expressed in terms of money or money's worth;

         "FINANCIAL GUARANTEE" means, without duplication, any Guarantee and any undertaking to assume, guarantee, endorse, contingently agree to purchase or to provide funds for the payment of, or otherwise become liable in respect of, any indebtedness, liability or obligation of any Person provided in connection with, or as a condition of, the availability or provision of Funded Debt to any other Person (including the Corridor Support Agreement, but excluding any Guarantee or undertaking that: (A) would otherwise be a Financial Guarantee but in respect of which recourse is limited to securities of an Unrestricted Subsidiary; or (B) which is provided by a member of the Restricted Group in respect of any indebtedness, liabilities or obligations of a member of the Restricted Group); provided, at any particular time, that the amount of each Financial Guarantee shall be deemed to be the amount guaranteed thereby determined as at such time, unless the Financial Guarantee is limited to a specified amount or to realization on specified assets, in which case the amount of such Financial Guarantee shall be deemed to be the lesser of (i) such specified amount or the Fair Market Value of such specified assets, as the case may be, and (ii) the amount guaranteed thereby;

         "FINANCIAL STATEMENTS" means the financial statements of Gulf for the fiscal year ended December 31, 1996, consisting of the balance sheet and the statements of income, retained earnings and changes in financial position and all notes to such financial statements as reported upon by Ernst & Young, together with the unaudited financial statements of Gulf for the Fiscal Quarter ended March 31, 1997;

         "FISCAL QUARTER" means a three month period ending on the last day of March, June, September or December in each year;

         "FUNDED DEBT" means, without duplication, (i) the amount of any indebtedness, liabilities and obligations in respect of monies borrowed; (ii) the book value of any capital leases or other leases classified as debt under GAAP or for Canadian income tax purposes;
         (iii) amounts constituting any Prepaid Obligation; (iv) amounts owing as deferred consideration for the acquisition of assets or receipt of services or both unless the same are payable on normal trade terms in less than six months from the date such assets are acquired or such services are received and are not the subject of any renewal or extension provisions or arrangements (together with any Funded Debt thereof assumed or acquired therewith); and (v) any Guarantee in respect of Funded Debt as hereinbefore defined, but for greater certainty, shall, in respect of the Borrower, exclude the Preferred Shares;

         "GAAP" has the meaning ascribed to it in Section 1.3;

         "GOVERNMENT AUTHORITIES" means any nation or government, any province, state, city or other political subdivision and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including without limitation, all applicable federal, provincial and municipal agencies, ministries, departments, inspectors and officials;

         "GUARANTEE" means any undertaking to assume, guarantee, endorse, contingently agree to purchase or to provide funds for the payment of, or otherwise become liable in respect of, any Funded Debt of any Person (other than an undertaking that, at any particular time, would otherwise constitute a Guarantee but in respect of which recourse is limited to securities of an Unrestricted Subsidiary); provided that at any particular time, the amount of each Guarantee shall be deemed to be the amount of the Funded Debt guaranteed thereby determined as at such time, unless the Guarantee is limited to a specified amount or to realization on specified assets, in which case the amount of such guarantee shall be deemed to be the lesser of (i) such specified amount or the Fair Market Value of such specified assets, as the case may be, and (ii) the amount of such Funded Debt;

         "GULF" means the Borrower and all of its Subsidiaries;

         "HAZARDOUS SUBSTANCE" means any contaminant, pollutant or hazardous substance that is likely to cause harm or degradation to the environment or risk to human health or safety, and without restricting the generality of the foregoing, includes without limitation, any pollutant, contaminant, waste, hazardous waste, toxic substance or dangerous good which is defined or identified in any Environmental Law or industry standard, or which is present in the environment in such quantity or state that it contravenes any Environmental Law;

         "INTER-RESTRICTED GROUP FUNDED DEBT" means Funded Debt of one or more members of the Restricted Group owed solely to one or more other members of the Restricted Group in respect of which Funded Debt no Person, other than a member of the Restricted Group, has or may have recourse to the assets of the member of the Restricted Group who has the Funded Debt;

         "INTEREST PAYMENT DATE" means,

                 (i) with respect to a Prime Rate Drawdown and a Base Rate Drawdown, the first Business Day of each calendar month; and

                 (ii) with respect to a Libor Drawdown, the last day of the Libor Interest Period applicable thereto and also, if the Libor Interest Period is longer than 93 days, the last day of each 90 day period during such Libor Interest Period or, if any such day is not a Business Day, the Business Day next following;

         "INTEREST SWAP" means a contract entered into between the Borrower and a counterparty on a case by case basis, in connection with interest rate swap transactions, interest rate options, cap transactions, floor transactions, collar transactions and other similar interest rate related transactions, including forward rate agreements, the purpose and effect of which is to mitigate or eliminate the Borrower's exposure to fluctuations in interest rates;

         "LENDERS" means the Lenders listed in Schedule A hereof, as amended from time to time in accordance herewith;

         "LENDING OFFICE" with respect to any Lender, means the office of such Lender specified as its "Lending Office" opposite its name on Schedule A or such other office of such Lender in Canada as such Lender may from time to time specify to the Borrower and the Agent;

         "L/C DRAWDOWN" means a Drawdown by way of Letter of Credit;

         "LETTER OF CREDIT" means an irrevocable letter of credit or letter of guarantee, in each case, in Canadian Dollars or U.S. Dollars issued or that may be issued from time to time by the Lenders at the request of the Borrower;

         "LETTER OF CREDIT DOCUMENTATION" means the documentation substantially in the form set forth in Schedule K;

         "LETTERS OF CREDIT LOANS" means, at any time, the aggregate of the maximum liability undertaken by the Lenders as a result of all L/C Drawdowns then outstanding;

         "LIABILITIES" means, without duplication, all obligations, contingent and otherwise, which are classified as liabilities in accordance with GAAP;

         "LIBOR DRAWDOWN" means a Drawdown in U.S. Dollars with respect to which the Borrower has elected to have interest calculated by reference to the Libor Rate or to which, in accordance with the provisions of this Agreement, the Libor Rate is stated to apply;

         "LIBOR INTEREST PERIOD" means, for any Libor Drawdown, the period of 1, 2, 3, 6 months, or such other period as may be agreed to by all Lenders, as may be selected by the Borrower pursuant to the relevant Drawdown Notice, commencing on the Drawdown Date of such Libor Loan, provided that:

                 (i) if such Interest Period would otherwise end on a day which is not a Business Day, such Libor Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Libor Interest Period shall end on the Business Day immediately preceding the day on which such Libor Interest Period would otherwise end); and

                 (ii) Libor Interest Periods shall terminate on such dates as will permit the repayment of the Facility on the dates and in the manner provided for herein;

         "LIBOR LOAN" means, at any time, the aggregate of the principal amounts of all Libor Drawdowns then outstanding;

         "LIBOR RATE" means, for the Libor Interest Period applicable to a Libor Drawdown, the average interest rate per annum (expressed on the basis of a 360 day year) for a period equal to the number of days in such Libor Interest Period at which U.S. Dollar deposits are offered for deposit in the London eurodollar interbank market at approximately 11:00 a.m. (London, England time) on the second Business Day preceding the first day of such Libor Interest Period as published on the Reuters Service Page LIBOR (or such other page as may, from time to time, replace such page on that service for the purpose of displaying the rates at which U.S. Dollar deposits are offered for deposit in the London eurodollar interbank market) or, failing the availability of such service, as published on page 3750 of the Telerate screen (or such other page as may, from time to time, replace such page on that service for the purpose of displaying the rates at which U.S. Dollar deposits are offered for deposit in the London eurodollar interbank market);

         "LOANS" means, at any time, the aggregate of all Bankers' Acceptance Loans, Prime Rate Loans, Base Rate Loans, Libor Loans and Letters of Credit Loans then outstanding;

         "MAJORITY LENDERS" means one or more Lenders who, in the aggregate, have outstanding more than 66 2/3% of the principal amount of the Loans or, if no such principal amount is then outstanding, Lenders who have more than 66 2/3% of the Commitments and except in respect of the matters requiring approval by all Lenders as set forth in Section 12.7, any reference to Lenders in the context of a requirement for any approval, consent or waiver shall be deemed to be a reference to Majority Lenders;

         "MATERIALLY ADVERSE" means any state of fact, change, event or occurrence which would:

                 (i) materially adversely affect the Borrower's ability to perform its obligations under, or the validity or enforceability of, this Agreement; or

                 (ii) be materially adverse to the financial condition of the Restricted Group;

         "MATURITY DATE" means the date which is the fourth anniversary of the Term Out Date;

         "MINIMUM TANGIBLE NET WORTH" means Cdn. $1,300,000,000 plus 70% of Gulf's net income (loss) determined in accordance with GAAP, for the period commencing on March 31, 1997 and ending on the last day of the most recently completed Fiscal Quarter on a cumulative basis, provided that in no circumstance shall Minimum Tangible Net Worth be less than Cdn. $1,300,000,000;

         "MOODY'S" means Moody's Investors Service, Inc. and its successors;

         "NET PROCEEDS" means all cash proceeds paid to the Borrower or any of its Restricted Subsidiaries or any Unrestricted Subsidiary to the extent distributed to the Restricted Group in respect of (i) the sale of an asset after repayment of any debt secured by the asset or required to be paid to complete such sale, (ii) the issuance of securities, (iii) the secondary distribution of securities; and (iv) such other transactions as may be approved as provided in Section 5.2, in each case after deduction of reasonable legal and other fees, Taxes, commissions, usual adjustments and other usual expenses, and such other amounts as may be agreed to by the Majority Lenders;

         "NON-MATERIAL RESTRICTED SUBSIDIARY" means a Restricted Subsidiary having a gross asset value (as shown on the latest financial statements of the Subsidiary) of less than Cdn. $1,000,000 and having no indebtedness, liabilities or obligations in respect of which any Person may have recourse to the Borrower or any other Restricted Subsidiary in excess of Cdn. $1,000,000;

         "NONEXTENDING LENDERS" has the meaning ascribed to it in Section 2.1;

         "NONREVOLVING LENDERS" means the Lenders whose Loans are in the Term Period;

         "NOTICE OF AMENDMENT OF UNRESTRICTED SUBSIDIARIES" means a notice substantially in the form set forth in Schedule J;

         "OUTSTANDING AMOUNT", with respect to any Loan or Loans outstanding hereunder, means the aggregate amount of indebtedness of the Borrower outstanding thereunder, excluding interest, fees and any other amounts which have accrued but are not yet due in respect of such Loan(s);

         "PARTIES" means the Borrower, the Lenders and the Agent and "PARTY" refers to any one of them;

         "PAYMENT OFFICE" means the office that is designated by the Agent to the Borrower and Lenders from time to time as the office where payments to be made to the Agent pursuant to this Agreement shall be made;

         "PERMITTED DESIGNATED PROJECT GUARANTEE AMOUNT" means the amount equal to:

                 (i)      U.S. $150,000,000; and

                 (ii)     the amount, if any, by which:

                          (A)     5% of the Equity of Gulf exceeds

                          (B) the aggregate amount of Financial Guarantees excluding Designated Project Guarantees;

         "PERMITTED ENCUMBRANCES" means:

                 (i) liens or privileges imposed by law such as carriers', warehousemens', mechanics' and materialmens' liens and privileges; or liens and privileges arising out of judgments or awards in respect of which an appeal or proceedings for review are being prosecuted in good faith and with respect to which a stay of execution shall have been secured pending such appeal or proceedings for review or security or other appropriate protection of its properties and assets (excluding such security) from seizure shall have been provided; or liens for taxes, assessments or governmental charges or levies not at the time due or delinquent or the validity of which is being contested at the time in good faith in proceedings before a court or other Government Authority and in each case, in respect of which any appropriate reserves have been taken; or liens in favour of operators and non-operators pursuant to oil and gas operating agreements and oil and gas facility or pipeline operating agreements and other similar operating agreements; undetermined or inchoate liens, privileges and charges incidental to current operations which have not at such time been filed pursuant to law or which relate to obligations not due or delinquent; or the deposit of cash or securities in connection with any lien or privilege hereinbefore in this paragraph referred to;

                 (ii) minor encumbrances, including, without limitation, easements, rights of way, servitudes or other similar rights in land granted to or reserved by other Persons, rights of way for sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property, which encumbrances, easements, servitudes, rights of way, other similar rights and restrictions do not in the aggregate either materially detract from the value of the property and assets of the Restricted Group or materially impair its use, in each case, in the operation of Gulf's business;

                 (iii) the right reserved to or vested in any municipality or governmental or other public authority by the terms of any lease, licence, franchise, grant or permit or by any statutory provision, to terminate any such lease, licence, franchise, grant or permit, or to require annual or other periodic payments as a condition of the continuance thereof;

                 (iv) security given to a public utility or any municipality or governmental or other public authority when required by such utility or municipality or other authority in connection with the operation of Gulf's business, all in the ordinary course of its business;

                 (v) the reservations, limitations, provisos and conditions, if any, expressed in any original grants from the Crown;

                 (vi) security given in respect of any Interest Swaps, Currency Swaps or Commodity Swaps in the ordinary course of its business provided that such security is cash, marketable securities, a letter of credit (in respect of which the liability is included in Total Senior Debt) or a Financial Guarantee;

                 (vii) purchase money security interests as defined in the Personal Property Security Act (Alberta) as such Act may be amended from time to time, in the aggregate for such security interests up to a maximum of 5% of the Equity of Gulf at the date the security is created, incurred or assumed;

                 (viii) security created, incurred or assumed in the ordinary course of business in the aggregate for such types of security up to a maximum of 5% of the Equity of Gulf at the date the security is created, incurred or assumed;

                 (ix) security created, incurred or assumed in respect of Funded Debt of the Restricted Group in the aggregate for such types of security up to a maximum

                 (excluding Inter-Restricted Group Funded Debt) of 5% of the Equity of Gulf at the date the security is created, incurred or assumed;

                 (x) security in respect of obligations of an Unrestricted Subsidiary over shares of Unrestricted Subsidiaries held by the Restricted Group;

                 (xi) security in respect of accounts receivable for sales under the Receivables Purchase and Sale Agreement dated November 29, 1994, as amended, among the Borrower, Corporate Receivables Trust and Toronto Dominion Securities Inc., or any replacement of such arrangement, provided that in no event shall proceeds thereunder exceed Cdn. $125,000,000;

                 (xii) security in respect of Funded Debt of acquired entities provided the same complies with subsection 8.3(b);

                 (xiii) security given by a Restricted Subsidiary that is a Restricted Subsidiary pursuant to subsection 8.3(b) if such security was given prior to the Restricted Subsidiary becoming a Restricted Subsidiary pursuant to such paragraph;

                 (xiv) security given by a Restricted Subsidiary to the Borrower or to a Restricted Subsidiary in respect of Inter-Restricted Group Funded Debt; and

                 (xv) security granted by Crusader Limited (now Gulf Australia Resources Limited) for the benefit of the holders of certain notes issued by Crusader Limited creating a security interest in shares of Triton Energy Corporation and property exchanged for such shares, which notes are exchangeable for shares of Triton Energy Corporation;

         "PERSON" means any individual, sole proprietorship, partnership, limited partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, and a natural person in his or her capacity as trustee, executor, administrator or other legal representative or Government Authority;

         "POTENTIALLY HOSTILE ACQUISITION" means the acquisition of more than 9.5% of the Voting Securities of, amalgamation or merger with, a Person any of the securities of which are publicly traded unless the acquisition, amalgamation or merger is approved by the board of directors, board of trustees or other individuals in a similar capacity of such Person;

         "PREFERRED SHARES" means the Fixed/Adjustable Rate Senior Preference Shares Series 1 and the Cumulative Redeemable Auction Perpetual Senior Preference Shares, Series 2 of the Borrower as constituted on the Effective Date;

         "PREPAID OBLIGATIONS" means "take-or-pay" or similar prepaid Liabilities of a Person whereby such Person is obligated to settle, at some future date more than 60 days from the date the obligation is incurred, payment in respect of petroleum substances, whether by deliveries (accelerated or otherwise) of petroleum substances, payment of money or otherwise howsoever;

         "PREVIOUS FOUR FISCAL QUARTERS" means, at the time of any determination, the four consecutive completed Fiscal Quarters ending on, or last preceding, the date of such determination;

         "PRIME RATE" means, at any time, the greater of: (i) the floating annual rate of interest publicly announced from time to time by the Agent as its prime rate, being a reference rate in effect on the date of such announcement, based on a year of 365, or 366 days in the case of a leap year, for Canadian dollar loans to commercial customers in Canada; and (ii) the Agent's Reference BA Discount Rate in respect of bankers' acceptances having a term of 30 days plus the Applicable Spread;

         "PRIME RATE DRAWDOWN" means a loan in Canadian Dollars by the Lenders to the Borrower with respect to which the Borrower has elected, or is deemed to have elected, to have interest calculated by reference to the Prime Rate or to which, in accordance with the provisions of this Agreement, the Prime Rate is deemed or stated to apply;

         "PRIME RATE LOAN" means, at any time, the aggregate of the principal amounts of all Prime Rate Drawdowns then outstanding;

         "PROJECT SUBSIDIARY" means:

                 (i) a Subsidiary that holds the production sharing contract(s) for the Corridor Project or the Block A Project, being, at the Effective Date, Gulf Resources (Grissik) Ltd. (formerly Asamera (Overseas) Limited) or Gulf Resources Aceh Ltd. (formerly Asamera Oil Indonesia Ltd.);

                 (ii) a Subsidiary that directly incurs indebtedness for borrowed money that is solely for the purpose of funding, directly or indirectly, the investment in the Corridor Project or the Block A Project, or any other project of Gulf that the Borrower requests and the Majority Lenders approve;

                 (iii)  any Subsidiary of a Subsidiary described in paragraph
                 (i) or (ii) or of which a Subsidiary described in paragraph
                 (i) or (ii) is a Subsidiary; and

                 (iv)  any Subsidiary of a Subsidiary described in paragraph
                 (iii) or of which a Subsidiary described in paragraph (iii) is a Subsidiary;

         that has no material assets (other than the securities or debt of another Project Subsidiary), liabilities or operations other than in relation to such Project;

         "REFERENCE BA DISCOUNT RATE" means, in respect of a Bankers' Acceptance being accepted by a Lender on a Drawdown Date, (i) for a Lender that is listed in Schedule I to the Bank Act (Canada), the average bankers' acceptance rate as quoted on Reuters CDOR page (or such other page as may, from time to time, replace such page on that service for the purpose of displaying quotations for bankers' acceptances accepted by leading Canadian financial institutions) at approximately 10:00 a.m. (Toronto time) on such Drawdown Date for bankers' acceptances having a comparable maturity date as the maturity date of such bankers' acceptance (the "CDOR Rate"); or, if such rate is not available at or about such time, the average of the bankers' acceptance rates (expressed to five decimal places) as quoted to the Agent by the Schedule I BA Reference Banks as of 10:00 a.m. (Toronto time) on such Drawdown Date for bankers' acceptances having a comparable maturity date as the maturity date of such Bankers' Acceptance ; and (ii) for a Lender that is listed in Schedule II to the Bank Act (Canada), the rate established by the Agent to be the lesser of (A) the CDOR Rate plus 10 Basis Points; and (B) the average of the bankers' acceptance rates (expressed to five decimal places) as quoted to the Agent by the Schedule II BA Reference Banks as of 10:00 a.m. (Toronto time) on such Drawdown Date for bankers' acceptances having a comparable maturity date as the maturity date of such Bankers' Acceptance;

         "REMEDIAL ORDER" means any control order, stop order or other administrative complaint, direction, order or sanction issued, filed or imposed by a Government Authority pursuant to the Environmental Laws requiring any remediation or clean-up, or requiring that any on-going activity be reduced, modified or eliminated, in each case as a result of any release or threatened release of any Hazardous Substance into the environment or any violation of Environmental Law;

         "RESTRICTED GROUP" means, collectively, the Borrower and the Restricted Subsidiaries;

         "RESTRICTED SUBSIDIARIES" means all Subsidiaries that are not Unrestricted Subsidiaries;

         "REVOLVING LENDERS" means the Lenders the Loans of which are in the Revolving Period;

         "REVOLVING PERIOD" means, the period commencing on the Effective Date and ending on the Term Out Date;

         "ROLLOVER" means a rollover of a Drawdown pursuant to subsection
         2.12(a);

         "SCHEDULE I BA REFERENCE BANKS" means the Lenders listed in Schedule I to the Bank Act (Canada) as are, at such time, designated by the Agent, with the prior consent of the Borrower (acting reasonably), as the Schedule I BA Reference Banks;

         "SCHEDULE II BA REFERENCE BANKS" means the Lenders listed in Schedule II to the Bank Act (Canada) as are, at such time, designated by the Agent, with the prior consent of the Borrower (acting reasonably), as the Schedule II BA Reference Banks;

         "SENIOR DEBT" means all Funded Debt of the Borrower, on an unconsolidated basis, ranking at least pari passu with the Loans and includes, without limitation, the 9% Debentures due 1999, the 8.35% Senior Notes due 2006, and the 8.25% Debentures due 2017;

         "STANDARD & POOR'S" means Standard & Poor's Corporation and its successors;

         "SUBSIDIARY" means any body corporate in respect of which such Person owns, directly or indirectly, more than 50% of the Voting Securities (provided that such Person shall be deemed (for the purposes of determining whether any body corporate is a Subsidiary) to own, directly or indirectly, all of the Voting Securities of any Subsidiary owned by any other Subsidiary if such Person, directly or indirectly owns more than 50% of the Voting Securities of the second mentioned Subsidiary), together with any other body corporate with which such Person is consolidated in such Person's consolidated financial statements;

         "TANGIBLE NET WORTH" means the Equity of Gulf less the book value of the intangible assets of Gulf determined in accordance with GAAP;

         "TAXES" means all domestic federal or provincial taxes, imposts, rates, levies, assessments and governmental charges including, without limitation, all income taxes, capital gains, sales, excise, use, property, capital, payroll, GST, business, transfer and value added taxes and all customs and import duties, together with all interest, fines and penalties with respect thereto;

         "TERM OUT DATE" means, in respect of each Lender, the 364th day following the Effective Date or, in respect of each Extending Lender, in the case of any extension of such date in accordance with Section 2.1, the 364th day (or such lesser period as may be set forth in the Extension Agreement relating to such extension) following the Date of Confirmation;

         "TERM PERIOD" means the period from the Term Out Date to the Maturity Date;

         "TOTAL SENIOR DEBT" shall include, without duplication: (i) all Funded Debt of the Restricted Group; and (ii) for greater certainty, the aggregate amount of Designated Project Guarantees (other than those subordinate to the Loans) in excess of the Permitted Designated Project Guarantees Amount, but shall exclude: (iii) the aggregate amount of Designated Project Guarantees up to but not exceeding the Permitted Designated Project Guarantees Amount; (iv) any Inter-Restricted Group Funded Debt; and (v) the principal amount of the Subordinated Debentures of Gulf outstanding as at December 31, 1996 which was U.S. $500,000,000 and any replacement subordinated debt;

         "TRANSACTION PRICE" means, in respect of any acquisition, merger, purchase or sale, the aggregate of:

                 (i) in the case of an acquisition, merger or purchase, the sum of: (A) the aggregate Fair Market Value, as of the date of the acquisition, merger or purchase, of the consideration paid or delivered by Gulf, directly or indirectly, for the assets acquired pursuant to such acquisition, merger or purchase; and (B) the aggregate amount of all Liabilities assumed by Gulf, directly or indirectly, in respect of the assets acquired pursuant to such acquisition, merger or purchase; and

                 (ii) in the case of a sale, the sum of: (A) the aggregate Fair Market Value, as of the date of the sale, of the consideration paid or delivered to Gulf, directly or indirectly, for the assets sold; and (B) the aggregate amount of all Liabilities assumed by the purchaser of the assets from Gulf, directly or indirectly, in respect of the assets sold;

         "UNITED STATES DOLLARS", "U.S. DOLLARS" and the symbol "U.S.$" mean the lawful currency of the United States of America;

         "UNRESTRICTED SUBSIDIARIES" means all of the following Subsidiaries:

                 (i) each body corporate of which the Restricted Group beneficially owns, directly or indirectly, less than 100% of the Voting Securities;

                 (ii) any other Subsidiary that has Funded Debt unless any one or more of the following exceptions apply:

                          (A) such Funded Debt is non recourse to the Borrower or any such Restricted Subsidiary (other than such representations, warranties and covenants as are customary in non recourse financing not pertaining to the payment of principal or interest);

                          (B) the Funded Debt is owed to a member of the Restricted Group;

                          (C) the Senior Debt of the Borrower is assigned a rating of at least BB+ by Standard and Poor's and Ba1 by Moody's and the Funded Debt of that Subsidiary consolidated with the Funded Debt of its direct and indirect wholly owned Subsidiaries (other than those Subsidiaries designated as Unrestricted Subsidiaries in accordance with subsection 8.3(d)) does not exceed
                          2.5 times the aggregate EBITDA of that Subsidiary consolidated with the EBITDA of such direct and indirect wholly owned Subsidiaries, and each such Subsidiary shall also be a Restricted Subsidiary (whether or not it individually meets the foregoing test) unless the Borrower designates such Subsidiary as an Unrestricted Subsidiary in accordance with subsection 8.3(d);

                          (D) the Senior Debt of the Borrower is assigned a rating of at least BBB- by Standard and Poor's and Baa3 by Moody's and the Borrower is in compliance with subsection 8.1(l);

                          (E) the Subsidiary has delivered to the Agent a guarantee in form and substance acceptable to the Agent, acting reasonably, pursuant to which such Subsidiary guarantees all present and future indebtedness and liabilities to the Lenders under this Agreement together with an opinion in form and substance acceptable to the Agent, acting reasonably, including without limitation such matters as the enforceability of such guarantee and the absence of any conflict, breach or contravention with or of any material agreement relating to Funded Debt, provided however that the Agent, on behalf of the Lenders, shall release and cancel such guarantee upon the request of the Borrower if the Borrower subsequently designates such Subsidiary as an Unrestricted Subsidiary pursuant to subsection 8.3(d) or if such Subsidiary is then qualified to be a Restricted Subsidiary under another exception in this paragraph
                          (ii); or

                          (F) the aggregate of the Funded Debt of all such Subsidiaries qualifying as a Restricted Subsidiary pursuant to this paragraph (F) (excluding Subsidiaries that are otherwise qualified to be Unrestricted Subsidiaries pursuant to this definition or subsection 8.3(e)) does not exceed U.S. $10,000,000;

                 (iii) any other Subsidiary designated by the Borrower as an Unrestricted Subsidiary pursuant to subsection 8.3(d);

                 (iv) any Subsidiary (which does not otherwise qualify as an Unrestricted Subsidiary pursuant to the foregoing paragraphs or paragraph (v)) the designation of which as an Unrestricted Subsidiary is requested by the Borrower and approved by the Majority Lenders; and

                 (v) any Subsidiary of a Subsidiary that is an Unrestricted Subsidiary,

         but shall not include:

                 (vi) any Subsidiary that would otherwise qualify as an Unrestricted Subsidiary pursuant to paragraph (ii) if the Subsidiary has irrevocably deposited with a trustee as trust funds money in the respective currency in which the Funded Debt is payable in an amount sufficient to pay and discharge the entire indebtedness, liabilities and obligations in respect of such Funded Debt (including interest on amounts in default, if any) for the purpose of, specifically pledged as security for and dedicated solely to the retirement of all of such Funded Debt;

                 (vii) any Subsidiary that would otherwise qualify as an Unrestricted Subsidiary pursuant to paragraphs (i), (ii),
                 (iii) or (v), the designation of which as a Restricted Subsidiary is requested by the Borrower and approved by the Majority Lenders; and

                 (viii) any Unrestricted Subsidiary in respect of which the Borrower exercises the option in accordance with subsection 8.3(b) to treat such Subsidiary as a Restricted Subsidiary;

         and, as at the Effective Date, all of such Unrestricted Subsidiaries are set forth in Schedule L; and

         "VOTING SECURITIES" means securities to which are attached votes that may be cast to elect the directors, trustees or other individuals in a similar capacity of the issuer either under all circumstances or under some circumstances that have occurred and are continuing.

1.2              Certain Rules of Interpretation - In this Agreement:

         (a) time is of the essence in the performance of the Parties' respective obligations;

         (b) the headings of Articles and Sections are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of content;

         (c) the use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such Person or Persons or circumstances as the context otherwise permits;

         (d) whenever a provision of this Agreement requires an approval or consent by a Party to this Agreement and notification of such approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its consent or approval;

         (e) unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day which ends the period and by extending the period to the next Business Day following if the last day of the period is not a Business Day; and

         (f) whenever any payment is to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next Business Day following.

1.3 Accounting Principles - Wherever in this Agreement reference is made to generally accepted accounting principles ("GAAP"), such reference shall be deemed to be to consistently applied generally accepted accounting principles in effect in Canada, from time to time, provided that, for greater certainty, any change thereto shall not be applied retroactively to any circumstance prior to such change.

1.4 Cross-References - Unless otherwise specified, references in this Agreement to any Article, Section, subsection, paragraph or Schedule are references to such Article, Section, subsection, paragraph or Schedule of this Agreement and, unless otherwise specified, references in any Article, Section, subsection, paragraph or Schedule to any clause are references to such clause of such Article, Section, subsection, paragraph or Schedule.

1.5 Ratings - A rating, whether public or private, by DBRS, CBRS, Standard & Poor's or Moody's shall be deemed to be in effect: (i) in respect of any determination of interest in respect of Prime Rate Drawdowns, Base Rate Drawdowns and Libor Drawdowns on the next Interest Payment Date after receipt by the Agent of an announcement or publication by DBRS, CBRS, Standard & Poor's or Moody's, as the case may be, of such rating or, in the absence of such announcement or publication, of a written statement of the rating agency and will remain in effect until the next Interest Payment Date after the date when any change in such rating is deemed to be in effect; and (ii) otherwise, on the receipt by the Agent of an announcement or publication by DBRS, CBRS, Standard & Poor's or Moody's, as the case may be, of such rating or, in the absence of such announcement or publication, of a written statement of the rating agency and will remain in effect until such date as any change in such rating is deemed to be in effect.

1.6 Currency - Unless otherwise denoted or the context otherwise requires, any references to dollars, currency or $ herein are references to U.S. Dollars.

1.7 Schedules - The following are the Schedules to this Agreement and are incorporated by reference and deemed to be part of this Agreement:

         Schedule A               -        Schedule of Lenders
         Schedule B               -        Compliance Certificate
         Schedule C               -        Drawdown Notice
         Schedule D               -        Bankers' Acceptance Undertaking
         Schedule E               -        Extension Agreement
         Schedule F               -        Extension Request
         Schedule G               -        Bank Transfer Agreement
         Schedule H               -        Borrower's Counsel's Opinion
         Schedule I               -        Lenders' Counsel's Opinion
         Schedule J               -        Notice of Amendment of Unrestricted Subsidiaries
         Schedule K               -        Letter of Credit Documentation
         Schedule L               -        List of Unrestricted Subsidiaries


                                   ARTICLE II

                                  THE FACILITY

2.1              The Facility -

         (a) Commitment - Upon the terms and subject to the conditions herein set forth, the Lenders severally agree to establish in favour of the Borrower a revolving/term credit facility of up to a maximum of U.S. $700,000,000 (the "Facility") to be available to the Borrower in either U.S. Dollars or the Equivalent Amount of Canadian Dollars, or any combination thereof and otherwise in accordance with the provisions of this Agreement from time to time on any Business Day during the Revolving Period in an aggregate amount not to exceed at any time the amount set forth opposite such Lender's name on Schedule A, as reduced in accordance with this Agreement, (being such Lender's "Commitment Amount"). Each Drawdown shall be, for each Revolving Lender, in an aggregate amount not greater than such Revolving Lender's Commitment Amount less the Loans owed to it and shall consist of Advances made by it, rateably (subject to decrease in accordance with subsections 2.6(b) and 2.6(e) and Section 5.2, increase in accordance with subsection 2.6(c) and modification in accordance with Section 2.9) according to the proportion of the aggregate of all Revolving Lender's Commitment Amounts constituted by such Revolving Lender's Commitment Amount. Within the limits of each Lender's Commitment and subject to Section 2.7, the Borrower may borrow, repay and reborrow under this Section during the Revolving Period. Prior to the Term Out Date, any prepayments or repayments made by the Borrower in respect of Loans in the Revolving Period shall not reduce the Revolving Lender's Commitment Amounts.

         (b) Extension - Not more than 120 nor less than 60 days before the Term Out Date, the Borrower may, by delivery to the Agent of an Extension Request, request that the Revolving Lenders extend the Term Out Date with respect to the Commitment of such Lenders as the same was determined prior to giving effect to such Extension Request. Upon receipt of such Extension Request, the Agent shall distribute such Extension Request to each Revolving Lender. If the Agent receives confirmation from each of the Revolving Lenders of their execution of the Extension Agreement to which such Extension Notice relates within 30 days of receipt by such Lenders of the aforesaid Extension Request from the Agent, the Term Out Date with respect to the Commitments of such Revolving Lenders shall be extended from the date the Agent gives notice to the Borrower that each Revolving Lender has executed and delivered to the Agent the Extension Agreement and for the period (not exceeding 364 days) set forth in the Extension Agreement. Anything herein contained to the contrary notwithstanding, no Lender shall have any obligation to extend the Term Out Date hereunder and its decision to extend the Term Out Date shall be in its absolute discretion.

         (c) Extension Options - If one or more Revolving Lenders do not confirm their execution of the Extension Agreement to which such Extension Notice relates within the aforesaid 30 days (such Revolving Lenders being hereinafter referred to as "Nonextending Lenders"), the Borrower shall be entitled to:

                 (i) extend the Term Out Date with respect to the Commitments of the Revolving Lenders who have so confirmed their execution of the Extension Agreement (such Revolving Lenders being hereinafter referred to as the "Extending Lenders") from the date the Borrower notifies the Agent of the Borrower's exercise of this entitlement and for the period (not exceeding 364 days) set forth in the Extension Agreement and to terminate the Commitment(s) of the Nonextending Lender(s) unutilized as of the Term Out Date as the same was determined prior to giving effect to such Extension Request; or

                 (ii) extend the Term Out Date with respect to the Commitments of the Extending Lenders from the date the Borrower notifies the Agent of the Borrower's exercise of this entitlement and for the period (not exceeding 364 days) set forth in the Extension Agreement; prior to the fifth Business Day preceding the Term Out Date as the same was determined prior to giving effect to such Extension Report, replace one or more of the Nonextending Lenders with one or more Eligible Lenders (in respect of whom, the Term Out Date shall be the same date as the Term Out Date with respect to the Commitments of the Extending Lenders); and terminate the Commitment(s) of the Nonextending Lender(s), to the extent not so replaced, unutilized as of the Term Out Date as the same was determined prior to the Extension Request; or

                 (iii)    elect to revoke such Extension Request;

         provided that: (i) if the Borrower does not notify the Agent of its election hereunder prior to the fifth Business Day preceding the Term Out Date as the same was determined prior to giving effect to such Extension Request with respect to the Commitments of such Revolving Lenders, the Borrower shall be deemed to have elected to revoke such Extension Request; and (ii) if the Commitments of the Nonextending Lenders constitutes 25% or more of the Facility, all of the unutilized Commitments of all Revolving Lenders shall be terminated on the Term Out Date as the same was determined prior to giving effect to such Extension Request and the Term Out Date shall not be extended.

         (d) Cancellation of Unutilized Commitments - The unutilized portion of the Commitment of any Nonextending Lender and of all Revolving Lenders, if the Borrower determines or is deemed to have elected to revoke the Extension Request, shall terminate on the Term Out Date.

2.2 Purpose - The Facility shall be available to the Borrower for its general corporate purposes. Advances shall be used by the Borrower (i) for the repayment in full of the Existing Acquisition Facility and (ii) thereafter for lawful general corporate purposes of the Borrower and its Subsidiaries including, without limitation, the financing of oil and gas acquisitions and exploration and development activities.

2.3              Availment of Facility -

                 Upon the terms and subject to the conditions herein set forth, the Borrower may borrow under the Facility by way of:

                 (i)      Prime Rate Drawdowns;

                 (ii)     Base Rate Drawdowns;

                 (iii)    Libor Drawdowns;

                 (iv)     Bankers' Acceptance Drawdowns; and

                 (v)      L/C Drawdowns;

or any combination or combinations of the foregoing at the discretion of the Borrower.

2.4              Drawdown Notices -

                 A Drawdown Notice shall be substantially in the form set forth in Schedule C and shall state the type of Drawdown being requested, the proposed Drawdown Date, together with any other information required by such Schedule or this Section 2.4.

                 If a Drawdown Notice is given by fax, the Borrower shall send to the Agent written confirmation bearing an original signature of an authorized signatory of the Borrower of such notice within two Business Days of the giving of such notice. Any notice on which the Agent has acted, whether made by fax or otherwise in writing shall be irrevocable and binding on the Borrower.

                 The following notice periods shall apply to each type of
Drawdown:

         (a) Prime Rate Drawdowns and Base Rate Drawdowns - Subject to the terms and conditions of this Agreement, the Borrower shall be entitled to Prime Rate Drawdowns or Base Rate Drawdowns by giving a Drawdown Notice to the Agent by 10:00 a.m. (Calgary time) on no less than the number of Business Days prior to the proposed Drawdown Date set forth below:

         Amount of Drawdown (U.S.)                  Number of Business Days
         $0 - $10,000,000                                    one
         $10,000,001 - $50,000,000                           two
         Greater than $50,000,000                            three

         where the Amount of Drawdown shall be based upon the currency of the Advance proposed in the Drawdown Notice (or, where a Prime Rate Drawdown is requested, on the Equivalent Amount in U.S. Dollars) and more than one Drawdown Notice in respect of the same Drawdown Date shall for the purposes of this subsection be considered one Drawdown Notice.

         (b) Libor Drawdowns - Subject to the terms and conditions of this Agreement, the Borrower shall be entitled to Libor Drawdowns under the Facility by delivering a Drawdown Notice to the Agent by 10:00 a.m. (Calgary time) no less than three Business Days prior to the proposed Drawdown Date, which notice shall also specify the principal amount of the Drawdown and the Libor Interest Period selected in respect of such Drawdown;

         (c) Bankers' Acceptance Drawdowns - Subject to the terms and conditions of this Agreement, the Borrower shall be entitled to Bankers' Acceptance Drawdowns under the Facility, by delivering a Drawdown Notice to the Agent, by 10:00 a.m. (Calgary time) no less than one Business Day prior to the proposed Drawdown Date, which notice shall also specify the term and the aggregate face amount of the Bankers' Acceptances to be accepted by the Lenders; and

         (d) L/C Drawdowns - Subject to the terms and conditions of this Agreement, the Borrower shall be entitled to require the Lenders to issue Letters of Credit under the Facility by delivering a Drawdown Notice to the Agent with respect to the Letters of Credit being requested, by 10:00 a.m. (Calgary time) no less than five Business Days prior to the proposed Drawdown Date;

provided that if the Drawdown is an Advance to be used in whole or in part for any Potentially Hostile Acquisition, the Borrower shall deliver the Drawdown Notice relating to such Drawdown an additional two Business Days prior to the proposed Drawdown Date and the Drawdown Notice shall provide the name of the entity subject to the Potentially Hostile Acquisition. If the Borrower intends to use the Facility, in whole or in part, for any Potentially Hostile Acquisition in respect of which the Transaction Price may be in excess of U.S. $50,000,000, the Borrower shall provide written notice of its intention to so use the Facility to the Agent within one Business Day after its public announcement of the Potentially Hostile Acquisition and the Agent shall forthwith and, in any event, within one Business Day of receipt of such notice from the Borrower provide such notice to the Lenders. Each Drawdown Notice shall be irrevocable and binding on the Borrower.

2.5 Notice of Drawdown to Lenders - Promptly upon receipt of any Drawdown Notice or upon a drawing under any Letter of Credit, the Agent shall notify each Lender by facsimile of the proposed Drawdown or the drawing, as applicable, of such Lender's proportionate share thereof and of the other matters covered by the Drawdown Notice. In the case of a proposed Bankers' Acceptance Drawdown, the Agent shall also, on the Drawdown Date, notify each Lender and the Borrower of the applicable Reference BA Discount Rate. In the case of a proposed Drawdown by way of L/C Drawdown, the Agent shall also notify each Lender of the other relevant particulars of the Drawdown. Any such notice in respect of a drawing under a Letter of Credit shall be deemed to be a request for a Prime Rate Drawdown if the Letter of Credit is denominated in Canadian Dollars or a Base Rate Drawdown if the Letter of Credit is denominated in U.S. Dollars, in the amount of such drawing with a Drawdown Date on the next Business Day.

2.6              Funding

         (a) Each Lender shall, before 11:00 a.m. (Calgary time) on the Drawdown Date (other than in respect of Bankers' Acceptance Drawdowns which are addressed in subsection 2.6(d)) or the date a drawing by a beneficiary is to be made under a Letter of Credit, make available (for the account of such Lender's Lending Office) to the Agent at its Payment Office, in same day funds, such Lender's rateable portion (subject to subsection 2.6(e)) of any such Drawdown (other than an L/C Drawdown) or of such drawing under a Letter of

         Credit, as the case may be. In the case of a Drawdown (other than an L/C Drawdown), upon fulfilment of the applicable conditions precedent set forth in Article VI, the Agent will make such funds available to the Borrower at the Payment Office. Subject to subsections 2.6(e) and
         (f) in the case of an L/C Drawdown, upon fulfilment of the applicable conditions precedent set forth in Article VI, each Lender shall issue a Letter of Credit in the amount of such Lender's rateable portion of the amount of the L/C Drawdown based upon such Lender's Commitment and deliver the same to the Borrower at the Payment Office or at such other office of the Agent as the Borrower may reasonably request, and upon such issuance, each Lender shall be deemed to have made an Advance to the Borrower in such amount. In the case of a drawing by a beneficiary under a Letter of Credit, the Agent shall pay such funds to the beneficiary thereof and the Borrower shall be deemed to have converted such portion of the Advance which was deemed to occur on the issuance of the Letter of Credit into a Prime Rate Drawdown if the Letter of Credit is denominated in Canadian Dollars or a Base Rate Drawdown if the Letter of Credit is denominated in U.S. Dollars, in the amount of such payment on the date of such payment by the Agent;

         (b) At the option of the Borrower to be exercised by delivery of notice to that effect to the Agent at least five Business Days prior to the date of any proposed L/C Drawdown, the Borrower may obtain from up to five Lenders (which shall include the Agent as Lender) designated by the Borrower in such notice a quotation of the fees which such Lender would charge to act as issuer of the relevant Letter of Credit to be issued in connection with the L/C Drawdown. Upon the giving of such notice to such designated Lenders, any such Lender (including the Agent as Lender) may provide such a quotation to the Borrower not less than three Business Days prior to the date of the proposed L/C Drawdown. The Borrower shall accept the tender which is the lowest quotation tendered unless there are no quotations tendered that are less than 0.125% per annum, or there are quotations tendered that are equal to but no quotations less than 0.125% per annum, in which cases the Agent shall be deemed to have tendered a quotation of 0.125% per annum and the Agent shall be chosen to issue the relevant Letter of Credit on behalf of all Lenders (and for so doing, as set out below, shall be entitled to such fee of 0.125%). Forthwith following the tendering of the quotations, the Borrower shall notify the Agent of the identity of the issuing Lender and the face amount of the Letter of Credit to be issued. The Lender whose tender was so selected, shall, upon the request of the Borrower, issue the relevant Letter of Credit on behalf of all Lenders as provided in subsection 2.6(c) below, and shall be entitled to retain the full amount of the fee quoted or deemed to have been quoted by it. All fees under this paragraph shall be based on the face amount of the relevant Letter of Credit and payable quarterly in arrears in the same manner as described in Section 4.5; and

         (c) In the event that pursuant to subsection 2.6(b), the Agent or any other Lender acts as issuer of a Letter of Credit, the provisions of this Agreement with respect to L/C Drawdowns and drawings under a Letter of Credit shall apply mutatis mutandis and, without limiting the generality of the foregoing, upon issuance of the relevant Letter of Credit, each Lender shall be deemed to have made available the relevant L/C Drawdown and shall be liable to, and hereby indemnifies, the issuing Lender in respect of such Letter of Credit to the extent of such Lender's ratable portion of the face amount of such Letter of Credit, based on such Lender's Commitment. The Borrower shall provide to the issuing Lender of such Letter of Credit such documentation (not inconsistent with the provisions of Schedule K) as such issuing Lender may reasonably require in connection with such Letter of Credit and the Agent, acting reasonably, shall be entitled to determine any procedures to be followed in connection with the issuance of such Letter of Credit and any drawings thereunder.

         (d) Each Lender shall, before 11:00 a.m. (Calgary time) on the Drawdown Date in the case of a Bankers' Acceptance Drawdown, make available the Bankers' Acceptance Proceeds in respect of such Bankers' Acceptances. After the Agent's receipt of such funds and upon fulfilment of the applicable conditions precedent set forth in Article VI, the Agent will make such funds available to the Borrower at the Payment Office.

         (e) Notwithstanding subsection (a) and anything else to the contrary set forth herein, a Revolving Lender shall not be required to make available any portion of any Drawdown that will be used directly and indirectly in, or result, directly or indirectly, in a Potentially Hostile Acquisition, if the Revolving Lender is a Conflicted Lender provided that a Lender will be deemed not to be a Conflicted Lender in respect of any Drawdown unless the Lender gives notice to the Agent of the Lender's status as a Conflicted Lender within one Business Day of the notice to the Lender by the Agent of such Drawdown, provided further that a Conflicted Lender that does not make available a Drawdown that will be used directly or indirectly in, or result, directly or indirectly, in a Potentially Hostile Acquisition shall (notwithstanding any other provision of this Agreement) not be entitled to vote in respect of any determination required by Majority Lenders in connection with such Drawdown and the principal amount of the Loans or the amount of the Commitment of such Conflicted Lender shall be excluded in the determination of the Majority Lenders in such connection. In respect of any Subsequent Drawdown(s) in respect of which a previously Conflicted Lender is not a Conflicted Lender, the portion of such Drawdown(s) to be made available by such Conflicted Lender shall be allocated by the Agent so as to result, to the extent possible, in the outstanding Loans of the Revolving Lenders, including such Conflicted Lender, being in the same proportion as the aggregate of all Revolving Lenders' Commitments constituted by such Revolving Lender's Commitment.

         (f) If the Agent receives notice from a Conflicted Lender prior to the date of any Drawdown that such Lender's rateable portion of such Drawdown will not be made available in reliance upon subsection 2.6(e), the portion of the Drawdown to be provided by each other Revolving Lender shall be increased so as to equal the proportion of the aggregate of all Revolving Lender's Commitments, excluding the Commitment of the Conflicted Lender, constituted by such other Revolving Lender's Commitment provided that, after giving effect to the Drawdown, such Revolving Lender's Outstanding Amount does not exceed such Revolving Lender's Commitment Amount.

2.7 Funding Reliance; Lender's Failure to Fund - Unless the Agent shall have received notice from a Lender prior to any Drawdown Date that such Lender's rateable portion of such

Drawdown will not be made available as provided for in subsection 2.6(e), the Agent may assume that each Lender will make available to the Agent its ratable portion of any Drawdown requested in a Drawdown Notice on the date of such Drawdown in accordance (other than an L/C Drawdown) with Section 2.6 and the Agent may, in reliance upon such assumption, but shall not be obligated to, make available to the Borrower on such date a corresponding amount. If and to the extent any such Lender shall not have so made such rateable portion available to the Agent and the Agent shall have so made such corresponding amount available to the Borrower, such Lender and the Borrower severally agree to pay or repay to the Agent (on the next Business Day following notice thereof by the Agent to the Borrower) such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Drawdowns hereunder and (ii) in the case of such Lender, the Prime Rate and, on demand, to indemnify the Agent against any cost or loss it may suffer or incur in connection with or related to the Agent having made such amount available to the Borrower prior to having received the corresponding amount. If such Lender shall pay to the Agent such corresponding amount, such amount so paid shall constitute such Lender's Advance as part of such Drawdown for purposes of this Agreement.

2.8 Several Funding Obligations - The failure of any Lender to make an Advance to be made by it as part of any Drawdown shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the Drawdown Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the Drawdown Date.

2.9              Pro-Rata Treatment of Drawdowns -

         (a) Each Drawdown shall be made available by each Lender and all repayments and reductions in respect thereof shall be made and applied in a manner so that the Drawdowns outstanding hereunder to each Lender will, to the extent possible, thereafter be pro rata to the respective Commitments of the Lenders. Subject to subsections 2.6(e) and (f), the Agent is authorized by the Borrower and each Lender to determine, in its sole and unfettered discretion, the portion of each Drawdown and each type of Drawdown to be made available by each Lender and the application of repayments and reductions of Loans to give effect to the provisions of this Section provided that, no Lender shall, as a result of any such determination, have Loans outstanding in an amount which is in excess of the amount of its Commitment.

         (b) In the event it is not practicable to allocate Bankers' Acceptances to each Lender such that the aggregate amount of Bankers' Acceptances required to be purchased by such Lender hereunder is in a whole multiple of Cdn. $100,000, the Agent is authorized by the Borrower and each Lender to make such allocation as the Agent determines in its sole and unfettered discretion may be equitable in the circumstances and, if the aggregate amount of such Bankers' Acceptances is not a whole multiple of Cdn. $100,000, then the Agent may allocate (on a basis considered by it to be equitable) the excess of such Drawdown over the next lowest whole multiple of Cdn. $100,000 to one Lender, which shall purchase a Bankers'

         Acceptance with a face amount equal to the excess and having the same term as the corresponding Bankers' Acceptances. In no event shall the portion of the outstanding Loans of a Lender exceed the proportion of the aggregate of all Lender's Commitments constituted by such Lenders' Commitment by more than Cdn. $100,000 as a result of such exercise of discretion by the Agent.

2.10 Restrictions on Drawdowns - Each Drawdown under the Facility shall be subject to the following restrictions, as applicable:

         (a)     all Drawdowns shall be made on a Business Day;

         (b) after giving effect to a Drawdown, the Outstanding Amount shall not exceed the aggregate of the Commitment Amounts;

         (c) no Drawdowns will be permitted if an Event of Default has occurred and is continuing or (other than in the case of a Conversion or Rollover, provided that, in the case of a Conversion or Rollover into a Bankers' Acceptance Drawdown or Libor Drawdown, the maturity date or the applicable Libor Interest Period shall not extend beyond the earliest date upon which the event would constitute an Event of Default) if an event has occurred and is continuing which with the giving of notice, the passing of time, or both, would constitute an Event of Default;

         (d) Drawdowns shall be in Canadian Dollars or United States Dollars as stipulated and at such time stipulated in the Drawdown Notice duly provided by the Borrower to the Agent in respect thereof, subject to the restrictions and limitations of this Agreement and upon fulfilment of all conditions precedent to such Drawdown;

         (e) each Drawdown by way of a Bankers' Acceptance Drawdown shall be in a minimum principal amount of Cdn. $10,000,000 and additional increments of integral multiples of Cdn. $1,000,000;

         (f) each Drawdown by way of a Libor Drawdown shall be in a minimum principal amount of U.S. $10,000,000 and additional increments of integral multiples of U.S. $1,000,000;

         (g) each Letter of Credit shall be in a minimum amount of Cdn. $5,000,000 or U.S. $5,000,000, as the case may be;

         (h) no Libor Drawdown, Bankers' Acceptance or Letter of Credit issued pursuant to an L/C Drawdown shall have a maturity or expiry date later than the Maturity Date or that is inconsistent with any other obligation to repay the whole or any part of the principal amount of Loans under this Agreement;

         (i) the obligation of any Lender to make any Libor Drawdown for any period exceeding 6 months (including the Conversion of any other Drawdown into a Libor Drawdown) is contingent upon its favourable determination that sufficient U.S. Dollars are available to it to fund such Libor Drawdown for such period;

         (j) the amount of Letters of Credit Loans at any time shall not exceed U.S. $100,000,000; and

         (k) no Letter of Credit shall have an expiry date of more than one year from the date of issuance of such Letter of Credit.

2.11 Conversion Option - Subject to the provisions of this Agreement, the Borrower may, by giving to the Agent a Drawdown Notice in accordance with Section 2.4:

         (a) convert all or any portion of a Prime Rate Drawdown into a Base Rate Drawdown, Libor Drawdown or Bankers' Acceptance Drawdown;

         (b) convert all or any portion of a Base Rate Drawdown into a Prime Rate Drawdown, Libor Drawdown or Bankers' Acceptance Drawdown;

         (c) on the last day of the Libor Interest Period, convert all or any portion of such Libor Drawdown into a Prime Rate Drawdown, Base Rate Drawdown or Bankers' Acceptance Drawdown; or

         (d) on the maturity date of a Bankers' Acceptance Drawdown, convert all or any portion of such Bankers' Acceptance Drawdown into a Prime Rate Drawdown, Base Rate Drawdown or Libor Drawdown.

         In respect of any Conversion which effects a change in the currency of such Drawdown from Canadian Dollars to U.S. Dollars, or vice versa, repayment shall be made in the currency of the Drawdown being converted and the Conversion shall be made at the Exchange Rate on the date of such Conversion provided that for the purposes of determining compliance with subsection 2.10(b) in respect of any Conversion which effects a change in the currency of such Drawdown from Canadian Dollars to U.S. Dollars or vice versa, the Equivalent Amount of Canadian Dollars shall be determined as of the date of the Drawdown Notice.

         In the case of a Conversion of a Prime Rate Drawdown, Base Rate Drawdown or Libor Drawdown into a Bankers' Acceptance Drawdown, the Bankers' Acceptance Proceeds shall be retained by the Agent to be applied to the principal amount of the converted Drawdown and the Borrower shall pay to the Agent on the date of such Conversion an amount equal to the difference between the principal amount at maturity of the Bankers' Acceptance and the Bankers' Acceptance Proceeds therefrom.

2.12             Rollovers -

         (a) The Borrower may roll over any Libor Drawdown (on the last day of the applicable Libor Interest Period) into another Libor Drawdown or Bankers' Acceptance Drawdown (on the maturity of the applicable Bankers' Acceptance) into another Bankers' Acceptance Drawdown, by giving the Agent the appropriate Drawdown Notice pursuant to Section 2.4.

         (b) The Bankers' Acceptance Proceeds of the new Bankers' Acceptance shall be retained by the Agent to be applied by it to the principal amount of the maturing Bankers' Acceptance and the Borrower shall pay to the Agent, on the maturity date of the maturing Bankers' Acceptance an amount equal to the difference between the principal amount at maturity of the maturing Bankers' Acceptance and the Bankers' Acceptance Proceeds of the replacement Bankers' Acceptance.

         (c) Notwithstanding any other provision of this Agreement, if the Borrower fails to deliver such a Drawdown Notice to the Agent in respect of a Libor Drawdown (or pay to the Agent an amount equal to such Libor Drawdown on or before the expiration of such Libor Interest Period as applicable) or in any case, during the continuance of an Event of Default, then the relevant amount of the Libor Drawdown shall, at the expiration of such Libor Interest Period, be deemed to be converted into a Base Rate Drawdown, in an amount equal to the principal amount of such Libor Drawdown.

         (d) Notwithstanding any other provision of this Agreement, if the Borrower fails to deliver such a Drawdown Notice to the Agent in respect of a Bankers' Acceptance Drawdown (or pay to the Agent an amount equal to the principal amount of the maturing Bankers' Acceptance on or before the maturity date thereof), then the maturing Bankers' Acceptance paid by the Agent shall be deemed, upon such payment, to be converted into a Prime Rate Drawdown in an amount equal to the face amount of such maturing Bankers' Acceptance.

2.13 Evidence of Indebtedness - The Agent shall open and maintain on its books at the Payment Office, accounts in respect of the Facility to evidence the Loans under the Facility and all other amounts owing by the Borrower to the Lenders or the Agent hereunder. The Agent shall enter in the foregoing accounts details of all amounts from time to time owing, paid or repaid by the Borrower hereunder. The information entered in the foregoing accounts shall constitute prima facie evidence of the obligations of the Borrower to the Lenders and the Agent hereunder with respect to the Loans and all other amounts owing by the Borrower to the Lenders or the Agent hereunder. The Borrower shall, on reasonable notice to the Agent, be entitled to obtain from the Agent extracts of all entries made in such accounts.

2.14 Netting - On any transaction date, the Agent shall be entitled to net amounts payable on such date by the Agent to a Lender against amounts payable on such date by such Lender to the Agent, in connection with transactions conducted under this Agreement in the same type of Advance, for the account of the Borrower. Similarly, on any transaction date, the Borrower hereby authorizes each Lender to net amounts payable on such date by such Lender to the Agent, for the account of the Borrower, against amounts payable on such date by the Borrower to such Lender under this Agreement in accordance with the Agent's calculations.


                                  ARTICLE III

                         FURTHER PROVISIONS RELATING TO
                           LIBOR DRAWDOWNS, BANKERS'
                       ACCEPTANCES AND LETTERS OF CREDIT

3.1 Effects of Change of Law - If, at any time, a Lender determines in good faith, which determination shall be final, conclusive and binding upon the Borrower, absent manifest error, that: (a) by reason of circumstances affecting financial markets inside or outside the United States, deposits of U.S. Dollars are unavailable to such Lender in London; (b) adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided in the definition of Libor Rate; (c) the making or continuation of any Libor Drawdown has been made impracticable: (i) by the occurrence of a contingency which materially and adversely affects the funding, in the London interbank market generally, of Libor Loans at any interest rate computed on the basis of the Libor Rate; or (ii) by reason of a change since the date of this Agreement in any Applicable Law by any Government Authorities charged with the administration thereof affecting such Lender or any relevant financial market, the Libor Rate shall no longer represent the effective cost to such Lender of deposits to fund Libor Drawdowns; or (d) any change to present Law or the enactment of any future Law or any change therein or in the interpretation or application thereof by any Government Authorities charged with the administration thereof or by any court, has made it unlawful for such Lender to make or maintain or to give effect to its obligations in respect of Libor Drawdowns as contemplated hereby, then:

         (a) the right of the Borrower to request Libor Drawdowns from such Lender shall be suspended until such Lender determines that the circumstances causing such suspension no longer exist;

         (b) if any affected Libor Drawdown from such Lender is not yet outstanding, any applicable outstanding Advance Notice shall be deemed to be an Advance Notice for a Base Rate Advance in the same amount;

         (c) if any Libor Drawdown from such Lender is outstanding at any time when the right of the Borrower to request Libor Drawdowns from such Lender is suspended, it and all other Libor Drawdowns from such Lender shall become, on the last day of the then current Libor Interest Period applicable thereto (or on such earlier date as may be required to comply with any Applicable Law), a Base Rate Drawdown and shall remain outstanding as a Base Rate Drawdown, until such time as such Lender determines that the circumstances causing such suspension no longer exist; and

         (d) upon a determination by such Lender that the circumstances causing the suspension of Libor Loans no longer exist, each Base Rate Drawdown outstanding as a result of subsection 3.1(c) may be converted, subject to availability, by the Borrower in accordance herewith to a Libor Drawdown maturing on the last day of any Libor Interest Period for any outstanding Libor Drawdowns or, if no Libor Drawdowns are then outstanding, at any time by giving the Agent the appropriate Drawdown Notice pursuant to Section 2.4.

3.2              Illegality

         (a) If after the date of this Agreement any change occurs in any Applicable Law, or in the interpretation or application thereof by any court or by any Government Authority or other authority or entity charged with the administration thereof, which makes it unlawful for any Lender (in its opinion, acting reasonably and in good faith) to make, fund or maintain any part of the Facility or to give effect to its obligations in respect of any Drawdowns thereunder, the Lender may, by written notice thereof to the Borrower and the Agent, declare its obligations under this Agreement to be terminated with respect to such affected part of the Facility (which notice shall be final, conclusive and binding upon the Borrower, absent manifest error), whereupon the same shall forthwith terminate.

         (b) Any such notice shall be accompanied by a certificate of an officer of the Lender identifying in reasonable detail the event or condition which makes it unlawful for the Lender to lend or allow to remain outstanding such portions of the Facility or any Drawdowns thereunder (such notice to be final, conclusive and binding upon the Borrower, absent manifest error).

         (c) The Borrower shall: (i) prepay to the Lender within the greater of: (A) ten Business Days after such notice; and (B) the time required by such law, (or at the end of such longer period as the Lender at its discretion has agreed) the principal amount of all Drawdowns so affected together with accrued interest and such other amounts which may be payable hereunder as a result of such prepayment (excluding any cost associated with the repayment by the Borrower of a Libor Drawdown other than at the expiration of the applicable Libor Interest Period); or (ii) prior to the date of such required repayment, replace such Lender with one or more Eligible Lenders (in respect of whom the Term Out Date shall be the same date as the Term Out Date with respect to the Commitment of the Lender being replaced).

         (d) If any such change shall only affect a portion of the Lender's obligations under this Agreement which is, in the reasonable opinion of the Lender, severable from the remainder of this Agreement so that the remainder of this Agreement may be continued in full force and effect without otherwise affecting any of the obligations of the Lender or the Borrower hereunder in respect of such Lender or under any of the other documents contemplated hereby, the Lender shall only declare its obligations under the affected portion so terminated.

         (e) In the event that the provisions of this Section 3.2 are, or threaten to become applicable in respect of any Lender, such Lender shall use its reasonable efforts (at the expense of the Borrower) to change its Lending Office or take such other action as may be reasonable in the circumstances to eliminate the applicability of this Section 3.2 to such Lender.

3.3              Bankers' Acceptances

         (a) Delivery of Blank Drafts - To facilitate the acceptance of Bankers' Acceptances pursuant to this Agreement the Borrower shall, upon the execution of this Agreement and from time to time as required by the Lenders, provide to the Lenders drafts duly endorsed in blank by the Borrower in quantities sufficient for the Lenders to fulfil their obligations hereunder. None of the Agent and the Lenders shall be responsible or liable for any failure to issue a Bankers' Acceptance as required hereunder if the cause of such failure is, in whole or in part, due to the failure of the Borrower to provide requested drafts to the Lender on a timely basis, nor shall any of the Agent and the Lenders be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such draft except a loss or improper use arising by reason of the failure of the Agent or the Lender, as the case may be, to exercise the same degree of care with respect to such draft as it exercises for its own securities.

         (b) Documentation - Prior to any Bankers' Acceptance Drawdown being made available, the Borrower shall have executed and delivered to the Agent the Bankers' Acceptance Undertaking.

         (c) Maturing Bankers' Acceptances - In anticipation of the maturity of each Bankers' Acceptance issued hereunder, the Borrower may either:

                 (i) deliver to the Agent a Drawdown Notice requesting the Conversion or Rollover of such Bankers' Acceptance pursuant to the provisions of Section 2.11 or 2.12, respectively; or

                 (ii) not later than 10:00 a.m. (Calgary time) on the maturity date of the relevant Bankers' Acceptance, pay to the Agent an amount equal to the principal amount of the maturing Bankers' Acceptance.

         In the event the Borrower shall fail to so notify the Agent of a Rollover or Conversion or shall fail to make such payment, as the case may be, the face amount of the maturing Bankers' Acceptance shall be converted into a Prime Rate Drawdown on the relevant maturity date.

         (d) Discount Rate - The Agent shall advise the Borrower, as soon as practicable but in any event prior to 10:30 a.m. (Calgary time) on the date of any Bankers' Acceptance Drawdown, of the Reference BA Discount Rate applicable to each Bankers' Acceptance thereunder.

3.4              Issuance of Letters of Credit

         (a) Form of Letters of Credit - Any Letter of Credit to be issued by the Lenders under the Facility shall be in such form as may be agreed upon by the Borrower and the relevant issuing Lender, each acting reasonably.

         (b) Documentation - Prior to any L/C Drawdowns, the Borrower shall have executed and delivered the Letter of Credit Documentation to the issuer of the relevant Letter of Credit.

         (c) Prepayment - The Borrower may, at any time, and shall, if the repayment or required repayment of any of the Loans would require the reduction of L/C Drawdowns, surrender to the Agent any Letter(s) of Credit having an aggregate remaining face amount at least equal to the required reduction to the Agent or, deposit cash with the Agent for the account of each of the Lenders rateably in accordance with the Letters of Credit Loans outstanding to such Lender, in an interest-bearing collateral cash account of the Borrower with the Agent, with interest at the Agent's prevailing rate for similar deposits, in an amount equal to the required reduction. Upon such surrender or receipt of such cash, the L/C Drawdowns outstanding under the Facility shall be deemed to have been reduced by the aggregate remaining face amount of the Letters of Credit so surrendered or the amount of such cash so deposited together with interest thereon as applicable.

                                   ARTICLE IV

                       PAYMENT OF INTEREST AND OTHER FEES

4.1 Interest on Prime Rate Drawdowns - The Borrower shall pay interest in Canadian Dollars on the principal amount of each Prime Rate Drawdown (with, subject to Section 4.7, interest on overdue interest at the same rate) at a nominal rate per annum equal to the Prime Rate in effect from time to time plus the incremental number of Basis Points set forth in respect of Prime Rate Drawdowns in Section 4.6.

Interest on each Prime Rate Drawdown shall accrue daily on the outstanding principal balance thereof and shall be calculated and payable in arrears:

         (a) on each successive Interest Payment Date, for the period then ending;

         (b) in the case of a prepayment of part or all of a Prime Rate Drawdown, on the date of such prepayment, with respect to interest accrued on the amount of principal being prepaid;

         (c) in the case of amounts repaid pursuant to Section 5.2, 5.3 or 5.5, on the date of such repayment, with respect to interest accrued on the amount of principal of any Prime Rate Drawdown being repaid; and

         (d) on the date that all amounts owing hereunder are repaid in full, whether on demand, by reason of acceleration or otherwise;

on the basis of the actual number of days for which a particular principal amount is outstanding computed on the basis of a year of 365 days, or 366 days in the case of a leap year. Interest on overdue interest on Prime Rate Drawdowns shall be payable on demand. Changes in the Prime Rate shall cause an immediate and automatic adjustment of the interest rate applicable to each Prime Rate Drawdown as and from the effective date of such change without the necessity of any notice to the Borrower, such notice being hereby expressly waived by the Borrower. Interest on the Prime Rate Drawdowns shall be payable in accordance with the foregoing after as well as before demand, default, maturity and judgment.

4.2 Interest on Base Rate Drawdowns - The Borrower shall pay interest in United States Dollars to the Agent on the principal amount of each Base Rate Drawdown (with, subject to Section 4.7, interest on overdue interest at the same rate) at a nominal rate per annum equal to the Base Rate in effect from time to time plus the incremental number of Basis Points set forth in respect of Base Rate Drawdowns in Section 4.6.

                 Interest on each Base Rate Drawdown shall accrue daily on the outstanding principal balance thereof and shall be calculated and payable in arrears:

         (a) on each successive Interest Payment Date, for the period then ending;

         (b) in the case of a prepayment of part or all of a Base Rate Drawdown, on the date of such prepayment, with respect to interest accrued on the amount of principal being prepaid;

         (c) in the case of amounts repaid pursuant to Section 5.2, 5.3 or 5.5, on the date of such repayment with respect to interest accrued on the amount of the principal of any Base Rate Drawdown being repaid; and

         (d) on the date that all amounts owing hereunder are repaid in full, whether on demand, by reason of acceleration or otherwise;

on the basis of the actual number of days for which a particular principal amount is outstanding, computed on the basis of a year of 365 days or 366 days in the case of a leap year. Interest on overdue interest on Base Rate Drawdowns shall be payable on demand. Changes in the Base Rate shall cause an immediate and automatic adjustment of the interest rate applicable to each Base Rate Drawdown as and from the effective date of such change without the necessity of any notice to the Borrower, such notice being hereby expressly waived by the Borrower. Interest on the Base Rate Drawdowns shall be payable in accordance with the foregoing after as well as before demand, default, maturity and judgment.

4.3 Interest on Libor Drawdowns - The Borrower shall pay interest in United States Dollars on the principal amount of each Libor Drawdown for the Libor Interest Period applicable thereto at a nominal rate per annum equal to the Libor Rate applicable to such Libor Drawdown plus the incremental number of Basis Points set forth in respect of Libor Drawdowns in Section 4.6.

Interest on each Libor Drawdown shall accrue daily on the amount of such Libor Drawdown and shall be calculated and payable in arrears on each successive Interest Payment Date applicable to a Libor Drawdown, on the basis of the actual number of days for which such Libor Drawdown is outstanding, computed on the basis of a year of 360 days. Interest on each Libor Drawdown shall be payable in accordance with the foregoing after as well as before demand, default, maturity and judgment.

4.4 Stamping Fees on Bankers' Acceptances - The Borrower shall pay, in respect of each draft accepted by the Lenders as a Bankers' Acceptance, a stamping fee equal to a nominal rate per annum equal to the number of Basis Points set forth in respect of Bankers' Acceptances in Section 4.6, in each case, of the face amount of such Bankers' Acceptance and calculated over the term of such Bankers' Acceptance, such stamping fee to be payable on the date of issuance of the Bankers' Acceptance.

4.5 Fees for Letters of Credit - The Borrower shall pay with respect to each Letter of Credit issued hereunder, in addition to any fee payable under Section 2.6, a fee equal to a nominal rate per annum equal to the number of Basis Points set forth in respect of Letters of Credit in Section 4.6, calculated on the face amount of the relevant Letter of Credit over the term of the Letter of Credit, such fee to be payable at the time of issuance. If any Letter of Credit is cancelled or drawndown prior to expiration of its term, the fee applicable to the remaining term thereof shall be refunded to the Borrower.

4.6 Incremental Interest and Fees - Until, pursuant to Section 5.2, the aggregate of the Lenders' Commitment Amounts and principal amount of the Loans made by the Lenders under the Facility has been reduced to U.S. $500,000,000, the applicable Basis Points or incremental Basis Points payable in respect of Loans shall be as set forth below:

      Prime Rate Drawdowns                                    0 bp
      (Prime Rate plus)

      Base Rate Drawdowns                                     0 bp
      (Base Rate plus)

      Bankers' Acceptances                                    87.5 bp
      (Stamping Fee)

      LIBOR Drawdowns                                         87.5 bp
      (Libor Rate plus)

      Letters of Credit                                       87.5 bp

      Commitment Fee                                          37.5 bp


     Thereafter, the applicable Basis Points or incremental Basis Points payable in respect of Loans shall be as set forth below in the column setting forth the lowest of the two highest ratings assigned the Borrower by Standard and Poor's, Moody's, DBRS and CBRS provided that one of the two ratings has been assigned by Standard and Poor's or Moody's.

 Standard and Poor's          BBB+ or             BBB          BBB-            BB+             BB or
                              Higher                                                            Lower

 Moody's                      Baa1 or             Baa2         Baa3            Ba1             Ba2 or
                              Higher                                                            Lower

 DBRS                         BBB (high) or       BBB          BBB(low)        BB (high)       BB or
                              Higher                                                            Lower

 CBRS                         B++ (high) or       B++          B++ (low)       B+ (high)       B+ or
                              Higher                                                            Lower

 Interest Rates and Fees
 Prime Rate Drawdowns
 (Prime Rate plus)             0 bp               0 bp           0 bp            0 bp            0 bp

 Base Rate Drawdowns
 (Base Rate plus)              0 bp               0 bp           0 bp            0 bp            0 bp

 Bankers' Acceptances
 (Stamping Fee)               30 bp              40 bp          50 bp           65 bp           75 bp

 LIBOR Drawdowns
 (Libor Rate plus)            30 bp              40 bp          50 bp           65 bp           75 bp

 Letters of Credit            30 bp              40 bp          50 bp           65 bp           75 bp

 Commitment Fee                8 bp               9 bp          10 bp         12.5 bp           25 bp


4.7 Interest on Unpaid Costs and Expenses - Unless the payment of interest is otherwise specifically provided for herein, where the Borrower fails to pay to the Agent any amount required to be paid by it to the Agent hereunder (including unpaid interest), the Borrower shall pay interest on such unpaid amount from the time such amount is due until such amount is paid in full at a nominal rate per annum, equal to the Prime Rate in effect from time to time plus 2% with respect to amounts required to be paid by the Borrower in Canadian Dollars, and at a nominal rate per annum, equal to the Base Rate in effect from time to time plus 2% with respect to amounts required to be paid by the Borrower in U.S. Dollars, such interest to be computed on the basis of a year of 365 days or 366 days in the case of a leap year and to be calculated and (to the maximum extent permitted by Applicable Law) compounded monthly on each Interest Payment Date and to be payable on demand as well after as before default, maturity and judgment, with interest on any unpaid interest at the same rate.

4.8 Annual Rates of Interest - For the purposes of the Interest Act (Canada), whenever interest payable pursuant to this Agreement is calculated on the basis of a period other than a calendar year (the "Interest Period"), each rate of interest determined pursuant to such calculation expressed as an annual rate is equivalent to such rate as so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by the number of days in the Interest Period.

4.9              Commitment Fee

         (a) Calculation and Payment - Commencing on the Effective Date, the Borrower shall pay to the Agent a commitment fee in U.S. Dollars equal to a nominal rate per annum set forth in respect of the Commitment Fee in Section 4.6 (based on a 365 day year, or 366 days in the case of a leap year) on the undrawn portion of the Facility, such fee to be calculated quarterly in arrears on the daily undrawn portion of the Facility, to accrue to and including the last day of each Fiscal Quarter to be invoiced by the Agent to the Borrower and to be paid quarterly on or before the third Business Day of the next succeeding Fiscal Quarter following receipt of such invoice.

         (b) Calculation of Undrawn Portion - The undrawn portion of the Facility shall be calculated by deducting the Outstanding Amount from the aggregate of the Commitment Amounts.

4.10 Limitation on Interest - Notwithstanding any other provisions of this Agreement or any other document entered into in connection with this Agreement, the Borrower shall not be obliged to make any payments of interest or other amounts payable to the Agent hereunder or under any other document entered into in connection with this Agreement in an amount or rate equal to or in excess of that which would be prohibited by law or would result in the receipt by the Lenders of interest at a criminal rate (as the terms "interest" and "criminal rate" are defined under the Criminal Code (Canada)) or which would contravene any local usury laws which may be applicable to any obligations of the Borrower to the Lenders or the Agent under or in connection with this Agreement.

4.11 Increased Costs - If, after the Effective Date, there is adopted any Applicable Law, any change therein or any change in the interpretation or application thereof by any court or by any Government Authority or other authority or entity charged with the administration thereof, whether or not having the force of law, which:

         (a) subjects any Lender to any Taxes or changes the basis of taxation, or increases any existing Taxes, on payments of principal, interest or other amounts payable by the Borrower to the Lender under this Agreement (except for Taxes on the overall net income or capital of the Lender);

         (b) imposes, modifies or deems applicable any reserve, cash margin, special deposit or similar requirements against assets held by, or deposits in or for the account of or loans by or any other acquisition of funds by the relevant funding office of any Lender; or

         (c) imposes on any Lender or any Person controlling such Lender a requirement to maintain or allocate additional capital in relation to the Facility;

(other than as a result of a change in the credit rating of the Borrower) in a manner uniform with other financial institutions listed in the same Schedule to the Bank Act (Canada) as the Lender if such other financial institutions were substituted for the Lender hereunder and the result of any of the foregoing is, in the opinion of such Lender (acting reasonably and in good faith), to increase the cost to such Lender of making or maintaining any Drawdown or reduce the income receivable by such Lender in respect of any Drawdown by an amount which is material, then upon such Lender giving written notice thereof, from time to time, to the Agent and the Borrower (such notice to set out in reasonable detail the facts giving rise to and a summary calculation of, such increased cost or reduced income and to be final, conclusive and binding upon the Borrower, absent manifest error), the Borrower shall pay to such Lender, not later than five Business Days after such notice, that amount which shall compensate such Lender for such additional cost or reduction in income (arising to or incurred by the Lender not more than 90 days prior to the date of such notice) and thereafter on each issuance of a Bankers' Acceptance and date for payment of fees in respect of Letters of Credit and Interest Payment Date, in all other cases. For greater certainty, the Borrower shall not be required to compensate any Lender for any withholding taxes which the Borrower is required to withhold and remit in respect of any principal, interest or other amount paid or payable by the Borrower to any Lender in accordance with the terms of this Agreement unless such obligation arises as a result of an action by the Borrower.

4.12 Waiver of Judgment Interest Act (Alberta) - To the extent permitted by Applicable Law, the provisions of the Judgment Interest Act (Alberta) shall not apply to this Agreement and are hereby expressly waived by the Borrower.


                                   ARTICLE V

                           REPAYMENTS AND PREPAYMENTS

5.1              Amounts Under Facility May be Reborrowed - Subject to Section
5.2 and to the other terms and conditions of this Agreement and as long as there shall not have occurred and be continuing an Event of Default or any event which with the giving of notice, the passing of time, or both, would constitute an Event of Default, any amounts borrowed under the Facility and repaid from time to time may be reborrowed during the Revolving Period.

5.2              Mandatory Facility Reductions

         (a) Until such time as the aggregate of the Available Facility Amount and the Outstanding Amount has been permanently reduced to U.S. $500,000,000, the Borrower shall make repayments and permanent reductions in the Available Facility Amount and shall repay to each of the Lenders, rateably according to the proportion of the aggregate of all Revolving Lenders' Commitment Amounts constituted by such Revolving Lender's Commitment Amount, the aggregate of all of the following amounts received on or prior to April 30, 1998: (A) the Net Proceeds from the issuance of securities by the Borrower (other than for proceeds received by the Borrower from the issuance of shares pursuant to the exercise of options under the existing employee and director stock option plans of the Borrower, except to the extent that the proceeds of such exercises aggregate at least Cdn. $5,000,000 in any seven day period, and proceeds from the issuance of senior and subordinated debt securities); and (B) 50% of the sum of the Net Proceeds from asset sales by the Borrower and the Restricted Subsidiaries (except to the extent such Restricted Subsidiaries do not make such payments because they are precluded from doing so pursuant to the terms of their Funded Debt) and from secondary distributions of securities by the Borrower or its Subsidiaries, including without limitation the shares in the capital of Gulf Indonesia Resources Limited held directly or indirectly by the Borrower. For greater certainty, no prepayments will be required to be made by the Borrower in respect of Net Proceeds attributable to (i) the sale of accounts receivable under the Receivables Purchase and Sale Agreement dated November 29, 1994, as amended, among the Borrower, Corporate Receivables Trust and Toronto Dominion Securities Inc., or any replacement of such arrangement; (ii) the surrender, exchange, lease, sublease or farmout of any property or assets in the ordinary course of business; (iii) the sale of production of hydrocarbons or by-products in the ordinary course of business; (iv) the sale or other disposition of property or assets not exceeding U.S. $1,000,000 in respect of any single transaction or related series of transactions and in an aggregate amount not exceeding U.S. $5,000,000 in any fiscal year; and (v) sales or other dispositions of assets or property from one member of the Restricted Group to another member of the Restricted Group. Such prepayments shall be made within five Business Days of completion of each such transaction (except to the extent that prepayments in respect of Libor Loans could not be made at such time in accordance with the provisions of this Agreement, in which case such prepayment or the balance thereof as applicable shall be made at the expiration of the applicable LIBOR Interest Period). In addition to the foregoing, Net Proceeds which are required to be applied to make prepayments and permanent reductions in the Facility Amount, the Borrower may apply such other Acceptable Proceeds (as hereinafter defined) as the Borrower may elect to make prepayments and permanent reductions in the Facility Amount. The Net Proceeds required to be used and any other Acceptable Proceeds for repayments and permanent reductions under this subsection 5.2(a) shall permanently reduce the aggregate of all Revolving Lenders' Commitment Amounts by the amount of such Net Proceeds or other Acceptable Proceeds, as the case may be, and the Commitment Amount for each Revolving Lender shall be permanently reduced by the repayment required, or permitted, to be made by the Borrower to each Lender pursuant to the terms of this subsection 5.2(a);

         (b) If, pursuant to subsection 5.2(a), the Available Facility Amount together with the aggregate Outstanding Amount has not been reduced to U.S. $500,000,000 by April 30, 1998, the Borrower shall make a prepayment and permanent reduction in the Facility Amount and shall repay with Acceptable Proceeds (as hereinafter defined), to each of the Lenders, rateably according to the proportion of the aggregate of all Revolving Lenders' Outstanding Amounts constituted by such Revolving Lender's Outstanding Amount, the principal amount of the Loans made by such Lenders under the Facility by payment on April 30, 1998, of that amount or amounts as will reduce the aggregate amount of such Loans on April 30, 1998 to U.S. $500,000,000 and on such date the aggregate of all Revolving Lenders' Commitment Amounts shall be permanently reduced to U.S. $500,000,000 and the Commitment Amount for each Revolving Lender shall be permanently reduced by the repayment required to be made by the Borrower to each Lender pursuant to the terms of this subsection 5.2(b).

         For the purpose of this Section 5.2, "Acceptable Proceeds" means up to 100% of the proceeds from the issuance of securities by the Borrower (other than senior or subordinated Funded Debt unless Lenders who have at least 80% of the Commitments otherwise agree), from asset sales by the Borrower and its Subsidiaries, from secondary distributions of securities by the Borrower and its Subsidiaries and from such other proceeds as Lenders who have at least 80% of the Commitments may agree.

5.3 Repayment under the Facility after Term Out Date - The Borrower shall repay to each of the Lenders the principal amount of the Loans made by such Lender under the Facility by payment, on each of the dates set forth below, of that amount (in U.S. Dollars) as will reduce the principal amount of such Loans outstanding on the date of such payment (denominated in U.S. Dollars) to that proportion of the principal amount of such Loans outstanding on the Term Out Date set forth opposite the date of such payment:

                                             Proportion of the principal amount
                                                 of such Loans outstanding
                    Payment Date                    on the Term Out Date
      -------------------------------------------------------------------------
      -        6 month anniversary of the                   7/8
               Term Out Date

      -        12 month anniversary of the                  6/8
               Term Out Date
      -        18 month anniversary of the                  5/8
               Term Out Date

      -        24 month anniversary of the                  4/8
               Term Out Date

      -        30 month anniversary of the                  3/8
               Term Out Date

      -        36 month anniversary of the                  2/8
               Term Out Date
      -        42 month anniversary of the                  1/8
               Term Out Date

      -        Maturity Date                                 0

together with any accrued and unpaid interest at the Maturity Date payable on the Maturity Date. On and after the Term Out Date, any repayment made by the Borrower in respect of Loans in the Term Period shall reduce each Lender's Commitment Amount.

5.4              Voluntary Prepayments -

         (a) The Borrower may at any time during the Term Period upon not less than three Business Days prior notice but without premium or penalty, prepay to the Nonrevolving Lenders in whole or in part, any Prime Rate Drawdown or Base Rate Drawdown together with accrued interest thereon to the date of such prepayment. Any such prepayment of the Facility shall be applied to scheduled repayments thereof in the order requested by the Borrower.

         (b) If any Libor Drawdown or Bankers' Acceptance Drawdown is repaid on other than the expiration of the applicable Libor Interest Period or the maturity of the Bankers' Acceptance, respectively, the Borrower shall, within three Business Days after notice from the Agent, pay to the Agent for the account of each Lender rateably in accordance with the portion of the Libor Drawdown or Bankers' Acceptance Drawdown outstanding to such Lender:

                 (i) in the case of the prepayment of any Libor Drawdown, all reasonable loss (excluding loss of profit) or expense incurred as a result of such prepayment including, without limitation, any cost or expense incurred by reason of the liquidation or re-employment in whole or in part of deposits or other funds required by the Lenders to fund any Libor Drawdown; and

                 (ii) in the case of the prepayment of any Bankers' Acceptance Drawdown, the amount determined by the Agent acting reasonably, to be the amount required to be paid on the date of such prepayment to yield to the Lenders the face amount of the Bankers' Acceptance to be prepaid on the maturity thereof.

         (c) On and after the Term Out Date, any prepayment made by the Borrower in respect of the Loans in the Term Period shall rateably reduce each Lender's Commitment Amount.

5.5 Currency Fluctuations - Notwithstanding any other provision of this Agreement, if any Loan outstanding is denominated in Cdn. Dollars the Agent shall have the right to calculate the Outstanding Amount for all purposes including making a determination from time to time of the available undrawn portion of the Facility. If following such calculation, the Agent determines that the Outstanding Amount is greater than 105% of the Loans permitted hereby to be outstanding at such time, then the Agent shall so advise the Borrower and the Borrower shall repay, on the later of three Business Days after such advice and the next applicable Interest Payment Date immediately following such date of calculation, an amount sufficient to eliminate the excess over and above the aggregate amount of the Loans permitted hereby to be outstanding at such time, together with all accrued interest on the amount so paid.

5.6 Voluntary Reduction of Commitments - The Borrower may at any time, without penalty, upon that number of Business Days prior notice to the Agent as would be applicable to a Prime Rate Drawdown of like amount, terminate in whole or reduce rateably (in accordance with the Lenders' respective Commitments) in part the unutilized portions of the respective Commitments of the Lenders provided that each partial reduction shall be in the aggregate amount of U.S. $10,000,000 (or such other amounts as the Agent may approve) and additional increments of integral multiples of U.S. $1,000,000. All accrued Commitment Fees on the aggregate amount by which such Commitments are terminated or reduced shall be due and payable by the Borrower on the effective date of such termination or reduction. All terminations or reductions of the Commitments shall be rateable among the Lenders in proportion to their respective Commitment Amounts and shall be permanent.


                                   ARTICLE VI

                       CONDITIONS PRECEDENT TO DRAWDOWNS

6.1 Conditions Precedent to First Drawdown - The obligation of the Lenders to advance the first Drawdown of the Facility is subject to the condition precedent that the Agent shall have received on or before the Drawdown Date of the proposed first Drawdown all of the following in form and substance satisfactory to the Agent and the Agent's counsel (in each case, acting reasonably):

         (a) a certified copy of all documentation with respect to the authority of the Borrower to execute, deliver and perform this Agreement;

         (b) the opinion of legal counsel to the Borrower, substantially in the form attached hereto as Schedule H;

         (c) the opinion of legal counsel to the Agent and the Lenders substantially in the form attached hereto as Schedule I;

         (d) a certificate of a senior officer of the Borrower stating that as of such date, all of the representations and warranties made by the Borrower herein are true and correct and that no event has occurred which constitutes or would constitute, with the giving of notice, the passing of time, or both, an Event of Default; and

         (e) a Drawdown Notice for an Advance of the amount to fully repay, upon the first Drawdown Date, all amounts owing by the Borrower under the Existing Acquisition Facility together with:

                 (i) an irrevocable direction to apply such Advance to the repayment of the amounts owing by the Borrower under the Existing Acquisition Facility; and

                 (ii) an irrevocable notice from the Borrower terminating in whole the Existing Acquisition Facility effective on such first Drawdown Date.

6.2 Conditions Precedent to All Drawdowns - The obligations of the Lenders to advance any Drawdown of the Facility shall, in addition to any other requirements of this Agreement, be subject to the following conditions precedent:

         (a) the Agent shall have received, if applicable, a proper and timely Drawdown Notice;

         (b) there shall not have occurred and be continuing any event which constitutes or (other than in the case of a Conversion or Rollover, provided, that in the case of a Conversion or Rollover into a Bankers' Acceptance Drawdown or Libor Drawdown, the maturity date or period shall not extend beyond the earliest date upon which such event would constitute an Event of Default) would constitute, with the giving of notice, the passing of time, or both, an Event of Default;

         (c) each of the representations and warranties made in subsections 7.1(a), (c), (d), (e), (g) and (p) shall be true and correct (and the acceptance by the Borrower of such Drawdown shall be deemed to constitute a further representation and warranty by the Borrower that such statements are true and correct) as if given on, and with effect as of, the Drawdown Date other than with respect to a Conversion or Roll-over; and

         (d) such other documentation as the Agent may reasonably request in respect of any Letter of Credit.

6.3 Waiver - The conditions set forth in Sections 6.1 and 6.2 are provided for the sole benefit of the Lenders and may, with the prior consent of Majority Lenders, be waived by the Agent, in whole or in part (with or without terms or conditions) in respect of any Drawdown without prejudicing the right of the Lenders at any time to assert such conditions in respect of any subsequent Drawdown.


                                  ARTICLE VII

                   BORROWER'S REPRESENTATIONS AND WARRANTIES

7.1 Borrower's Representations and Warranties - To induce the Lenders to make available the Facility, the Borrower represents and warrants to and in favour of the Lenders as follows, which representations and warranties of the Borrower shall survive the execution and delivery of this Agreement and the making of each Drawdown, notwithstanding any investigations or examinations which may be made by the Agent, the Lenders or the Agent's counsel:

         (a) Existence of Borrower - Each of the Borrower and the Restricted Subsidiaries (excluding Non-Material Restricted Subsidiaries) is a corporation duly incorporated or continued, organized, and validly subsisting under the jurisdiction of its incorporation and has all necessary corporate power and authority to own its properties and carry on its business as presently carried on;

         (b) Qualification - Each of the Borrower and the Restricted Subsidiaries is duly licensed and qualified to carry on business in each jurisdiction in which the location of its respective property or assets or the conduct of its business require such licence or qualification save and except, in the aggregate, where such failure would not be Materially Adverse;

         (c) Corporate Authority - The Borrower has all necessary corporate power, authority and capacity to enter into this Agreement and to do all such acts and things as are required hereunder to be done, observed or performed by it, in accordance with the terms of this Agreement;

         (d) Valid Authorization of Agreement - The Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement in accordance with its terms;

         (e) Enforceability - This Agreement constitutes a valid and legally binding obligation enforceable against the Borrower in accordance with its terms, subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought;

         (f) Title - Each member of the Restricted Group has good and marketable title to its properties and assets, free and clear of all liens, claims, restrictions or encumbrances other than Permitted Encumbrances except where the absence of such title would not, in the aggregate, be Materially Adverse;

         (g) Validity of Agreement - Non-Conflict - None of the Borrower nor the Restricted Subsidiaries is a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, contractual obligation, instrument, charter or by-law provision, resolution of directors or shareholders of the Borrower or any of the Restricted Subsidiaries, order, rule, judgment, decree, licence, or permit which would be violated, contravened, breached by, or under which default would occur or a lien, claim, restriction or encumbrance would be created upon any of the properties or assets of any member of the Restricted Group as a result of the execution and delivery of this Agreement or the carrying out of the Borrower's obligations hereunder where such violation, contravention, breach, default, lien, claim, restriction or encumbrance, in the aggregate, would be Materially Adverse;

         (h) Government Approval, Regulation, etc. - No authorization or approval or other action by, and no notice to or filing with, any Government Authority or regulatory body or other Person is required for the due execution, delivery or performance by the Borrower of this Agreement except for authorizations, approvals, actions, notices or filings which have been duly obtained or made and are in full force and effect except where the violation or the absence of or lack of good standing under any such authorization would not, in the aggregate, be Materially Adverse;

         (i) Absence of Litigation - There is not now in progress, pending or, to the Borrower's knowledge, threatened against the Borrower or any Restricted Subsidiary, any litigation, action, suit, investigation, claim, complaint or other proceeding, including appeals and applications for review, by or before any court, tribunal, governmental agency, commission, board, bureau, agency or instrumentality, domestic or foreign which would, in the aggregate, be Materially Adverse;

         (j) Financial Statements - The Financial Statements and the notes to such Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with that of the preceding periods and present fairly (i) all of the assets, liabilities and financial position of Gulf as at December 31, 1996 and as at March 31, 1997, and
         (ii) the results of operations and changes in financial position of Gulf for the fiscal year ended December 31, 1996 and for the first Fiscal Quarter ended March 31, 1997, all financial reports and financial statements delivered to the Agent or the Lenders pursuant to this Agreement, including without limitation any financial information on which any compliance certificates are based have been prepared in accordance with GAAP and present fairly the financial information set out therein;

         (k) No Event of Default - No Event of Default has occurred and is continuing and no event has occurred which, with the giving of notice, the passing of time, or both, would constitute an Event of Default;

         (l) Compliance with Laws - None of the Borrower nor any Restricted Subsidiary is in violation of any indenture, mortgage, lease, agreement, obligation, instrument, charter or by-law provision, judgment, decree, license, order, statute, rule, permit or regulation relating in any way to the Restricted Group, to the operation of its business or to its property or assets and each of the Borrower and the Restricted Subsidiaries has obtained all licences, franchises, permits, registrations and similar authorizations, all of which are in good standing, necessary for the conduct by it of its businesses, except where the violation or the absence of or lack of good standing under any such authorization would not, in the aggregate, be Materially Adverse;

         (m)     Environmental Laws

                 (i) Each of the Borrower and its Subsidiaries is in compliance with all Environmental Laws and material Environmental Approvals, except to the extent that failure to comply therewith would not, in the aggregate, be Materially Adverse;

                 (ii)     each of the Borrower and its Subsidiaries:

                          A.      possesses or has applied for all
                          Environmental Approvals required in order to conduct its business operations; and

                          B. all such Environmental Approvals are valid and in full force and effect; and

                          C. is now in compliance in all respects with all such Environmental Approvals; and

                          D. no consent or approval is required of the Borrower in connection with the transactions contemplated herein in order to maintain such Environmental Approvals in full force and effect;

                 except to the extent that failure to apply for, obtain, comply with or maintain such Environmental Approvals would not, in the aggregate, be Materially Adverse;

                 (iii) except to the extent that failure to so comply would not, in the aggregate, be Materially Adverse, each of the Borrower, and its Subsidiaries has complied with all reporting, notification and inspection requirements imposed by Environmental Laws, and all operating, monitoring and reporting records have been maintained in accordance with all Environmental Laws and Environmental Approvals; and

                 (iv) except to the extent that failure to do so would not, in the aggregate, be Materially Adverse, each of the Borrower and its Subsidiaries has complied with all contracts and agreements entered into by the Borrower and its Subsidiaries with Government Authorities relating to environmental matters;

         (n) Insurance - Each of the Borrower and the Restricted Subsidiaries has insurance with respect to its properties, assets and business and against such casualties and contingencies and in such types and such amounts, as is in accordance with sound business practices for corporations of the size and type of business and operations thereof;

         (o) Taxes - Each of the Borrower and the Restricted Subsidiaries has: (i) duly and timely filed all tax returns and reports as required by law, has duly and correctly reported all income and other amounts required to be reported and has paid all Taxes, penalties, interest, fines and governmental charges in respect thereof, to the extent that such Taxes, penalties, interest, fines and other governmental charges have been assessed by the relevant taxation authority, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings for which adequate reserves in accordance with GAAP shall have been set aside on its books; and (ii) duly and timely paid all instalments of Taxes required to be paid by it and has made full provision on its books for all taxes and all penalties, interest and fines in respect thereof which relate to periods ending immediately prior to the date hereof, except such failures with respect to (i) and (ii) which would not, in the aggregate, be Materially Adverse. Other than actions, suits, proceedings, investigations, audits, claims and matters which would not, in the aggregate, be Materially Adverse, there are no actions, suits, proceedings, investigations, audits or claims now pending or, to the best of the knowledge, information and belief of the senior officers of the Borrower after due enquiry, threatened against the Borrower or any Restricted Subsidiary in respect of any Taxes or any penalties, interest and fines in respect thereof and there are no matters under discussion with any taxation or other Government Authority relating to any such matters not provided for in the Financial Statements; and

         (p) Accuracy of Information - All factual information furnished by or on behalf of Gulf in writing to the Agent or the Lenders for purposes of or in connection with this Agreement (including, without limitation, all engineering and other information with respect to the proved and probable reserves attributable to the petroleum and natural gas interests of Gulf and the interests of Gulf in the assets on which such information is based) or any transaction contemplated hereby provided on or before the Effective Date is, and all other such factual information provided pursuant to this Agreement to the Agent or the Lenders (excluding information provided pursuant to paragraph 8.1(d)(vi) other than pursuant to a written request) will be, true and accurate on the date as of which such information is dated or certified (subject to any corrections, amendments or additions to such information furnished to the Agent or the Lenders, as the case may be, prior to any reliance thereon thereby) except to the extent that any inaccuracies therein are not in the aggregate Materially Adverse and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not misleading, save and except in such respects as are not, in the aggregate, Materially Adverse.


                                  ARTICLE VIII

                                   COVENANTS

8.1 Covenants - The Borrower covenants and agrees with the Agent and the Lenders that, unless the Lenders otherwise consent in writing, so long as any amount payable hereunder is outstanding:

         (a) Punctual Payment - The Borrower shall duly and punctually pay the principal amount of all Loans, all interest thereon, all fees and all other amounts required to be paid by the Borrower hereunder or pursuant to agreements with the Agent or Lenders respecting Letters of Credit or Bankers' Acceptances and other documents related to the Facility at the times and places and in the manner provided for herein or therein;

         (b) Conduct of Business - Save and except where the failure to do so would not, in the aggregate, be Materially Adverse, each of the Borrower and the Restricted Subsidiaries shall do all things necessary to maintain its legal existence in good standing under the laws of the jurisdiction of its incorporation and to maintain its qualification to carry on business in each jurisdiction in which the location of its respective property or assets or the conduct of its business requires such license or qualification and to maintain all franchises, licenses, rights, approvals, permits, consents, rights and privileges necessary for the conduct of its business and to perform its obligations under this Agreement;

         (c) Compliance with Laws - Each of the Borrower and the Restricted Subsidiaries shall comply with all Applicable Laws and all applicable statutory obligations, judgments, decrees, licences, orders, statutes, rules, permits and regulations, the non-compliance with which would be Materially Adverse;

         (d) Financial Statements and Other Information - The Borrower shall deliver to the Agent and the Lenders:

                 (i) as soon as practicable and in any event within 120 days after the end of each of its fiscal years, the unaudited unconsolidated annual financial statements of the Restricted Group and the audited consolidated annual financial statements of Gulf consisting of balance sheets, statements of profit and loss and surplus, and statements of changes in financial position for such year, together with the notes thereto, and setting forth in comparative form the corresponding figures for the preceding year, all prepared in accordance with generally accepted accounting principles consistently applied throughout the period and prior periods, together with a report of the Auditors thereon;

                 (ii) as soon as practicable and in any event within 60 days after the end of each of the first three Fiscal Quarters of each year, unaudited consolidated financial statements of Gulf similar to those required pursuant to paragraph 8.1(d)(i) as of the end of such period and for such period then ended and for the period from the beginning of the current fiscal year to the end of such period, setting forth, in the case of the consolidated financial statements, in comparative form, the corresponding figures for the comparable period in the preceding fiscal year, prepared in accordance with generally accepted accounting principles consistently applied and certified by the controller, treasurer or other duly authorized financial officer of the Borrower subject only to changes resulting from audit and normal year-end adjustments;

                 (iii) as soon as practicable and in any event within 60 days after the end of each Fiscal Quarter, a Compliance Certificate and a Notice of Unrestricted Subsidiaries;

                 (iv) as soon as practicable after any Extension Request, a report prepared by qualified engineers (which, for greater certainty need not be independent and may be employed by Gulf) reasonably estimating the proved and probable reserves attributable to the petroleum and natural gas interests of Gulf (excluding Unrestricted Subsidiaries) as of a date not earlier than the last day of the last financial year of the Borrower preceding the date of the Extension Request;

                 (v) promptly, notice of any event or occurrence (including, without limitation, any event or occurrence which constitutes a breach of any Environmental Laws or Environmental Approvals) which may be Materially Adverse;

                 (vi) from time to time, such additional available information regarding the financial position or business of Gulf as the Agent or the Lenders acting through the Agent may reasonably request; and

                 (vii) promptly after the occurrence of any change in Unrestricted Subsidiaries, a Notice of Amendment of Unrestricted Subsidiaries;

         (e) Notice of Litigation - The Borrower shall give notice to the Agent of the occurrence of any litigation, action, suit, investigation, claim, complaint or other proceeding, if the result thereof, or in respect of such matters as in the aggregate, might be Materially Adverse or if any thereof in any manner draws into question the validity or enforceability of this Agreement, and from time to time shall provide the Agent with all reasonable non-privileged information requested by the Agent or any of the Lenders concerning the status of any such litigation, action, suit, investigation, claim, complaint or other proceeding. Such notice shall be given within 15 days of senior management becoming aware of such litigation, proceeding or dispute and shall be in form and detail satisfactory to the Agent, acting reasonably;

         (f) Notice of any Event of Default - The Borrower shall forthwith give notice to the Agent of any fact which, to the best of the Borrower's knowledge, would reasonably be construed as constituting an Event of Default or of any event which, to the best of the Borrower's knowledge, with the giving of notice, lapse of time or otherwise would constitute an Event of Default;

         (g) Books and Records - The books and records relating to the financial affairs of Gulf shall at all times be maintained in accordance with good and customary business practice, all financial statements provided for herein shall be prepared in accordance with GAAP (excepting, in the case of unconsolidated statements, GAAP with respect to the consolidation thereof) and present fairly the financial information set forth therein and at any reasonable time and from time to time upon reasonable prior notice, the Borrower shall permit the Agent or the Agent at the request of the Lenders, at the reasonable expense of the Borrower, access to examine such books and records;

         (h) Use of Proceeds - The Borrower shall use the proceeds of all Drawdowns for the purposes contemplated in Section 2.2;

         (i) Pari Passu Ranking - The Borrower shall ensure that Loans under the Facility rank pari passu with all other present and future senior unsecured indebtedness of the Borrower;

         (j) Environmental Compliance - The Borrower shall and shall cause each Restricted Subsidiary to comply with all, and shall advise the Lenders if it or any Subsidiary becomes aware that it is not in compliance with, any applicable Environmental Laws and Environmental Approvals, except to the extent that failure to comply would not, in the aggregate, be Materially Adverse. At the request of the Lenders, in their sole discretion, the

         Borrower shall undertake to have an environmental audit (by an independent environmental auditor to be chosen by the Agent with the prior consent of the Borrower, acting reasonably) of part or all of its operations conducted for the benefit of the Lenders at the cost of the Borrower, such cost to the Borrower not to exceed U.S. $100,000 for each audit requested. If such environmental audit establishes environmental liability to the Restricted Group in excess of: (A) U.S. $25,000,000 in the 5 years next following the date of such audit or during the remaining Term Period, whichever is shorter; and (B) provisions in the annual or quarterly financial statements of the Borrower last preceding the date of such environmental audit, provision for such amount shall be made in the next quarterly or annual financial statements of the Borrower or the amount of such liability during the remaining Term Period shall be added to Total Senior Debt for purposes of subsection 8.1(l) until such time as provision for such amount is made in the financial statements of the Borrower or the Majority Lenders are satisfied, in their sole discretion, acting reasonably, that the liability is no longer Materially Adverse. The Lenders may not request an environmental audit, at the cost of the Borrower, more than once every two financial years of Gulf provided that, at the request of the Lenders in their sole discretion, the Borrower shall undertake to have an environmental audit as aforesaid, at the cost of the Lenders at any time provided that the Lenders may not request an environmental audit, whether at the cost to the Borrower or at the cost to the Lenders, more than once every financial year of Gulf;

         (k) Negative Pledge - The Borrower shall not, and shall not permit any Restricted Subsidiary to, create, issue, incur, assume or permit to exist any security interest on its properties or assets in priority to the Lenders' rights in respect of the Facility, other than Permitted Encumbrances;

         (l)     Financial Covenants -

                 (i) At the end of each Fiscal Quarter the Tangible Net Worth of Gulf on a consolidated basis shall equal or exceed the Minimum Tangible Net Worth;

                 (ii)     At the end of each Fiscal Quarter:

                              Total Senior Debt
                  ----------------------------------------   less than 3.0
                   Cumulative
                   Restricted + Acquisition - Disposition
                     EBIDTA       EBIDTA         EBIDTA

         where:

                          "CUMULATIVE RESTRICTED EBITDA" means the aggregate EBITDA of the Restricted Group for the Previous Four Fiscal Quarters;

                          "ACQUISITION EBITDA" means EBITDA properly attributable to assets acquired by the Restricted Group within the Previous Four Fiscal Quarters which was generated in the Previous Four Fiscal Quarters when such assets were not owned by the Restricted Group and thus not included in the Cumulative Restricted EBITDA provided, however, that Acquisition EBITDA shall not include the EBITDA properly attributable to any such asset acquisition having a Transaction Price less than U.S. $5,000,000 as long as the aggregate of the Transaction Prices for assets acquired in the Previous Four Fiscal Quarters by the Restricted Group does not exceed U.S. $50,000,000 in which case the aggregate EBITDA relating to all such acquisitions shall be included; and

                          "DISPOSITION EBITDA" means EBITDA properly attributable to assets disposed of by the Restricted Group within the Previous Four Fiscal Quarters which was generated in the Previous Four Fiscal Quarters when such assets were owned by the Restricted Group and thus included in the Cumulative Restricted EBITDA provided, however, that Disposition EBITDA shall not include the EBITDA properly attributable to any such asset disposition having a Transaction Price less than U.S. $5,000,000 as long as the aggregate of the Transaction Prices for assets disposed of in the Previous Four Fiscal Quarters by the Restricted Group does not exceed U.S. $50,000,000 in which case the aggregate EBITDA relating to all such dispositions shall be included;

         (m) Negative Covenants - The Borrower shall not, and shall not permit any Restricted Subsidiaries to, without the prior written consent of the Majority Lenders:

                 (i) provide Financial Guarantees, excluding Designated Project Guarantees, in an aggregate amount in excess of 5% of the Equity of Gulf unless such Financial Guarantees or the Funded Debt guaranteed thereby is included in Total Senior Debt;

                 (ii) sell, assign, transfer or otherwise dispose of properties or assets (excluding (A) the sale of accounts receivable under the Receivables Purchase and Sale Agreement dated November 29, 1994, as amended, among the Borrower, Corporate Receivables Trust and Toronto Dominion Securities Inc., or any replacement of such arrangement; (B) the surrender, exchange, lease, sublease or farmout of any property or assets in the ordinary course of business; (C) the sale of production of hydrocarbons or by-products in the ordinary course of business; and (D) sales or other dispositions of assets or property from one member of the Restricted Group to another member of the Restricted Group) in any four consecutive Fiscal Quarters pursuant to which the Restricted Group receives Net Proceeds in an amount which exceeds 5% of the Equity of Gulf (which Equity shall be calculated as of the first day of such four Fiscal Quarters) (the last day of any four Fiscal Quarters in which such excess occurs hereinafter referred to as the "Excess Date") unless, subject to compliance with Section 5.2, the proceeds from the sale or other disposition of such properties or assets are utilized for either investments in the normal course of Gulf's business or the repayment of Senior Debt (including the Loans), and any such proceeds not so utilized are repaid to the Lenders (except to the extent such Restricted Subsidiaries do not make such payments to the Borrower because they are precluded from doing so pursuant to the terms of their Funded Debt), on the next applicable Interest Payment Date following the end of the fourth Fiscal Quarter after the Excess Date. Any such repayment of the Facility shall be applied to scheduled repayments in inverse order of maturity;

                 (iii) merge, amalgamate, consolidate, reorganize or enter into a plan of arrangement with any other Person or become a party to any other transaction whereby all or substantially all of the property or assets of the Restricted Group may become the property or assets of another Person, including, in the case of an amalgamation, of the continuing company resulting therefrom, unless such merger, amalgamation, consolidation, reorganization, plan of arrangement, partnership or other transaction: (A) involves at least one member of the Restricted Group; and (B) does not constitute an Event of Default and would not constitute with the giving of notice, the passing of time, or both, an Event of Default and, in the case of the Borrower, complies with subsection 8.4(a);

                 (iv) make any material change in the nature of the Restricted Group's business, being the exploration and production of oil and gas, oil and gas pipelines, gas processing, oil refining, and any other ancillary industry related to the exploration and production of oil and gas, and not make any investments outside the normal course of such business, which are in the aggregate in excess of 5% of the book value of the assets of the Restricted Group at the end of the last completed Fiscal Quarter of the Borrower; or

                 (v) continue the Borrower's existence under the laws of any jurisdiction other than the laws of Canada or any province thereof without the prior consent of the Majority Lenders in their sole discretion, acting reasonably;

         (n) Insurance - The Borrower will and will cause each of its Restricted Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to its properties and business and against such casualties and contingencies and in such types and such amounts as shall be in accordance with sound business practices for corporations of the size and type of business and operations as Gulf;

         (o) Defend Title - The Borrower shall and shall cause each of the Restricted Subsidiaries to diligently maintain, protect and defend its right, title, estate and interest in, to and in respect of the property and assets (including proceeds thereof) of the Borrower and Restricted Subsidiaries against any claim or demand whatsoever and take all such acts and steps as are necessary or advisable at any time and from time to time to maintain ownership of and keep in good standing all of the Borrower's and Restricted Subsidiaries' property and assets, all in accordance with good oil and gas industry practice, except where the failure to so maintain, protect or defend would not, in the aggregate, be Materially Adverse;

         (p) Taxes - The Borrower will and will cause each of its Restricted Subsidiaries (excluding Non-Material Restricted Subsidiaries) to duly and timely file all returns in respect of all federal and provincial and other Taxes or other assessments or governmental charges or levies applicable thereto and to pay, or make provision for payment of, all such Taxes, assessments, charges or levies imposed upon it or upon its income or profits or upon property or assets belonging to it, unless, in any such case, the same is being contested in good faith by appropriate proceedings and an adequate reserve therefor has been established and is maintained in accordance with GAAP and except where the failure to so file a return or pay, or provide for, such taxes, assessments, charges or levies would not, in the aggregate, relate to a liability to the Restricted Group in excess of U.S. $500,000;

         (q) Obligation to Notify of a Credit Rating Change - At any time that a rating assigned by DBRS, CBRS, Standard and Poor's or Moody's changes as it relates to the Borrower, the Borrower shall, upon receiving notice of the public dissemination of notice of such change, immediately, and in any event within 5 Business Days following receipt thereof, notify the Agent of such new rating and the date of such change;

         (r) Maintain Property - The Borrower shall and shall cause each of the Restricted Subsidiaries to maintain all of its property and assets in good condition and repair in accordance with good oil and gas industry practice, except where the failure to do so would not, in the aggregate, be Materially Adverse; and

         (s) Ownership of Assets - At least 50% of the total assets of the Restricted Group, determined in accordance with GAAP, shall at all times be owned by the Borrower or by its Restricted Subsidiaries which do not have Funded Debt in excess of Cdn. $10,000,000, in the aggregate (other than Funded Debt owing to other Restricted Subsidiaries having Funded Debt not exceeding Cdn. $10,000,000 in the aggregate).

8.2 Environmental Indemnity - The Borrower hereby covenants and agrees to be responsible for, and to indemnify each of the Agent, the Lenders and each of their officers, directors, employees and agents (in this Section, collectively referred to as the "Indemnified Parties") and hold each of them harmless from and against all claims, demands, liabilities, losses, costs, damages and expenses (including, without limitation, reasonable legal fees and all costs incurred in the investigation, pursuing of any claim, proceeding with respect to, defense and settlement of any item or matter hereinafter set out) that the Indemnified Parties may incur or suffer, directly or indirectly, as a result of or in connection with:

                 (i) the presence of any Hazardous Substance on, upon or within Gulf's properties or assets, or the escape, seepage, leakage, spillage, discharge, emission, release, disposal or transportation away from Gulf's properties or assets of any Hazardous

                 Substance, whether or not there is compliance with all applicable Environmental Laws and Environmental Approvals; and

                 (ii) the imposition of any Remedial Order affecting the Borrower's properties or assets, or any non- compliance with Environmental Laws or Environmental Approvals pertaining to Gulf's properties or assets by any Person, including Gulf, the Agent, the Lenders or any Person acting on behalf of the Agent or any of the Lenders;

in any way arising in connection with or related to such Indemnified Party's participation in the Facility or this Agreement provided that any such claims, demands, liabilities, losses, costs, damages and expenses are not as a result of the act or omission of the Indemnified Party.

8.3              Restricted/Unrestricted Subsidiaries

         (a) The Borrower covenants and agrees that the Subsidiaries listed in Schedule L (as Schedule L may be amended by the Borrower pursuant to this Agreement from time to time after the Effective Date) as "Unrestricted Subsidiaries" shall be all of the Unrestricted Subsidiaries of the Borrower (excepting only Subsidiaries of Unrestricted Subsidiaries).

         (b) If an entity is purchased by the Borrower or any Restricted Subsidiary and such entity would not otherwise qualify as a Restricted Subsidiary and the Funded Debt (other than Inter-Restricted Group Funded Debt) of the entity remains non-recourse to the Borrower or any Restricted Subsidiary, the Borrower shall be permitted 12 months from the date of purchase to: (A) retire the Funded Debt of such entity with the proceeds of Funded Debt of the Borrower ranking no higher than pari passu with the Facility, or other funds to the extent necessary to qualify as a Restricted Subsidiary; or (B) assume the Funded Debt of such entity provided it ranks no higher than pari passu with the Facility; provided in either case that the additional Funded Debt of the Borrower does not result in subsection 8.1(l) being contravened. During the 12 months from the date of purchase and prior to such retirement, or assumption of the Funded Debt of such entity, the entity may be designated as a Restricted Subsidiary or Unrestricted Subsidiary, at the Borrower's option. If the entity does not qualify as a Restricted Subsidiary within the 12 month period, the entity (unless it would not otherwise be an Unrestricted Subsidiary as defined herein) shall be designated as an Unrestricted Subsidiary.

         (c)     Neither the Borrower nor any Restricted Subsidiary may:

                 (i) sell, assign, transfer or otherwise dispose of any properties or assets (other than the disposition of securities of Unrestricted Subsidiaries held thereby) to any one or more Unrestricted Subsidiaries unless: (x) it shall be for consideration not less than the Fair Market Value thereof at the date of such disposition; and (y) after taking into account the overall effect of any transaction giving rise to the change (including for certainty, accounting for any concurrent repayment of Senior Debt) subsection

                 8.1(l) would not have been contravened by the Borrower if such disposition had occurred prior to the end of the last Fiscal Quarter preceding the date of such disposition; or

                 (ii) purchase or otherwise acquire any properties or assets from any one or more of the Unrestricted Subsidiaries unless: (x) it shall be for consideration not greater than the Fair Market Value of such properties or assets at the date of such acquisition; and (y) after taking into account the overall effect of any transaction giving rise to the change (including for certainty, accounting for any concurrent repayment of Senior Debt) subsection 8.1(l) would not have been contravened by the Borrower if such acquisition had occurred prior to the end of the last Fiscal Quarter preceding the date of such disposition.

         (d) The Borrower may from time to time deliver a Notice of Amendment of Unrestricted Subsidiaries to the Agent which, in respect of any change to Schedule L, shall be effective as of the date of the giving of such notice provided that, after taking into account the overall effect of any transaction giving rise to the change (including for certainty, accounting for any concurrent repayment of Senior Debt) subsection 8.1(l) would not have been contravened and no Event of Default shall occur as a result of such designation by the Borrower if such change had occurred prior to the end of the last Fiscal Quarter preceding the date of such change.

         (e) If, at the end of any Fiscal Quarter, any Subsidiary, which was qualified as a Restricted Subsidiary at the end of the immediately preceding Fiscal Quarter pursuant to the exceptions set forth in subparagraphs (ii)(C) and (D) of the definition of "Unrestricted Subsidiaries", no longer qualifies as a Restricted Subsidiary because of a reduction in the ratings assigned to the Senior Debt of the Borrower, then such Subsidiary shall continue to be treated as a Restricted Subsidiary unless it fails to qualify as a Restricted Subsidiary pursuant to the exceptions set forth in subparagraphs
         (ii)(C) and (D) of the definition of Unrestricted Subsidiaries at the end of the next Fiscal Quarter and shall thereafter cease to be treated as a Restricted Subsidiary.

8.4              Certain Requirements in Respect of Mergers, etc.

         (a) The Borrower shall not merge, amalgamate, consolidate, reorganize or enter into a plan of arrangement with any other Person or become a party to any other transaction whereby all or substantially all of the property or assets of the Restricted Group may become the property or assets of another Person, including, in the case of an amalgamation, of the continuing company resulting therefrom, or whereby the obligation of the Borrower to pay any amount hereunder would become subject to novation or assumed or undertaken by any other such Person or continuing company, unless but may do so if:

                 (i) no Event of Default, and no event which with the giving of notice, the passage of time or both would constitute an Event of Default, exists, and no such event would arise as a result of such merger, amalgamation, consolidation, reorganization, plan of arrangement or transaction;

                 (ii) such other Person or continuing company (herein referred to as a "Successor") is an incorporated company with limited liability and incorporated in Canada or a province thereof or an Eligible Partnership;

                 (iii) the Successor shall execute, prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments, if any, as are satisfactory to the Majority Lenders, acting reasonably, and in the opinion of counsel to the Borrower approved by the Agent are necessary or advisable to evidence:
                 (A) the assumption by the Successor of liability for the due and punctual payment of the principal of and interest and fees on the Loans and all other amounts payable hereunder; (B) the covenant of the Successor to pay the same; and (C) the agreement of the Successor to observe and perform all the terms, conditions, covenants and obligations of the Borrower under this Agreement (subject to such changes, in the case of a Successor that is an Eligible Partnership, as are necessary to reflect that the Borrower is not a corporation); and

                 (iv) such transaction shall, to the satisfaction of the Majority Lenders, acting reasonably, and in the opinion of counsel to the Borrower approved by the Agent, be upon such terms as substantially to preserve and not to impair any of the rights and powers of the Agent or of the Lenders and not to affect adversely the liability of the Lenders for any present or future Taxes, or other governmental assessments, charges or levies of whatsoever nature.

         (b) Whenever the conditions of subsection (a) have been duly observed and performed, the Agent shall execute and deliver the supplemental agreement provided for in paragraph 8.4(a)(iii) on behalf of each of the parties hereto (other than the Borrower) and thereupon:

                 (i) the Successor shall possess and from time to time may exercise each and every right and power of the Borrower under this Agreement in the name of the Borrower or otherwise and any act or proceeding by any provision of this Agreement required to be done and performed with like force and effect by the like directors or officers of the Successor; and

                 (ii) at the request of the Borrower (except, if applicable, as a partner of an Eligible Partnership), the Borrower shall be released from its liability and obligations under this Agreement and the Agent, at the request and at the expense of the Borrower, shall execute and deliver to the Borrower such instruments as shall be requisite to evidence such release.

                                   ARTICLE IX

                               EVENTS OF DEFAULT

9.1 Events of Default - The occurrence of any one or more of the following events (each such event being herein referred to as an "Event of Default") shall constitute a default under this Agreement:

         (a) if the Borrower shall fail to pay any principal of, or interest or fees on, the Loans when the same shall become due and payable hereunder for a period of two Business Days after notice from the Agent that such amount is due and payable;

         (b) if the Borrower shall fail to perform or comply with any term, condition, covenant or obligation contained in this Agreement (other than those specified in subsection 9.1(a)) and, if capable of remedy, such failure to perform or comply is not remedied within 30 days of notice from the Agent so to remedy provided that, in the case of such a failure to comply with subsection 8.1(o) or any applicable Environmental Laws or Environmental Approvals which is capable of remedy, there shall not be an Event of Default if the Borrower shall have commenced the remedy thereof within 30 days of notice from the Agent so to remedy and shall actively and diligently pursue such remedy in good faith to completion;

         (c) if any representation or warranty made by the Borrower in this Agreement or in any certificate or other document at any time delivered hereunder to the Agent shall prove to have been incorrect in any material respect on and as of the date thereof and, if capable of remedy, such matter is not remedied within 30 days of notice from the Agent so to remedy;

         (d)     if the Borrower shall cease to carry on business;

         (e) if proceedings are commenced for the dissolution, liquidation or winding up of the Borrower or any Restricted Subsidiary (other than a Non-Material Restricted Subsidiary and other than any dissolution, liquidation or winding up of a Restricted Subsidiary where substantially all of the assets of such Subsidiary are transferred to another Restricted Subsidiary in connection therewith), or for the suspension of the business or operations of the Borrower or any such Restricted Subsidiary (other than a Non-Material Restricted Subsidiary), unless such proceedings are actively and diligently contested in good faith on a timely basis;

         (f) if the Borrower or any Restricted Subsidiary (other than a Non-Material Restricted Subsidiary) makes any assignment in bankruptcy or makes any other assignment for the benefit of creditors, makes any proposal under the Bankruptcy and Insolvency Act (Canada) or any comparable law, files a petition or proposal to take advantage of any act of insolvency, consents to or acquiesces in the appointment of a trustee, receiver, receiver and manager, interim receiver, custodian, sequestrator, liquidator or other Person with similar powers of itself or of all or any substantial portion of its property or assets, or files a petition or otherwise commences any proceedings seeking any reorganization, arrangement, composition or readjustment under any applicable bankruptcy, insolvency, moratorium, reorganization or other similar law affecting creditors' rights or consents to, or acquiesces in, the filing of such a petition;

         (g) if a trustee, receiver, receiver and manager, interim receiver, custodian, sequestrator, liquidator or any other Person with similar powers shall be appointed of the Borrower or any Restricted Subsidiary (other than a Non-Material Restricted Subsidiary) or of all or any substantial portion of any of its property or assets, other than a portion of any of its property or assets where recourse is limited to such property or assets, a judgment or an order is made by a tribunal of competent jurisdiction restraining its ability to deal with all or any substantial portion of its property and assets or a judgment or order is made by a tribunal of competent jurisdiction approving any reorganization, arrangement, composition or readjustment under any applicable bankruptcy, insolvency, moratorium, reorganization or other similar law affecting creditors' rights or the Borrower or any Restricted Subsidiary is adjudged bankrupt and such appointment, judgment or order is not vacated, stayed or set aside within 30 days of the date thereof;

         (h) if a writ of execution, distress, attachment or similar process is issued or levied against all or a substantial portion of the property or assets of the Borrower or any Restricted Subsidiary in connection with any default by it in the payment of any amount in excess of U.S. $25,000,000, or the Equivalent Amount thereof in another currency as determined by the Agent, unless the writ is withdrawn, released, vacated or stayed within 30 days, or a judgment or order shall be rendered against the Borrower or any Restricted Subsidiary by a court of competent jurisdiction with respect to such default and such judgment or order shall not be satisfied (or adequate security provided therefor) in accordance with its terms and continue unstayed and in effect for 30 days;

         (i) if an event of default, under any indenture, agreement or instrument under which the Borrower or any Restricted Subsidiary has at the date of this Agreement or shall hereafter have Funded Debt (excluding indebtedness in respect of which recourse to the Borrower and Restricted Subsidiaries is limited to securities of an Unrestricted Subsidiary or specified assets of the Borrower and Restricted Subsidiaries held thereby) in excess of U.S. $25,000,000, or the Equivalent Amount thereof in another currency as determined by the Agent, shall occur and be continuing (and all grace periods have expired) and as a result thereof any such indebtedness shall have been lawfully accelerated or shall lawfully be or become due and payable prior to the date on which the same would otherwise have become due and payable;

         (j) any order by a Government Authority is issued, or a judgment or order rendered, against the Borrower or Restricted Subsidiary alleging or in respect of a violation of any Environmental Law or Environmental Approval for an amount in excess of U.S. $25,000,000, or the Equivalent Amount thereof in another currency as determined by the

         Agent, and such order or judgment shall not be satisfied (or adequate security provided therefor) in accordance with its terms and continue unstayed and in effect for 30 days;

         (k) if all or a substantial part of the property or assets of the Restricted Group shall be expropriated, whether for full or partial consideration; or

         (l)     if a Change of Control occurs.

9.2 Termination and Acceleration - Upon the occurrence of an Event of Default, the Agent shall at the request, or may with the consent, of the Majority Lenders, by one or more notices to the Borrower do any or all of the following:

         (a) terminate the obligations of the Lenders including, without limitation, the obligation of the Lenders to advance or allow any further Drawdowns hereunder;

         (b) declare all or any part of the principal amount of the Loans, all interest accrued thereon and all fees and other amounts required to be paid by the Borrower hereunder, to be immediately due and payable without the necessity of presentment for payment, protest, notice of non-payment or notice of protest (all of which are hereby expressly waived);

         (c) require the Borrower to pay to the Lenders an amount equal to the aggregate face amount of all outstanding Bankers' Acceptances, which amount shall be held by the Lenders as cash collateral in an interest-bearing account, with interest at the Agent's prevailing rate for similar deposits, until such Bankers' Acceptances mature and shall be applied by the Lenders to satisfy such maturing Bankers' Acceptances;

         (d) require the Borrower to pay to the Agent an amount equal to the maximum amount payable by the Lenders under all outstanding Letters of Credit which amount shall be held by the Agent as cash collateral in an account bearing interest at the Agent's prevailing rate for similar deposits, to be applied by the Agent to satisfy any payments which the Lenders may have to make under Letters of Credit; and

         (e) proceed to exercise any and all rights hereunder or under any other document or instrument executed pursuant to this Agreement.

9.3 Remedies Cumulative and Waivers - For greater certainty, it is expressly understood and agreed that the respective rights and remedies of the Lenders hereunder or under any other document or instrument executed pursuant to this Agreement are cumulative and are in addition to and not in substitution for any rights or remedies provided by law or by equity; and any single or partial exercise by the Lenders of any right of remedy for a default or breach of any term, covenant, condition or agreement contained in this Agreement or other document or instrument executed pursuant to this Agreement shall not be deemed to be a waiver of or to alter, affect or prejudice any other right or remedy or other rights or remedies to which the Lenders may be lawfully entitled for such default or breach. Any waiver by the Lenders of the strict observance, performance or compliance with any term, covenant, condition or agreement herein contained and any indulgence granted either expressly or by course of conduct, by the Lenders shall be effective only in the specific instance and for the purpose for which it was given and shall be deemed not to be a waiver of any rights and remedies of the Lenders under this Agreement or other document or instrument executed pursuant to this Agreement as a result of any other default or breach hereunder or thereunder.

9.4 Setoff - Any deposits or other sums credited by or due from the Lenders to the Borrower and any securities or other property of the Borrower in the possession of the Lenders or Agent may be, unless otherwise agreed, applied to or set off against the payment of the obligations of the Borrower hereunder and any or all other Liabilities, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower to the Lenders or Agent at any time after the occurrence and during the continuance of any Event of Default, in each case for the benefit of each of the Lenders rateably in accordance with the portion of the Loans outstanding to such Lender.


                                   ARTICLE X

                           THE AGENT AND THE LENDERS

10.1             The Agent - Each Lender hereby irrevocably appoints the
Agent to act as its agent in connection with this Agreement and any matter contemplated hereunder, and irrevocably authorizes the Agent to exercise such rights, powers and discretions as are delegated to the Agent pursuant to this Agreement together with all such rights, powers and discretions as are incidental hereto or thereto. The Agent shall have only those duties and responsibilities which are expressly specified in this Agreement, and it may perform such duties by or through its agents or employees. This Agreement shall not place the Agent under any fiduciary duties in respect of any Lender. As to any matters not expressly provided for by this Agreement, the Agent shall not be required by the Lenders to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected with respect to the Lenders in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders; provided, however, that the Agent shall not be required to take any action which exposes the Agent to liability or which is contrary to this Agreement or Applicable Law.


10.2             The Agent's Responsibility -

         (a)     The Agent may assume that:

                 (i) any representation, warranty or statement made by the Borrower in or in connection with any of this Agreement (including, without limitation, in any Drawdown Notice) is true and correct;

                 (ii)     no Event of Default has occurred;

                 (iii) the Borrower is not in breach of or in default under, its obligations under this Agreement; and

                 (iv) there has been no assignment or transfer by any means by any of the Lenders of their rights hereunder unless and until the Agent receives a Bank Transfer Agreement substantially in the form set forth in Schedule G whereby the assignee is bound hereby as it would have been if it had been an original Lender party hereto;

         and the Agent may also:

         (b) unless it has actual knowledge or actual notice to the contrary, assume that each Lender's address is that identified with its signature in Schedule A until the Agent has received from such Lender a notice designating some other office of such Lender as its address and act upon any such notice until the same is superseded by a further such notice;

         (c) engage and pay for the advice or services of any legal counsel, independent public accountants or other experts whose advice or services may to it seem necessary, expedient or desirable and rely upon any advice so obtained and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts;

         (d) unless it has actual knowledge or actual notice to the contrary, rely as to matters of fact which might reasonably be expected to be within the knowledge of any Person upon a statement signed by or on behalf of the such Person;

         (e) unless it has actual knowledge or actual notice to the contrary, rely upon any communication or document believed by it to be genuine;

         (f) refrain from exercising any right, power or discretion vested in it under this Agreement unless and until instructed by the Majority Lenders (or Lenders if instruction of the Lenders is specifically required by the terms of this Agreement) as to whether or not such right, power or discretion is to be exercised and, if it is to be exercised, as to the manner in which it should be exercised;

         (g) refrain from exercising any right, power or discretion vested in it which would or might in its opinion be contrary to any law of any jurisdiction or any directive or otherwise render it liable to any Person, and may do anything which is in its opinion necessary to comply with any such law or directive;

         (h) retain for its own benefit, and without liability to account for, any fee or other sum receivable by it for its own account;

         (i) accept deposits from, lend money to, provide any advisory or other services to or engage in any kind of banking or other business with any Party (including any Subsidiary thereof); and

         (j) refrain from acting in accordance with any instructions of the Majority Lenders to begin any legal action or proceeding arising out of or in connection with any of this Agreement or any Bankers' Acceptance or Letter of Credit, until it shall have received such security as it may require (whether by way of payment in advance or otherwise) against all costs, claims, expenses (including legal fees), obligations, losses, damages, penalties, actions, judgments, suits, disbursements and liabilities of any kind or nature whatsoever which it will or may expend or incur in complying with such instruction.

10.3             The Agent's Duties - The Agent shall:

         (a) promptly upon receipt thereof, inform each Lender of the contents of any notice, document, request or other information received by it in its capacity as Agent hereunder from the Borrower excepting therefrom information and notices relating solely to the role of Agent hereunder;

         (b) promptly notify each Lender of the occurrence of any Event of Default of which the Agent has written notice from the Borrower;

         (c) each time the Borrower requests the prior written consent of the Lenders or Majority Lenders, use its best efforts to obtain and communicate to the Borrower the response of the Lenders or Majority Lenders, as the case may be, in a reasonable and timely manner having due regard to the nature and circumstances of the request;

         (d) subject to the foregoing provisions of this Section and compliance with this Agreement, act in accordance with any instructions given to it by the Lenders or, where permitted, the Majority Lenders; and

         (e) if so instructed by the Lenders, or the Majority Lenders, as applicable, refrain from exercising any right, power or discretion vested in it under this Agreement or any document incidental hereto.

10.4 Protection of Agent - Notwithstanding anything to the contrary expressed or implied herein, the Agent shall not:

         (a)     be bound to enquire as to:

                 (i) whether any representation, warranty or statement made by the Borrower in or in connection with this Agreement or any document incidental hereto is true or correct;

                 (ii)     the occurrence or otherwise of any Event of Default;

                 (iii) the performance or observance by the Borrower of its obligations under this Agreement or any document incidental hereto or to inspect the property or assets (including the books and records) of the Borrower or any of its Subsidiaries;

                 (iv) any breach of or default by the Borrower of or under its obligations under this Agreement; or

                 (v) the use or application by the Borrower of any of the proceeds of the Facility;

         (b) be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account;

         (c) be bound to disclose to any Person any information relating to the Borrower if such disclosure would or might in its opinion constitute a breach of any law or regulation or be otherwise actionable at the suit of any Person; or

         (d) accept any responsibility for the accuracy and/or completeness of any information supplied by others in connection herewith or for the legality, validity, effectiveness, adequacy or enforceability of this Agreement, any Bankers' Acceptance, any Letter of Credit or any document incidental hereto or thereto and the Agent shall not be under any liability or responsibility as Agent to any Lender as a result of taking or omitting to take any action in relation to the Agreement, any Bankers' Acceptance, any Letter of Credit or any document incidental hereto or thereto save in the case of gross negligence or wilful misconduct, and each of the Lenders and the Borrower agree that it will not assert or seek to assert against any director, officer, employee or agent of the Agent any claim it might have against any of them in respect of the matters referred to in this Section.

10.5 Indemnification of Agent - Each of the Lenders agrees to indemnify the Agent (to the extent not reimbursed by the Borrower), ratably according to their respective Commitment Amounts, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement, or any of the transactions contemplated hereby, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's own negligence or wilful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the transactions contemplated hereby to the extent that the Agent is not reimbursed for the expenses by the Borrower.

10.6             Termination or Resignation of an Agent

         (a) Notwithstanding the irrevocable appointment of the Agent, the Majority Lenders may (with the consent of the Borrower, not to be unreasonably withheld), upon giving the Agent 90 days' prior written notice to such effect, terminate the Agent's appointment hereunder provided that a successor Agent has been appointed at or prior to the expiry of such notice.

         (b) The Agent may resign its appointment hereunder at any time without assigning any reason therefor upon giving 15 Business Day's prior written notice to such effect to each of the other parties hereto. Such resignation shall not be effective until a successor Agent has been appointed.

         (c) In the event of any such termination or resignation, the Majority Lenders shall appoint a successor Agent who shall be a Lender (who consents to such appointment) acceptable to the Borrower, acting reasonably. The retiring Agent shall deliver copies of the accounts to such successor and the retiring Agent shall be discharged from any further obligation hereunder accruing thereafter but shall remain entitled to the benefit of the provisions of this Section and the Agent's successor and each of the other parties hereto shall have the same rights and obligations among themselves as they would have had if such successor originally had been a Party hereto as Agent.

         (d) If no successor Agent has been appointed pursuant to the subsections above by the expiry of the required period of prior notice after the date such notice of resignation was given by the resigning Agent, the resigning Agent's resignation shall become effective and such of the Lenders as is designated by (and consents to such designation) the Borrower shall thereafter perform all the duties of the resigning Agent hereunder until such time, if any, as the Majority Lenders appoint a successor Agent as provided above.

10.7 Rights of the Agent as Lender - With respect to its Commitment, the Advances made by it, any Bankers' Acceptances accepted and purchased by it and any Letters of Credit issued by it, the Agent shall have the same rights, powers and obligations under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include any Person serving as an Agent in its individual capacity. Any Person serving as an Agent and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower and any Person who may do business with or own securities of the Borrower, all as if such Person serving as the Agent were not the Agent and without any duty to account therefor to the Lenders.

10.8 Financial Information Concerning Gulf - Subject to subsection 10.3(a), the Agent shall not have any duty or responsibility either initially or on a continuing basis to provide any Lender with any credit or other information with respect to the financial condition and affairs of Gulf.

10.9 Knowledge of Financial Situation of the Borrower - Each Lender has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of the Borrower. Accordingly, each Lender confirms with the Agent that it has not relied, and will not hereafter rely, on the Agent (i) to check or enquire on its behalf into the adequacy, accuracy or completeness of any information provided by the Borrower or any other Person under or in connection with this Agreement or the transactions hereby contemplated (whether or not such information has been or is hereafter distributed to such Lender by the Agent), or (ii) to assess to keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower. The Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or the financial condition of the Borrower or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, or the financial condition of the Borrower or the existence or possible existence of any Event of Default or event of which would constitute an Event of Default with the giving of notice, the passing of time, or both. Each Lender acknowledges that a copy of this Agreement has been made available to it for review and each Lender acknowledges that it is satisfied with the form and substance of this Agreement. Each Lender hereby covenants and agrees that it will not make any arrangements with the Borrower for the satisfaction by the Borrower of any Advances without the consent of all the other Lenders.

10.10            Legal Proceedings

         (a) Each of the Lenders hereby acknowledges that, to the extent permitted by Applicable Law, the remedies provided hereunder to the Lenders are for the benefit of the Lenders collectively and acting together and not severally and further acknowledges that its rights hereunder are to be exercised not severally, but collectively by the Agent upon the decision of the Majority Lenders. Notwithstanding any of the provisions contained herein, each of the Lenders hereby covenants and agrees that it shall not be entitled to take any legal proceedings with respect to this Agreement, any Bankers' Acceptance or any Letter of Credit, but that any such legal proceeding shall be taken only by the Agent with the prior written agreement of the Majority Lenders provided that notwithstanding the foregoing, in the absence of instructions from the Lenders and where in the sole opinion of the Agent the exigencies of the situation warrant such action, the Agent may without notice to or consent of the Lenders take such action on behalf of the Lenders as it deems appropriate or desirable in the interests of the Lenders and provided that the Agent shall not be obligated to take any legal proceedings against the Borrower or any other Person for the recovery of any amount due under this Agreement or under any of the Bankers' Acceptances or Letters of Credit. Upon any such written consent being given by the Majority Lenders, each Lender shall cooperate fully with the Agent to the extent requested by the Agent in the collective realization. Each Lender shall do all acts and things to make, execute and deliver all agreements and other instrument, including, without limitation, any instruments necessary to effect any registrations, so as to fully carry out the intent and purpose of this Section.

         (b) Each of the Lenders shall not seek, take, accept or receive any security for any of the obligations and liabilities of the Borrower hereunder or under any other document, instrument, writing or agreement ancillary hereto other than such security as is provided hereunder or thereunder and shall not enter into any agreement with any of the parties hereto or thereto relating in any manner whatsoever to this Agreement (including, without limitation, any Bankers' Acceptances issued and purchased hereunder or any Letters of Credit issued hereunder), unless all of the Lenders shall at the same time obtain the benefit of any such security or agreement.

10.11 Capacity as Agent - In performing its functions and duties under this Agreement, the Agent shall act solely as the agent of the Lenders and shall not assume, and shall not be deemed to have assumed, any obligation as agent or trustee for the Borrower or any other Person. The Agent shall not be under any liability or responsibility of any kind to the Borrower, the Lenders or to any other Person arising out of or in relation to any failure or delay in performance or breach by any other Lender or Lenders or, as the case may be, the Borrower or any other Person pursuant to or in any way in connection with this Agreement.


                                   ARTICLE XI

                                    PAYMENT

11.1             Payments to Agent

         (a) All payments in Canadian Dollars to be made by the Borrower in connection with this Agreement or with a Bankers' Acceptance shall be made by the Borrower in funds having same day value to the Agent, for its own account or for the account of the Lenders, at its Toronto Main Branch, 1269 - 332, in the name of International Loan Operations (Central, Toronto) - the Gulf Agency Account, or at any other office or account in Toronto designated by the Agent. Any such payment shall be made on the date upon which such payment is due, in accordance with the terms hereof, no later than 11:00 a.m. (Calgary time). Any such payment shall be a good discharge, to the Borrower, for such payment and, if any such payment is for the account of the Lenders, the Agent shall hold the amount so paid "in trust" for the Lenders until distributed to them in accordance with this Agreement.

         (b) All payments in U.S. Dollars to be made by the Borrower in connection with this Agreement shall be made by the Borrower in immediately available funds to the Agent, for its own account or for the account of the Lenders, at the branch referred to in subsection 11.1(a), for Transit 2 Account No. 4637-654 in the name of International Loan Operations (Central, Toronto) - the Gulf Agency Account, or at any other office or account in Toronto designated by the Agent. Any such payment shall be made on the date upon which such payment is due, in accordance with the terms hereof, no later than 10:00 a.m. (Calgary time). Any such payment shall be a good discharge, to the Borrower for such payment and, if such payment is for the account of the Lenders, the Agent shall hold the amount so paid "in trust" for the Lenders until distributed to them in accordance with this Agreement.

11.2             Payments by Lenders to Agent

         (a) All payments in Canadian Dollars to be made by any Lender to the Agent in connection with Advances of the Borrower shall be made in immediately available funds to the Agent, for the Borrower's account (unless otherwise specified), at the branch, office or account mentioned in or designated under subsection 11.1(a) and no later than the time designated therein (unless another time is specified therefor elsewhere in this Agreement).

         (b) All payments in U.S. Dollars to be made by any Lender to the Agent in connection with Advances of the Borrower shall be made in immediately available funds to the Agent, for the Borrower's account (unless otherwise specified), at the branch, office or account mentioned in or designated under subsection 11.1(b) and no later than the time designated therein (unless another time is specified therefor elsewhere in this Agreement).

11.3 Payments by Agent to Borrower - Any payment received by the Agent for the account of the Borrower shall be paid in funds having same value to the Borrower by the Agent on the date of receipt, or if such date is not a Business Day, on the next Business Day, to such account(s) as the Borrower may designate.

11.4 No Set-Off or Counterclaim by Borrower - All payments by the Borrower shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

11.5 Non-Receipt by Agent - Subject to Section 2.7, where a sum is to be paid hereunder to the Agent for the account of another Party hereto, the Agent shall not be obliged to make the same available to that other Party hereto until it has been able to establish that it has actually received such sum, but if it does pay out a sum and it proves to be the case that it had not actually received the sum it paid out, then the Party hereto to whom such sum was so made available shall, on request, ensure that the amount is refunded to the Agent and shall, on demand, indemnify the Agent against any cost or loss it may have suffered or incurred by reason of its having paid out such sum prior to its having received such sum.

11.6 When Due Date Not Specified - Whenever this Agreement does not provide a date when any amount payable hereunder shall be due and payable, such amount shall be due and payable on the third Business Day following written notice or demand for payment thereof by the Agent or any Lender, save that nothing hereinbefore provided shall in any way affect or alter the rights and remedies available to the Agent and any Lender under Article IX.

11.7 Agent's Authority to Debit - In respect of all amounts payable by the Borrower under this Agreement as interest, the Borrower hereby authorizes and instructs the Agent (provided that the Agent shall provide not less than 4 hours (occurring between 7:30 a.m. and 4:30 p.m. (Calgary time) on a Business Day) prior notice to the Borrower of the amount thereof) to debit, from time to time when such amounts are due and payable, the account or accounts designated pursuant to Section 11.1 or Section 11.3, as applicable, for the purpose of satisfying payment thereof.


                                  ARTICLE XII

                                    GENERAL

12.1 Costs and Expenses - The Borrower shall pay promptly all reasonable costs and expenses incurred by the Agent on its own behalf or on behalf of the Lenders in connection with preparation, printing, execution and delivery of each of this Agreement and the other documents to be delivered hereunder, whether or not any Drawdown has been made hereunder, including, without limitation, the fees and out-of-pocket expenses of Agent's counsel with respect thereto and with respect to advising each of the Agent on its own behalf or on behalf of the Lenders as to the rights and responsibilities hereunder and the other documents delivered hereunder. The Borrower further agrees to pay all costs and expenses incurred by the Agent on its own behalf or on behalf of the Lenders (including fees and expenses of counsel, accountants and other experts), in connection with any waiver or consent under, or amendment to, this Agreement, or the preservation or enforcement of rights of the Agent and the Lenders under this Agreement and other documents delivered hereunder including, without limitation, all reasonable costs and expenses sustained by each of the Agent and the Lenders as a result of any failure by the Borrower to perform or observe its obligations contained in any of such documents.

12.2             Indemnifications by the Borrower -

         (a) Failure to Complete Drawdown - In addition to any liability of the Borrower to the Agent or the Lenders under any other provision of this Agreement, the Borrower shall indemnify each of the Agent and the Lenders and hold each of them harmless against any reasonable loss (excluding loss of profit) or expense incurred thereby as a result of any failure by the Borrower to fulfil any of its obligations hereunder including, without limitation, any cost or expense incurred by reason of the liquidation or re-employment in whole or in part of deposits or other funds required by the Agent to fund any Drawdown as a result of:

                 (i) the Borrower's failure to complete a Drawdown or to make any payment, repayment or prepayment on the date required hereunder or specified by it in any notice given hereunder;

                 (ii) the Borrower's failure to pay any other amount, including without limitation any interest or fee, due hereunder on its due date; or

                 (iii) the Borrower's failure to give any notice required to be given by it to the Agent or a Lender hereunder.

         (b) General Indemnity - In addition to any liability of the Borrower to the Agent or the Lenders under any other provisions of this Agreement, the Borrower shall, to the fullest extent permitted by Applicable Law, indemnify each of the Agent and the Lenders, and their respective officers, directors, employees, representatives, shareholders, agents and affiliates (as used in this Section each an "Indemnified Party") from, hold each of them harmless against and promptly upon written demand therefor pay or reimburse each of them for, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), claims, demands, causes of action, costs, losses (excluding loss of profit), liabilities, damages or expense of any kind or nature whatsoever but excluding those based on gross negligence or wilful misconduct of such Indemnified Party (the "Indemnity Matters") which may be incurred by or asserted against or involve any of them (whether or not any of them is designated a party thereto) as a result of: (i) any actual or proposed use by the Borrower of the proceeds of any Advance; (ii) any transaction in which any proceeds of all or any part of a Drawdown is applied; or (iii) any Event of Default, including, without limitation, the reasonable fees and disbursements of counsel and all other expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any investigations, litigation or inquiries), claim, demand or cause of action; provided, that prior to the occurrence of an Event of Default, the Borrower shall only be obligated to pay the reasonable fees and disbursements of counsel engaged by the Agent to represent all of the Agent and the Lenders. Subject to the proviso in the preceding sentence, the Borrower shall be obligated to pay or reimburse each Indemnified Party for all out-of-pocket costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred by such Indemnified Party in the defense of any claims arising out of any Indemnity Matter at the time such costs and expenses are incurred and such Indemnified Party has given the Borrower written notice thereof.

         (c) Contribution - If and to the extent that the foregoing indemnities may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities described which is permissible under Applicable Law.

         (d) Survival of Indemnity - The foregoing indemnities and the indemnity set forth in Section 8.2 shall survive the termination of this Agreement, the consummation of the transactions contemplated by this Agreement, the repayment of the Facility, the invalidity or unenforceability of any term or provision of this Agreement, or any other document, any investigation made on behalf of the Agents or the Lenders and the content or accuracy of any representation or warranty made by the Borrower or any Subsidiary under this Agreement.

12.3 Funds - Each amount advanced, made available, disbursed or paid hereunder shall be advanced, made available, disbursed or paid, as the case may be, in immediately available funds or, after notice from the Agent, in such other form of funds as may from time to time be customarily used in Toronto, Canada in the settlement of banking transactions similar to the banking transactions required to give effect to the provisions of this Agreement on the day such advance, disbursement or payment is to be made.

12.4 Notice - Any demand, notice or communication to be made or given hereunder shall be in writing, except as otherwise expressly permitted or required under this Agreement, and may be made or given by personal delivery or by facsimile machine addressed to the respective Parties as follows:

         to the Borrower:

                 Gulf Canada Resources Limited
                 401 - 9th Avenue S.W.
                 Calgary, Alberta
                 T2P 2H7

                 Attention:       Treasury

                 Phone:           (403) 233-4000
                 Fax:             (403) 233-5500

         with copy to:

                 Gulf Canada Resources Limited
                 One Norwest Center,
                 1700 Lincoln, Suite 5000
                 Denver, Colorado
                 80203-4525

                 Attention:       Treasurer

                 Phone:           (303) 813-3820
                 Fax:             (303) 813-3900
         to the Agent:

                 Bank of Montreal
                 Loan Agency Services
                 After Sales
                 22nd Floor
                 1 First Canadian Place
                 Toronto, Ontario
                 M5X 1A1

                 Attention:       Manager, Loan Agency Services

                 Tel No. (416) 867-5612
                 Fax No. (416) 867-5718

         to the Lenders as set forth in Schedule A

or to such other delivery or facsimile machine address as any Party may from time to time notify the others in accordance with this Section. Any demand, notice or communication made or given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof, or, if given by facsimile transmission, on the first Business Day following the transmittal thereof.

12.5 Governing Law - This Agreement shall be conclusively deemed to be a contract made under, and shall for all purposes be governed by and construed in accordance with, the laws of the Province of Alberta, Canada, without prejudice to or limitation of any other rights or remedies available under the laws of any jurisdiction where property or assets of the Borrower may be situate.

12.6 Judgment Currency - If for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement it becomes necessary to convert into the currency of such jurisdiction (herein called the "Judgment Currency") any amount due hereunder in any currency other than the Judgment Currency, then such conversion shall be made at the exchange rate (which shall, in respect of any conversion of U.S. Dollars to Cdn. Dollars or vice versa, be the Exchange Rate) prevailing on the Business Day before the day on which judgment is given. In the event that there is a change in such exchange rate prevailing between the Business Day before the day on which the judgment is given and the date of payment of the amount due, the Borrower shall, on the date of payment, pay such additional or lesser amounts (if any) as may be necessary to ensure that the amount paid on such date is the amount in the Judgment Currency which when converted at such exchange rate prevailing on the date of payment is the amount then due under this Agreement in such other currency. Any additional amount due from the Borrower under this Section shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Agreement.

12.7 Amendments, Etc. - No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) increase the Commitments or the Commitment Amounts of the Lenders or subject the Lenders to any obligations in addition to those set out in this Agreement; (b) reduce the principal of any outstanding Loans, or the rate of interest or fees on any of the Loans or any fees or other amounts payable hereunder; (c) postpone any date fixed for any payment of principal of, or interest or fees in respect of, any Loans or any fees or other amounts payable hereunder; (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Lenders to take any action under this Agreement (including, without limitation, the definition of Majority Lenders); (e) change any currency or mode of calculation or computation of any payment required hereunder; (f) amend this Section 12.7 or subsection 8.1(l); or (g) amend, release or waive or consent to any departure from any matter stated to require approval or consent of all the Lenders. Except as otherwise specifically provided herein, the Lenders shall use reasonable good faith efforts to respond to any written request by the Borrower for permission to take any action which is or may be prohibited under this Section within 20 Business Days of receipt thereof.

12.8 Severability - Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions of this Agreement and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.

12.9 Whole Agreement - This Agreement constitutes the whole and entire agreement between the Parties relating to the subject matter of this Agreement, and cancels and supersedes any prior agreements, undertakings, declarations, commitments and representations, written or oral, in respect thereof including, without limitation, the commitment letter dated June 13, 1997 sent by the Agent and accepted by the Borrower on June 16, 1997.

12.10            Binding Effect; Assignments

         (a) Successors and Assigns - This Agreement shall become effective on the date hereof and thereafter shall be binding upon and inure to the benefit of and be enforceable by the Borrower, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein except to a Successor pursuant to Section 8.4. No Lender may participate, assign or sell any of its rights or obligations hereunder except as required by operation of law in connection with the merger, consolidation or dissolution of any Lender or as provided in this Section.

         (b) Assignments - Each Lender may, at its own cost, in accordance with Applicable Law and with the consent of the Borrower and the Agent (which consent shall not be unreasonably withheld by either of them) assign to any Eligible Lender, all or any part of the

         Loans owing to such Lender and any such Lender's continuing obligations with respect to this Agreement (including any Bankers' Acceptances), and all or any part of such Lender's Commitment (which assignment shall be of a constant, and not of a varying, percentage of all of the assigning Lender's Advances and Commitment) and to the extent of any such assignment the assignee shall, to the fullest extent permitted by law, have the same rights and benefits hereunder and the same continuing obligations as it would have if it were such Lender hereunder; provided, however that (i) the Agent and the Borrower shall be entitled to continue to deal solely and directly with the assignor Lender in connection with the interests so assigned unless and until such assignee becomes a Lender pursuant to a Bank Transfer Agreement substantially in the form set forth in Schedule G;
         (ii) any transfer of less than all of any Lender's Advances and Commitment shall be in an aggregate amount not less than U.S. $10,000,000, and (iii) immediately after any transfer of less than all of a Lender's rights in respect of the Loans owing to such Lender and all of its Commitment such assignor Lender shall retain Loans and Commitment of not less than U.S. $10,000,000 and provided further that no assignee or transferee shall be entitled to receive pursuant to such assignment or transfer more than the amounts which would otherwise have been payable by the Borrower to such Lender, had such assignment or transfer not been made, in respect of the rights, benefits and/or obligations so assigned or transferred. For greater certainty, the Borrower shall not be obligated to pay to any such assignee or transferee any amount(s) pursuant to this Agreement which is (are) greater than the amount(s), if any, which the Borrower would otherwise have been obligated to pay to the Lender (whose rights, benefits and/or obligations have been so assigned to such assignee or transferee) had such assignment or transfer not have been made. Upon
         (1) such execution of such Bank Transfer Agreement, (2) delivery of an executed copy thereof to each of the Borrower and the Agent, (3) payment of a recording fee in the amount of U.S. $2,500 by such transferor Lender or assignee Lender to the Agent, and (4) payment by such assignee Lender to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such assignee Lender to the Agent, such transferor Lender shall be released from any further obligations hereunder accruing thereafter to the extent of such assignment and such assignee Lender shall for all purposes be a Lender party to this Agreement and shall have all the rights and obligations of a Lender under this Agreement to the same extent as if it were an original Party hereto, and no further consent or action by the Borrower, the Lenders or the Agent shall be required. Such Bank Transfer Agreement shall be deemed to amend this Agreement and the Agent shall amend Schedule A hereto, to the extent, and only to the extent, necessary to reflect the addition of such assignee Lender as a Lender and the resulting adjustment of the Commitments arising from the purchase by such assignee Lender of all or a portion of the Advances and Commitment of such transferor Lender.

         (c) No Lender may make any such assignment or transfer, or take any action or steps to attempt to do so, until after October 18, 1997.

12.11 Participations - With the approval of the Borrower, not to be unreasonably withheld, any Lender may at any time sell to one or more financial institutions (each, a "Participant") participating interests in any of the Loans, Commitments, or other interests of such Lender hereunder; provided, however, that:

         (a) no participation contemplated in this Section 12.11 shall relieve such Lender from its Commitments or its other obligations hereunder or under any other agreement or document contemplated herein;

         (b) such Lender shall remain solely responsible for the performance of its Commitments and such other obligations;

         (c) the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and each of the other Loan Documents;

         (d) each Participant shall, for the purposes of Sections 9.4, 10.10, 12.1 and 12.2 hereof, be deemed to be a Lender hereunder and entitled to the benefit of the provisions of such Sections to the same extent as the relevant Lender;

         (e) no Participant shall be entitled to direct the voting of the relevant Lender in respect of any matter requiring the consent, waiver or approval of the Majority Lenders, but shall be entitled to vote in respect of any matter requiring the consent, waiver or approval of all Lenders;

         (f)     such Participant is an Eligible Lender; and

         (g) no participating interest shall be in an aggregate amount of less than U.S. $10,000,000.

12.12 Further Assurances - Each of the Borrower, the Agent and the Lenders shall promptly cure any default or defect by it in the execution and delivery of this Agreement. The Borrower, at its expense, shall promptly execute and deliver to the Agent, upon request by the Agent, all such other and further documents, agreements, opinions, certificates and other instruments in compliance with, or accomplishment of its covenants and agreements hereunder or to more fully state its obligations as set out herein or to make any recording, filing or notice or obtain any consent, all as may be reasonably necessary or appropriate in connection therewith.

12.13 Counterparts - This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

                 IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.

                                                   GULF CANADA RESOURCES LIMITED


                                                   By:
                                                      --------------------------
                                                      Name:
                                                      Title:


                                                   By:
                                                      --------------------------
                                                      Name:
                                                      Title:


                                                   BANK OF MONTREAL, AS AGENT


                                                   By:
                                                      --------------------------
                                                      Richard Miller
                                                      Director

                                   SCHEDULE A

                                    LENDERS

NAME AND LENDING OFFICE OF
LENDER                                COMMITMENT AMOUNT               EXECUTION
--------------------------            -----------------               ---------
Bank of Montreal                      U.S. $91,000,000                Bank of Montreal
First Canadian Centre
350 - 7th Avenue S.W.                                                 By:
24th Floor                                                                 -------------------------------------
Calgary, Alberta                                                           Name:
T2P 3N9                                                                    Title:

                                                                      By:
                                                                           -------------------------------------
                                                                           Name:
                                                                           Title:

ABN Amro Bank Canada                  U.S. $77,000,000                ABN Amro Bank Canada
Suite 2500
650 West Georgia Street                                               By:
Vancouver, British Columbia                                                -------------------------------------
V6B 4N8                                                                    Name:
                                                                           Title:

                                                                      By:
                                                                           -------------------------------------
                                                                           Name:
                                                                           Title:

Bank of America Canada                U.S. $77,000,000                Bank of America Canada
Suite 1900
855 Second Street, S.W.                                               By:
Calgary, Alberta                                                           -------------------------------------
T2P 4J7                                                                    Name:
                                                                           Title:

                                                                      By:
                                                                           -------------------------------------
                                                                           Name:
                                                                           Title:

The Chase Manhattan Bank of           U.S. $77,000,000                The Chase Manhattan Bank of Canada
Canada
1 First Canadian Place                                                By:
100 King Street                                                            -------------------------------------
Suite 6900                                                                 Name:
Toronto, Ontario                                                           Title:
M5X 1A4
                                                                      By:
                                                                           -------------------------------------
                                                                           Name:
                                                                           Title:

NAME AND LENDING OFFICE OF
LENDER                                COMMITMENT AMOUNT               EXECUTION
--------------------------            -----------------               ---------
Royal Bank of Canada                  U.S. $77,000,000                Royal Bank of Canada
23rd Floor
335 - 8th Avenue S.W.                                                 By:
Calgary, Alberta                                                           -------------------------------------
T2P 1C9                                                                    Name:
                                                                           Title:

                                                                      By:
                                                                           -------------------------------------
                                                                           Name:
                                                                           Title:

The Toronto-Dominion Bank             U.S. $77,000,000                The Toronto-Dominion Bank
Suite 800
Home Oil Tower                                                        By:
324 8th Avenue S.W.                                                        -------------------------------------
Calgary, Alberta                                                           Name:
T2P 2Z2                                                                    Title:

                                                                      By:
                                                                           -------------------------------------
                                                                           Name:
                                                                           Title:

Bank of Tokyo - Mitsubishi            U.S. $42,000,000                Bank of Tokyo - Mitsubishi (Canada)
(Canada)
Suite 2410                                                            By:
666 Burrard Street                                                         -------------------------------------
Vancouver, British Columbia                                                Name:
V6C 3L1                                                                    Title:

                                                                      By:
                                                                           -------------------------------------
                                                                           Name:
                                                                           Title:

Credit Lyonnais Canada                U.S. $42,000,000                Credit Lyonnais Canada
Suite 2050
300 5th Avenue, S.W.                                                  By:
Calgary, Alberta                                                           -------------------------------------
T2P 3C4                                                                    Name:
                                                                           Title:

                                                                      By:
                                                                           -------------------------------------
                                                                           Name:
                                                                           Title:

Societe Generale (Canada)             U.S. $42,000,000                Societe Generale (Canada)
100 Yonge Street
Suite 1002                                                            By:
Toronto, Ontario                                                           -------------------------------------
M5C 2W1                                                                    Name:
                                                                           Title:

                                                                      By:
                                                                           -------------------------------------
                                                                           Name:
                                                                           Title:


NAME AND LENDING OFFICE OF
LENDER                                COMMITMENT AMOUNT               EXECUTION
--------------------------            -----------------               ---------
Hongkong Bank of Canada               U.S. $24,500,000                Hongkong Bank of Canada
777 8th Avenue, S.W.
Calgary, Alberta                                                      By:
T2P 3R5                                                                    -------------------------------------
                                                                           Name:
                                                                           Title:

                                                                      By:
                                                                           -------------------------------------
                                                                           Name:
                                                                           Title:

The Industrial Bank of Japan          U.S. $24,500,000                The Industrial Bank of Japan (Canada)
(Canada)
Suite 1220                                                            By:
666 Burrard Street                                                         -------------------------------------
Vancouver, British Columbia                                                Name:
V6C 2X8                                                                    Title:

                                                                      By:
                                                                           -------------------------------------
                                                                           Name:
                                                                           Title:

JP Morgan Canada                      U.S. $24,500,000                JP Morgan Canada
South Tower, Royal Bank Plaza
Suite 1800                                                            By:
Toronto, Ontario                                                           -------------------------------------
M5J 2J2                                                                    Name:
                                                                           Title:

                                                                      By:
                                                                           -------------------------------------
                                                                           Name:
                                                                           Title:

Paribas Bank of Canada                U.S. $24,500,000                Paribas Bank of Canada
Royal Trust Tower
Suite 4100, P.O. Box 31                                               By:
Toronto-Dominion Centre                                                    -------------------------------------
Toronto, Ontario                                                           Name:
M5K 2N8                                                                    Title:

                                                                      By:
                                                                           -------------------------------------
                                                                           Name:
                                                                           Title:

                                   SCHEDULE B

                             COMPLIANCE CERTIFICATE


TO:      [LIST LENDERS] and Bank of Montreal, as Agent

--------------------------------------------------------------------------------

This Certificate of Compliance is given pursuant to the terms of the loan agreement (the "Loan Agreement") dated July 18, 1997 between the Lenders named therein, the Agent and Gulf Canada Resources Limited with respect to the Fiscal Quarter ended ________________________. Unless otherwise defined herein or the context otherwise requires, all terms used in this Certificate of Compliance shall have the same meaning herein as in the Loan Agreement. The undersigned hereby certifies, on behalf of the Borrower, that:

    1. the representations and warranties of the undersigned contained in subsections 7.1(a), (c), (d), (e), (g) and (p) of the Loan Agreement are true and correct on and as of the date hereof as though made on and as of the date hereof;

    2. all of the covenants of the undersigned contained in the Loan Agreement together with all of the conditions precedent to a Drawdown (if applicable) and all other terms and conditions contained in the Loan Agreement have been fully complied with;

    3. no Event of Default has occurred and remains outstanding and to the best of the knowledge, information and belief of the undersigned (after due enquiry), no event has occurred and is continuing which with the passing of time, the giving of notice or both, would constitute an Event of Default;

    4.  as of [INSERT DATE OF END OF FISCAL QUARTER]:

        (a)   Equity of Gulf                Cdn.$
                                                  -------------------------
        (b)   Tangible Net Worth of Gulf    Cdn.$
                                                  -------------------------
        (c)   Minimum Tangible Net Worth    Cdn.$
                                                  -------------------------
        (d)   Total Senior Debt             Cdn.$
                                                  -------------------------
        (e)   Cumulative Restricted EBITDA  Cdn.$
                                                  -------------------------
        (f)   Acquisition EBITDA            Cdn.$
                                                  -------------------------
        (g)   Disposition EBITDA            Cdn.$
                                                  -------------------------

        (h)
                         Total Senior Debt
              ----------------------------------------
              (Cumulative                            )
              (Restricted + Acquisition - Disposition) =  -----------------
              (  EDITDA       EBITDA        EBITDA   )


        (i)   The Senior Debt rating assigned by:

              (i)     Standard & Poor's
                                                  -------------------------
              (ii)    Moody's
                                                  -------------------------
              (iii)   DBRS
                                                  -------------------------
              (iv)    CBRS
                                                  -------------------------

The undersigned hereby certifies, on behalf of the Borrower, that:

    1. set forth in Exhibit I hereto are the names of all of the Unrestricted Subsidiaries (excepting only Subsidiaries of Unrestricted Subsidiaries) as of [INSERT DATE OF END OF FISCAL QUARTER] together with, in parenthesis, the paragraph of the definition of "Unrestricted Subsidiaries" set forth in the Loan Agreement pursuant to which such Subsidiary constitutes an Unrestricted Subsidiary;

    2. set forth in Exhibit II hereto are the names of all of the Restricted Subsidiaries as of [INSERT DATE OF END OF FISCAL QUARTER];

    3. the aggregate of the Transaction Prices for assets acquired from and including the first day of the Previous Four Fiscal Quarters was $_______________;

    4. the aggregate of the Transaction Prices for assets disposed of from and including the first day of the Previous Four Fiscal Quarters was $_________________________.

DATED the __ day of ___, 199_.

                                        GULF CANADA RESOURCES LIMITED

                                        By:
                                            -------------------------
                                            Name:
                                            Title:

                                   SCHEDULE C

                                DRAWDOWN NOTICE


TO:     Bank of Montreal (the "Agent")

FROM:   Gulf Canada Resources Limited (the "Borrower")

--------------------------------------------------------------------------------

This Drawdown Notice is given pursuant to the terms of the loan agreement (the "Loan Agreement") dated July 18, 1997 between the Lenders named therein, the Agent and the Borrower. Unless otherwise defined herein or the context otherwise requires, all terms used in this Drawdown Notice shall have the same meaning herein as in the Loan Agreement.

Notice is hereby given pursuant to the provisions of Section 2.4 of the Loan Agreement that the Borrower requests a Drawdown or Drawdowns as follows:

Borrowing:
---------

First Drawdown:
        Date of Drawdown:
                Currency:
                                                -------------------------
                Amount:
                                                -------------------------
        Drawdown Type:
                                                -------------------------

        Libor Interest Period (in months):      [IF APPLICABLE]
        Bankers' Acceptance Term (in days):     [IF APPLICABLE]
        Bankers' Acceptance Maturity Date:      [IF APPLICABLE]

Conversion:
----------

Pursuant to subsection 2.11 ([DESIGNATE SUBSECTION]) to convert on [INSERT DATE OF CONVERSION] the amount of $ [SPECIFY CURRENCY] [SPECIFY AMOUNT] of a [SPECIFY TYPE]

        Drawdown into:
                                                -------------------------
        Drawdown Type:
                                                -------------------------

        Libor Interest Period (in months):      [IF APPLICABLE]
        Bankers' Acceptance Term (in days):     [IF APPLICABLE]
        Bankers' Acceptance Maturity Date:      [IF APPLICABLE]

Rollover:
--------

Pursuant to Section 2.12, to rollover on [INSERT DATE OF ROLLOVER] the [LIBOR DRAWDOWN/BANKERS' ACCEPTANCE] as follows:

      Amount
                                                -------------------------
      Currency (if Bankers' Acceptance):
                                                -------------------------

      Libor Interest Period (in months):        [IF APPLICABLE]
      Bankers' Acceptance Term (in days):       [IF APPLICABLE]
      Bankers' Acceptance Maturity Date:        [IF APPLICABLE]

into a [LIBOR DRAWDOWN/BANKERS' ACCEPTANCE] as follows:

      Amount:
                                                -------------------------
      Currency (if Bankers' Acceptance):
                                                -------------------------

      Libor Interest Period (in months):        [IF APPLICABLE]
      Bankers' Acceptance Term (in days):       [IF APPLICABLE]
      Bankers' Acceptance Maturity Date:        [IF APPLICABLE]


[ADDITIONAL DRAWDOWNS IN SAME FORM AS REQUIRED]

The undersigned hereby certifies, on behalf of the Borrower, that:

1. the representations and warranties of the Borrower contained in subsections 7.1 (a), (c), (d), (e), (g) and (p) of the Loan Agreement are true and correct on and as of the date of this Drawdown Notice as though made on and as of the date of this Drawdown Notice;

2. all of the covenants of the Borrower contained in the Loan Agreement together with all of the conditions precedent to a Drawdown and all other terms and conditions contained in the Loan Agreement have been fully complied with [EXCEPT AS SET FORTH IN EXHIBIT I]; and

3. no Event of Default has occurred and remains outstanding and (other than in the case of a Conversion or Rollover, provided, that in the case of a Conversion or Rollover into a Bankers' Acceptance Drawdown or Libon Drawdown, the maturity date or period shall not extend beyond the earliest date upon which it would constitute an Event of Default) to the best of the knowledge, information and belief of the undersigned (after due enquiry), no event has occurred and is continuing which with the giving of notice, the passing of time or both, would constitute an Event of Default.

DATED the ___ day of ___, 199___.


                                        GULF CANADA RESOURCES LIMITED

                                        By:
                                            -------------------------
                                            Name:
                                            Title:

                                   SCHEDULE D

                        BANKERS' ACCEPTANCE UNDERTAKING

To:   [LIST LENDERS]
      (individually a "Lender" and collectively, the "Lenders")

--------------------------------------------------------------------------------

Dear Sirs:

In consideration of ten dollars ($10) now paid by each Party to the other (the receipt and sufficiency of which are hereby acknowledged) and in consideration of the Lender delivering from time to time to the undersigned (the "Borrower") bankers' acceptance forms in blank or discount note forms in blank (collectively the "bankers' acceptance forms") to be signed by the Borrower and subsequently returned to the Lender to be completed by such Lender for such amounts as the Borrower may from time to time request pursuant to the terms of the loan agreement dated as of July 18, 1997 between the Borrower, the Lenders as named therein and Bank of Montreal, as the Agent, as amended from time to time (the "Loan Agreement"), the parties hereto hereby agree as follows:

1. The Borrower shall hold and use prudently the bankers' acceptance forms delivered to it in blank from time to time and shall return them from time to time to the Lender, properly pre-signed and pre-endorsed and in sufficient quantities to be dealt with by each Lender in conformity with the Loan Agreement and this Agreement. The Lender shall provide to the Borrower written acknowledgement of the receipt of such pre-signed and pre- endorsed bankers' acceptance forms.

2. The Lender shall deal prudently with any bankers' acceptance forms pre-signed and pre-endorsed by the Borrower and delivered from time to time by the Borrower and shall use them only in accordance with the instructions of the Borrower given to the Agent and in turn by the Agent to the Lender, in conformity with the Loan Agreement.

3. In accordance with the instructions given from time to time by the Borrower, the Lender is hereby authorized to complete the aforementioned bankers' acceptance forms and, in the case of any such bankers' acceptance form which, upon purchase by a Bank, constitutes a Bankers Acceptance, to provide its acceptance thereon, the whole as provided in and subject to the Loan Agreement.

4. Except as provided in paragraph 5 below, the Borrower shall pay on demand to the Agent for the account of each Lender at the Payment Office the face amount of any bankers' acceptance form subsequently presented to such Lender for payment and paid by such Lender or held by such Lender at maturity, that has been unlawfully issued or used or put into circulation fraudulently or without authority, and shall indemnify such Lender against any loss, cost, damage, expense or claim regardless of by whomsoever made, that such Lender may suffer or incur by reason of any fraudulent, unauthorized or unlawful issue or use of any such bankers' acceptance form.

5. The provisions of paragraph 4 shall not apply in respect of any fraudulent, unauthorized or unlawful issue or use of any such bankers' acceptance form which is caused by the negligence or wilful act or omission of the Agent or a Lender or any of their respective officers, employees, agents or representatives or which occurs as a result of the Agent or a Lender or any of their respective officers, employees, agents or representatives failing to use the same standard of care in the custody of such bankers' acceptance form as it uses in the custody of its own property of a similar nature.

6. Neither the Agent nor any Lender shall be responsible or liable for any failure to make credit available by way of Bankers' Acceptances under the terms of the Loan Agreement if such failure is due to the failure of the Borrower to return duly pre-signed and (in the case of bankers' acceptances) pre-endorsed bankers' acceptance forms to the Lender on a timely basis following a request by the Lender.

7. On request by the Agent on behalf of the Lenders, the Borrower shall return to the Lenders all bankers' acceptance forms then held by the Borrower, provided that all such bankers' acceptance forms which have been pre-signed or pre-endorsed by the Borrower may be cancelled prior to their return.

8. On request by the Borrower made to the Agent, a Lender shall return all pre-signed or pre-endorsed bankers' acceptance forms held by such Lender and not yet issued in accordance with the Borrower's instructions.

Unless otherwise defined herein or the context otherwise requires, all terms used herein shall have the same meaning herein as in the Loan Agreement. This Agreement shall benefit not only the parties hereto but also all other Persons which may, from time to time, become Lenders in accordance with the provisions of the Loan Agreement and, as such, are to receive bankers' acceptance forms.

Dated at Calgary, Alberta as of the __ day of ___, 1997.


                                        GULF CANADA RESOURCES LIMITED

                                        By:
                                            -------------------------
                                            Name:
                                            Title:
                                                                 c/s
                                        By:
                                            -------------------------
                                            Name:
                                            Title:



Accepted at Calgary, Alberta as of the ___ day of ___, 1997.

                                        BANK OF MONTREAL

                                        By:
                                            -------------------------
                                            Name:
                                            Title:


                                (other signature pages depend on Lenders)

                                   SCHEDULE E

                              EXTENSION AGREEMENT


THIS EXTENSION AGREEMENT (the "Agreement"), dated as of __, 199_, is among GULF CANADA RESOURCES LIMITED (the "Borrower"); each of the banks Party to the hereinafter referenced Loan Agreement who have executed this Agreement below (the "Lenders"); and BANK OF MONTREAL, as agent (in such capacity, together with its successors and assigns in such capacity, the "Agent").

RECITALS:

A. The Borrower, the Agent and the Lenders have entered into that certain loan agreement dated July 18, 1997 (as such may be amended, supplemented, restated or otherwise modified from time to time, the "Loan Agreement").
Unless otherwise defined herein or the context otherwise requires, all terms used herein shall have the same meaning herein as in the Loan Agreement);

B. The current Term Out Date in respect of the Lenders is _______ (the "Current Term Out Date"). Pursuant to Section 2.1 of the Loan Agreement, the Borrower has requested that the Lenders extend the Term Out Date until that certain date which is _______________ [INSERT DATE OR NUMBER OF DAYS, IN EITHER CASE, NOT IN EXCESS OF 364 DAYS FROM THE DATE OF CONFIRMATION];

C. Subject to the conditions set forth herein, the undersigned Lenders have agreed to such extension;

NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. The Borrower hereby represents and warrants that the representations and warranties contained in subsections 7.1(a), (c), (d), (e), (g) and (p) of the Loan Agreement are true and correct on and as of the date hereof as though made on and as of the date hereof and no Event of Default has occurred and remains outstanding and to the best of the knowledge, information and belief of the undersigned (after due enquiry) on behalf of the Borrower, no event has occurred and is continuing which, with the giving of notice, the passing of time or both, would constitute an Event of Default.

2. Subject to the conditions that the representations and warranties set forth in Section 1 above are true and correct on the date hereof, the Term Out Date is hereby extended pursuant to Section 2.1 of the Loan Agreement with respect to the Commitments of the Lenders to the [INSERT DATE OR NUMBER OF DAYS, IN EITHER CASE, NOT IN EXCESS OF 364 DAYS FOLLOWING THE DATE OF CONFIRMATION].

3. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original and all of which together shall constitute but one and the same agreement.

EXECUTED as of the date first written above.

                                        BORROWER:

                                        GULF CANADA RESOURCES LIMITED

                                        By:
                                            -------------------------
                                            Name:
                                            Title:

                                        By:
                                            -------------------------
                                            Name:
                                            Title:

                                        AGENT AND LENDERS:

                                        BANK OF MONTREAL, individually as a
                                        Lender and as Agent

                                        By:
                                            -------------------------
                                            Name:
                                            Title:

                                        By:
                                            -------------------------
                                            Name:
                                            Title:

                                        [LENDERS EXECUTIONS TO BE ADDED]

                                   SCHEDULE F

                               EXTENSION REQUEST


TO:      [LIST LENDERS] and Bank of Montreal, as Agent

--------------------------------------------------------------------------------

This Extension Request is given pursuant to the terms of the loan agreement (the "Loan Agreement") dated July 18, 1997 between the Lenders named therein, the Agent and Gulf Canada Resources Limited. Unless otherwise defined herein or the context otherwise requires, all terms used in this Extension Request shall have the same meaning herein as in the Loan Agreement.

The current Term Out Date in respect of the Lenders listed below is _____, 199_ (the "Current Term Out Date"). Pursuant to Section 2.1 of the Loan Agreement, the Borrower hereby requests that such Lenders (the "Revolving Lenders") extend the Term Out Date until that certain date which is ____ [INSERT DATE OR NUMBER OF DAYS, IN EITHER CASE, NOT IN EXCESS OF 364 DAYS FROM THE DATE OF CONFIRMATION IN RESPECT OF THIS EXTENSION REQUEST].

Attached hereto are three copies of an Extension Agreement relating to the subject matter hereof duly completed and executed by the Borrower and a report prepared by [DESIGNATE QUALIFIED ENGINEERS PROVIDING REPORT] with respect to the proved and probable reserves attributable to the petroleum and natural gas interests of Gulf (excluding Unrestricted Subsidiaries) as of [DATE TO BE NOT EARLIER THAN THE END OF THE LAST FINANCIAL YEAR OF THE BORROWER PRECEDING THE DATE HEREOF].

The undersigned hereby certifies, on behalf of the Borrower, that:

        (a) the representations and warranties contained in subsections 7.1(a), (c), (d), (e), (g) and (p) of the Loan Agreement are true and correct on and as of the date hereof as though made on and as of the date hereof;

        (b) all of the covenants of the undersigned contained in the Loan Agreement and all other terms and conditions contained in the Loan Agreement have been fully complied with, [EXCEPT AS SET FORTH IN
        EXHIBIT I]; and

        (c) no Event of Default has occurred and remains outstanding and to the best of the knowledge, information and belief of the undersigned, no event has occurred and is continuing which with the passing of time,
        the giving of   notice or both, would constitute an Event of Default.

DATED the __ day of ___, 199_.

                                        GULF CANADA RESOURCES LIMITED

                                        By:
                                            -------------------------
                                            Name:
                                            Title:

                                   SCHEDULE G

                            BANK TRANSFER AGREEMENT


To:      Gulf Canada Resources Limited

To:      Bank of Montreal, as the Agent

--------------------------------------------------------------------------------

This Agreement is entered into pursuant to Section 12.10 of the loan agreement dated as of July 18, 1997 (together with all amendments and other modifications, if any, from time to time thereafter made thereto, the "Loan Agreement") among Gulf Canada Resources Limited (the "Borrower"); the various financial institutions (the "Lenders") as are, or shall from time to time become, parties thereto and Bank of Montreal, as agent, (the "Agent"). Unless otherwise defined herein or the context otherwise requires, and terms used herein have the same meaning herein as in the Loan Agreement.

This Agreement constitutes notice to each of you of the assignment and delegation to __ (the "Assignee") of __% of the Advances and Commitment of __ (the "Assignor") outstanding under the Loan Agreement on the date hereof. After giving effect to the foregoing assignment and delegation, the Assignor's and the other Lenders' Commitment Amounts for the purposes of the Loan Agreement are as set forth opposite such Person's name on the signature pages hereof.

[ADD PARAGRAPH DEALING WITH ACCRUED INTEREST AND FEES WITH RESPECT TO ADVANCES ASSIGNED.]

The Assignee hereby acknowledges and confirms that it has received a copy of the Loan Agreement, together with copies of the documents which were required to be delivered under the Loan Agreement as a condition to the making of the Advances thereunder. The Assignee further confirms and agrees that in becoming a Lender and in making its Commitment and Advances under the Loan Agreement, such actions have and will be made without recourse to, or representation or warranty by Agent.

Except as otherwise provided in the Loan Agreement, effective as of the date of acceptance hereof by the Agent:

        (a)     the Assignee

                (i) shall be deemed automatically to have become a party to the Loan Agreement, have all the rights and obligations of a
                "Lender" under the      Loan Agreement as if it were an
                original signatory thereto to the extent specified in the second paragraph hereof; and

                (ii) agrees to be bound by the terms and conditions set forth in the Loan Agreement as if it were an original signatory thereto; and

        (b) the Assignor shall be released from any further obligations under the Loan Agreement accruing thereafter to the extent specified in the second paragraph hereof.

The Assignee hereby advises each of you of the following administrative details with respect to the assigned Advances and Commitment and requests the Borrower, by its signature below, to acknowledge its consent to the assignment and transfer set forth herein and further requests the Agent and the Borrower to acknowledge receipt of this document:

        (a)     Address for Notices:
                Institution Name:
                Attention:
                Lending Office:
                Telephone:
                Facsimile:

        (b)     Payment Instructions:

This Agreement may be executed by the Assignor and Assignee in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Adjusted Commitment Amount                [ASSIGNOR]
--------------------------

Unused Commitment                __

Advances                        $__

Commitment Amount               $__

                                          By:
                                            -------------------------
                                            Title:



Commitment Amount                         [ASSIGNEE]
-----------------

Unused Commitment         $
                           ------------------------
Advances                  $
                           ------------------------
Commitment Amount         $
                           ------------------------


                                        By:
                                            -------------------------
                                            Title:


Accepted and acknowledged this __ day of ___, 199_.


                                        BANK OF MONTREAL
                                        as Agent

                                        By:
                                            -------------------------
                                            Title:

                                        GULF CANADA RESOURCES LIMITED

                                        By:
                                            -------------------------
                                            Title:

                                        By:
                                            -------------------------
                                            Title:

                                   SCHEDULE H

                          BORROWER'S COUNSEL'S OPINION


                     [LETTERHEAD OF BENNETT JONES VERCHERE]


July 18, 1997

Bank of Montreal                                   Osler, Hoskin & Harcourt
Corporate and Institutional                        Suite 1900
Financial Services                                 Toronto Dominion Square
350 - 7th Ave. S.W., 24th Floor                    333 - 7th Avenue S.W.
Calgary, Alberta                                   Calgary, Alberta
T2P 3N9                                            T2P 2Z1

And to the Lenders listed in Schedule A of Loan Agreement

Dear Sirs/Mesdames:

RE: LOAN AGREEMENT MADE AS OF JULY 18, 1997 BETWEEN GULF CANADA RESOURCES
    LIMITED, THE LENDERS NAMED THEREIN AND BANK OF MONTREAL, AS AGENT FOR THE LENDERS

We have acted as counsel to Gulf Canada Resources Limited (the "Borrower") in connection with a loan agreement made as of July 18, 1997 (the "Loan Agreement") between the Borrower, the Lenders listed in Schedule A thereto (the "Lenders") and Bank of Montreal, as agent for the Lenders (the "Agent") which provides a credit facility to the Borrower.

All capitalized terms used in this opinion letter shall, unless otherwise defined in this opinion letter, have the meanings ascribed to them in the Loan Agreement.

In connection with the opinions expressed in this letter we have considered such questions of law and examined such public and corporate records, certificates and other documents and conducted such other examinations as we have considered necessary. In such examinations we have assumed the legal capacity of all individuals, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies.

The law covered by the opinions expressed in this letter is limited to the laws of the Province of Alberta and the laws of Canada applicable therein.

On the basis of the foregoing, and subject to the qualifications herein expressed, we are of the opinion that:

I The Borrower is a body corporate incorporated under the Canada Business Corporations Act.

II The Borrower has all necessary corporate power and capacity to enter into the Loan Agreement and to perform its obligations thereunder.

III The execution and delivery of the Loan Agreement and the consummation of the transactions contemplated therein have been duly authorized by all necessary corporate action on the part of the Borrower.

IV The Loan Agreement has been duly executed and delivered by the Borrower and is a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms.

V The Borrower is not a party to, bound or affected by or subject to any provision in its articles or by-laws, or any statutory law or regulation, which is violated, contravened or breached by, or under which any default occurs, as a result of the execution, delivery and performance by it of the Loan Agreement.

VI The indebtedness of the Borrower to the Lenders under the Loan Agreement constitutes Senior Indebtedness as defined in the Indenture dated as of January 27, 1994 made between the Borrower and The Bank of New York, as Trustee, and the Indenture dated as of July 5, 1995 made between the Borrower and The Bank of New York, as Trustee, (collectively, the "Subordinated Indentures") relating to the issuance of subordinated debentures, provided that such indebtedness of the Borrower to the Lender is not incurred in violation of the provisions of the Subordinated Indentures. If indebtedness of the Borrower to the Lenders in the amount of US$700,000,000 were incurred under the Loan Agreement on the date hereof, such indebtedness would not, to our knowledge, violate the provisions of the Subordinated Indentures.

VII If indebtedness of the Borrower to the Lenders in the amount of US$700,000,000 were incurred under the Loan Agreement on the date hereof, such indebtedness would not, to our knowledge, violate the provisions of the indenture dated as of July 1, 1989 between the Borrower and The Bank of New York, as successor trustee to The Chase Manhattan Bank (National Association) or the indentures dated as of August 7, 1996 and March 21, 1997 respectively between the Borrower and The Bank of New York, as trustee (collectively, the "Senior Indentures").

The foregoing opinions are subject to the qualifications set out below:

       7.1 CERTIFICATES OF COMPLIANCE. In expressing the opinion set forth in paragraph 1 we have relied upon a certificate of compliance dated July 14, 1997 issued by Industry Canada, a copy of which has been delivered to you.

       7.2 ENFORCEABILITY. The opinion set forth in paragraph 4 is based on the assumption that the Loan Agreement has been duly authorized, executed and delivered by, and is enforceable in accordance with its terms against the Agent and the Lenders and is subject to the following qualifications:

           (a) BANKRUPTCY - enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding up laws or other similar laws affecting the enforcement of creditors' rights generally;

           (b) EQUITABLE PRINCIPLES - enforceability may be limited by equitable principles, including the principle that equitable remedies, such as specific performance and injunction, may only be granted in the discretion of a court of competent jurisdiction;

           (c) SEVERABILITY - the validity and enforceability of provisions inserted in any agreement or instrument which purport to sever from the agreement or instrument any provision which is prohibited or unenforceable under applicable law without affecting the enforceability or validity of the remainder of the agreement or instrument would be determined only in the discretion of the court;

           (d) REASONABLENESS - notwithstanding any term or condition contained in the Loan Agreement, a court of competent jurisdiction may retain the discretion to determine when the actions of the Lenders or their agents have been conducted in a "commercially reasonable" manner, and determinations or demands made by a person in the exercise of a discretion purported to be given to it may be unenforceable if made in an unreasonable or arbitrary fashion;

           (e) INDEMNITY AND CONTRIBUTION - a court may decline to enforce rights of indemnity and contribution under the Loan Agreement which are found to be contrary to public policy;

           (f) LIMITATIONS - enforceability may be limited by restrictions which may be imposed by law on:

                (i) the right of a creditor to receive immediate payment of amounts stated to be payable on demand or which have been accelerated;

                (ii) the right of a party to the Loan Agreement to enforce its rights under the Loan Agreement on the basis of a default of a minor or non-substantive nature, such as the failure to produce a document in a timely manner;

                (iii) the effectiveness of provisions of the Loan Agreement which provide that delay or failure by a party to exercise any right, remedy or option will not operate as a waiver thereof may not be enforceable; and

           (g) WAIVERS OF RIGHTS - provisions of the Loan Agreement which provide for the waiver of certain legal or equitable rights or which absolve or purport to absolve a party from responsibility for its acts may not be enforceable.

       7.3 RELIANCE ON OFFICER'S CERTIFICATE. In expressing the opinions set forth in the last sentence of paragraph 6 and in paragraph 7, we have relied on a certificate of an officer of the Borrower, a copy of which is attached as Schedule A hereto. In expressing the opinions set forth in paragraphs 6 and 7, we have also assumed the laws of the State of New York (which govern the Subordinated Indentures and the Senior Indentures) are the same as the laws of the Province of Alberta. No opinion is expressed as to compliance with the provisions of the Subordinated Indentures and the Senior Indentures at any future date.

       7.4 CONCLUSIVE, FINAL OR BINDING. A court is not required to treat as conclusive, final or binding those certificates and determinations which the Loan Agreement states are to be so treated.

       7.5 CURRENCY QUALIFICATION. Pursuant to the Currency Act (Canada), a judgment by a court in any province in Canada may be awarded in Canadian currency only and such judgment may be based on a rate of exchange in existence on a day other than the day of payment of such judgment.

       7.6 INTEREST AFTER JUDGMENT. Under the Judgment Interest Act (Alberta) interest after judgment may be limited to less than the rate provided for contractually.

       7.7 DEFAULT INTEREST. We express no opinion as to the enforceability of any provision which purports to render any person liable for a higher rate of interest after default than before.

This opinion is given solely for the benefit of the addressees of this opinion and may not be relied upon in whole or in part by any other person.

Yours very truly,

                                  SCHEDULE "A"

                                  CERTIFICATE

TO:    Bennett Jones Verchere
       Bank of Montreal, as Agent
       Osler, Hoskin & Harcourt

This certificate is given in connection with an opinion dated July 18, 1997 delivered by Bennett Jones Verchere to the Bank of Montreal, as Agent for the Lenders (the "Agent"), and to Osler, Hoskin & Harcourt in connection with the loan agreement dated July 18, 1997 (the "Loan Agreement") between Gulf Canada Resources Limited (the "Borrower"), the Agent and the Lenders named in Schedule A thereto. Unless otherwise defined herein, capitalized terms shall have the meaning ascribed to them in the Loan Agreement.

The undersigned hereby certifies, on behalf of the Borrower, as follows:

I If indebtedness of the Borrower to the Lenders under the Loan Agreement were incurred on the date hereof in the amount of US$700,000,000, such indebtedness would constitute Senior Indebtedness as defined in the Indenture dated as of January 27, 1994 (the "1994 Indenture") made between the Borrower and The Bank of New York, as trustee, and the Indenture dated as of July 5, 1995 (the "1995 Indenture") made between the Borrower and The Bank of New York, as trustee, (collectively the "Subordinated Indentures"). Such indebtedness would not violate any of the provisions of the Subordinated Indentures including, without limitation, Section 1008 of the 1994 Indenture or Section 1009 of the 1995 Indenture. No Default or Event of Default exists under and as defined in the Subordinated Indentures.

II If indebtedness of the Borrower to the Lenders under the Loan Agreement were incurred on the date hereof in the amount of US$700,000,000, such indebtedness would not violate any of the provisions of the Indenture dated as of July 1, 1989 made between the Borrower and The Bank of New York, as successor trustee to The Chase Manhattan Bank (National Association) or the Indentures dated as of August 7, 1996 and March 21, 1997 respectively between the Borrower and The Bank of New York, as trustee (collectively, the "Senior Indentures"). No Default or Event of Default exists under and as defined in the Senior Indentures.

III The Subordinated Indentures and the Senior Indentures are the only material agreements relating to borrowed monies to which the Borrower is a party other than the Loan Agreement and the Existing Acquisition Facility.

                 DATED this 18th day of July, 1997.

                                        GULF CANADA RESOURCES LIMITED

                                        By:
                                           -----------------------------------

                                   SCHEDULE I

                          [LENDERS' COUNSELS' OPINION]


                    [LETTERHEAD OF OSLER, HOSKIN & HARCOURT]


July 18, 1997

Bank of Montreal                           Bank of Montreal
Loan Agency Services                       First Canadian Centre
After Sales                                350 - 7th Avenue S.W.
22nd Floor                                 24th Floor
1 First Canadian Place                     Calgary, Alberta
Toronto, Ontario M5X 1A1                   T2P 3N9

And to the Lenders Listed in Schedule A of Loan Agreement

Dear Sirs/Mesdames

RE: LOAN AGREEMENT MADE AS OF JULY 18, 1997 AMONG GULF CANADA RESOURCES
    LIMITED, THE LENDERS NAMED THEREIN AND BANK OF MONTREAL, AS AGENT FOR THE LENDERS

We have acted as counsel to Bank of Montreal (the "Agent") in connection with a loan agreement made as of July 18, 1997 (the "Loan Agreement") between Gulf Canada Resources Limited (the "Borrower"), the Lenders listed in Schedule A thereto (the "Lenders") and the Agent, as agent for the Lenders, which provides a credit facility to the Borrower.

All capitalized terms used in this opinion letter shall, unless otherwise defined in this opinion letter, have the meanings ascribed to them in the Loan Agreement.

In connection with the opinions expressed in this letter we have considered such questions of law and examined such public and corporate records, certificates and other documents and conducted such other examinations as we have considered necessary. In such examinations we have assumed the legal capacity of all individuals, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies.

The law covered by the opinions expressed in this letter is limited to the laws of the Province of Alberta and the laws of Canada applicable therein.

On the basis of the foregoing and subject to the qualifications herein expressed, we are of the opinion that:

IV The Borrower is a body corporate incorporated under the Canada Business Corporations Act.

V The Borrower has all necessary corporate power and capacity to enter into the Loan Agreement and to perform its obligations thereunder.

VI The execution and delivery of the Loan Agreement and the consummation of the transactions contemplated therein have been duly authorized by all necessary corporate action on the part of the Borrower.

VII The Loan Agreement has been duly executed and delivered by the Borrower and is a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms.

VIII The Borrower is not a party to, bound or affected by or subject to any provision in its articles or by-laws, or any statutory law or regulation, which is violated, contravened or breached by, or under which any default occurs, as a result of the execution, delivery and performance by it of the Loan Agreement.


IX The indebtedness of the Borrower to the Lenders under the Loan Agreement constitutes Senior Indebtedness as defined in the Indenture dated as of January 27, 1994 made between the Borrower and The Bank of New York, as Trustee, and the Indenture dated as of July 5, 1995 made between the Borrower and The Bank of New York, as Trustee, (collectively, the "Subordinated Indentures") relating to the issuance of subordinated debentures, provided that such indebtedness of the Borrower to the Lenders is not incurred in violation of the provisions of the Subordinated Indentures. If indebtedness of the Borrower to the Lenders in the amount of US$700,000,000 were incurred under the Loan Agreement on the date hereof, such indebtedness would not, to our knowledge, violate the provisions of the Subordinated Indentures.

X If indebtedness of the Borrower to the Lenders in the amount of US$700,000,000 were incurred under the Loan Agreement on the date hereof, such indebtedness would not, to our knowledge, violate the provisions of the indenture dated as of July 1, 1989 between the Borrower and The Bank of New York, as successor trustee to The Chase Manhattan Bank (National Association) or the indentures dated as of August 7, 1996 and March 21, 1997 respectively between the Borrower and The Bank of New York, as trustee (collectively, the "Senior Indentures").

The foregoing opinions are subject to the qualifications set out below:

     (a) RELIANCE. In expressing the opinions set forth in paragraphs 2, 3, 4 (in respect of due execution and delivery), 5, 6, 7, we have relied upon the opinions of Bennett Jones Verchere, counsel to the Borrower, dated the same date as this opinion and delivered to you. Such opinions are in form and scope satisfactory to us and we are of the opinion that we and you are justified in relying thereon.I

     (b) CERTIFICATES OF COMPLIANCE. In expressing the opinion set forth in paragraph 1 we have relied upon a certificate of compliance dated July 14, 1997 issued by Industry Canada, a copy of which has been delivered to you.

     (c) ENFORCEABILITY. The opinion set forth in paragraph 4 is based on the assumption that the Loan Agreement has been duly authorized, executed and delivered by, and is enforceable in accordance with its terms against the Agent and the Lenders and is subject to the following qualifications:

           (i) BANKRUPTCY - enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding up laws or other similar laws affecting the enforcement of creditors' rights generally;

           (ii) EQUITABLE PRINCIPLES - enforceability may be limited by equitable principles, including the principle that equitable remedies, such as specific performance and injunction, may only be granted in the discretion of a court of competent jurisdiction;

           (iii) SEVERABILITY - the validity and enforceability of provisions inserted in any agreement or instrument which purport to sever from the agreement or instrument any provision which is prohibited or unenforceable under applicable law without affecting the enforceability or validity of the remainder of the agreement or instrument would be determined only in the discretion of the court;

           (iv) REASONABLENESS - notwithstanding any term or condition contained in the Loan Agreement, a court of competent jurisdiction may retain the discretion to determine when the actions of the Lenders or their agents have been conducted in a "commercially reasonable" manner, and determinations or demands made by a person in the exercise of a discretion purported to be given to it may be unenforceable if made in an unreasonable or arbitrary fashion;

           (v) INDEMNITY AND CONTRIBUTION - a court may decline to enforce rights of indemnity and contribution under the Loan Agreement which are found to be contrary to public policy;

           (vi) LIMITATIONS - enforceability may be limited by restrictions which may be imposed by law on:

                 (A) the right of a creditor to receive immediate payment of amounts stated to be payable on demand or which have been accelerated;

                 (B) the right of a party to the Loan Agreement to enforce its rights under the Loan Agreement on the basis of a default of a minor or non-substantive nature, such as the failure to produce a document in a timely manner;

                 (C) the effectiveness of provisions of the Loan Agreement which provide that delay or failure by a party to exercise any right, remedy or option will not operate as a waiver thereof may not be enforceable; and

           (vii) WAIVERS OF RIGHTS - provisions of the Loan Agreement which provide for the waiver of certain legal or equitable rights or which absolve or purport to absolve a party from responsibility for its acts may not be enforceable.

     (d) RELIANCE ON OFFICER'S CERTIFICATE. In expressing the opinions set forth in the last sentence of paragraph 6 and in paragraph 7, we have relied on a certificate of an officer of the Borrower, a copy of which is attached as Schedule A hereto. In expressing the opinions set forth in paragraphs 6 and 7, we have also assumed the laws of the State of New York (which govern the Subordinated Indentures and the Senior Indentures) are the same as the laws of the Province of Alberta. No opinion is expressed as to compliance with the provisions of the Subordinated Indentures and the Senior Indentures at any future date.

     (e) CONCLUSIVE, FINAL OR BINDING. A court is not required to treat as conclusive, final or binding those certificates and determinations which the Loan Agreement states are to be so treated.

     (f) CURRENCY QUALIFICATION. Pursuant to the Currency Act (Canada), a judgment by a court in any province in Canada may be awarded in Canadian currency only and such judgment may be based on a rate of exchange in existence on a day other than the day of payment of such judgment.

     (g) INTEREST AFTER JUDGMENT. Under the Judgment Interest Act (Alberta) interest after judgment may be limited to less than the rate provided for contractually.

     (h) DEFAULT INTEREST. We express no opinion as to the enforceability of any provision which purports to render any person liable for a higher rate of interest after default than before.

This opinion is given solely for the benefit of the addressees of this opinion and may not be relied upon in whole or in part by any other person.

Yours very truly,

                                   SCHEDULE J

                NOTICE OF AMENDMENT OF UNRESTRICTED SUBSIDIARIES


To: [LIST LENDERS] and Bank of Montreal, as Agent

--------------------------------------------------------------------------------

This Notice of Amendment of Unrestricted Subsidiaries is given pursuant to the terms of the loan agreement (the "Loan Agreement") dated July 18, 1997 between the Lenders named therein, the Agent and Gulf Canada Resources Limited. Unless otherwise defined herein or the context otherwise requires, all terms used in this Notice of Unrestricted Subsidiaries shall have the same meaning herein as in the Loan Agreement.

Schedule L is hereby amended as follows:

    (A)   To add as Restricted Subsidiaries:      o

    (B)   To add as Unrestricted Subsidiaries:    o

The undersigned hereby certifies that subsection 8.1(l) of the Loan Agreement would not have been contravened by the Borrower if the changes made above had occurred prior to the end of the last Fiscal Quarter preceding the date hereof.

DATED the ___ day of ________, 199_.


                                        GULF CANADA RESOURCES LIMITED


                                        By:
                                           ------------------------------------
                                           Name:
                                           Title:

                                        By:
                                           ------------------------------------
                                           Name:
                                           Title:

                                   SCHEDULE K

                         LETTER OF CREDIT DOCUMENTATION


TO:  BANK OF MONTREAL, as Agent, and [LIST LENDERS] (the "Lenders")

--------------------------------------------------------------------------------

In consideration of the issuance by the Lenders of a Letter of Credit substantially according to any Drawdown Notice, the Borrower agrees as follows:

1. The Agent and the Lenders assume no liability or responsibility for the form, sufficiency, accuracy, genuineness, falsification or legal effect of any document(s) required pursuant to the Letter of Credit, or for the general and/or particular conditions stipulated in the document(s) or superimposed thereon; nor do they assume any liability or responsibility for the description, quality, delivery, value or existence of the services represented by any document(s), or for the good faith or acts and/or omissions, solvency, performance or standing of the beneficiary or any other Person whomsoever; and the Borrower hereby assumes and undertakes all such risk, including acts of the users of the Letter of Credit and the Borrower further agrees that the Agent may hold the delivery of documents conforming to the Letter of Credit as sufficient evidence of the good faith of the beneficiary and of the services described therein, without assuming any responsibility in regard to the services.

2. This Agreement is irrevocable with respect to the Letter of Credit and is to continue in force and to be applicable to all transactions relating to the Letter of Credit notwithstanding any change in the composition of the Borrower, the parties to or parties contemplated in this Agreement including, without limitation, any change arising from the accession of one or more new partners, or from the death or succession of any partner or partners or amalgamation of one or more corporations, and it shall cover any and all amounts that the Lenders may ultimately be required to pay under the Letter of Credit by reason of having issued same. The Borrower acknowledges that the Lender's obligations to pay and/or fulfil any other obligation under the Letter of Credit is not subject to claims or defence by the Borrower resulting from its relationship with other parties.

3. The Borrower hereby indemnifies and agrees to hold the Agent and the Lenders harmless from and against all losses, consequences or damages arising out of any transmission, including delay and/or loss in transit of any message(s), letter(s) or document(s) or for delay, mutilation or from insufficient or incorrect particulars being transmitted or other error(s) arising in the transmission or delivery of any telecommunication, including transmission by cable, telegraph, telecopier, wireless or otherwise except to the extent such losses, consequences or damages arise as a result of gross negligence or wilful misconduct of the Agent or Lender as the case may be. The Agent and the Lenders assume no liability or responsibility for errors in translation and/or interpretation of technical terms, and reserve the right to transmit Letter of Credit terms without translating them.

4. In case the expiry date of the Letter of Credit is extended and/or the amount thereof is increased, and/or any of the terms and conditions are altered at the Borrower's request or with the Borrower's consent, all the terms of this Agreement shall remain in full force and effect, without releasing any party thereto.

5. The rights and powers conferred hereby are in addition to and without prejudice to any other rights which the Agent or the Lenders may now have or hereafter acquire from the Borrower or others.

6. This Agreement will be governed and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable herein. Should any provision of this Agreement be illegal or not enforceable under such law, it shall be considered severable and the Agreement and its conditions shall remain in full force and effect as if the said provision had never been included.

7. This Agreement shall enure to the benefit of the Agent and each of the Lenders and their respective successors and assigns, and shall be binding upon the Borrower and the Borrower's executors, liquidators, administrators, successors and assigns.

8. Except as otherwise expressly stated, each Letter of Credit is subject to the current Uniform Customs & Practice for Documentary Credits of the International Chamber of Commerce, as amended from time to time (the "UCP Rules") or in the case of a Demand Guarantee, the Letter of Credit is subject to the terms and conditions of the current "Uniform Rules for Demand Guarantees" of the ICC. If the provisions of this Agreement conflict with the UCP Rules, the provisions of this Agreement shall prevail. This Agreement shall not be construed as limiting any rights of the Agent or the Lenders which may be set out in separate documentation, between the Agent or the Lenders and the Borrower, including any credit facility.

                                   SCHEDULE L

                       LIST OF UNRESTRICTED SUBSIDIARIES

CRUSADER                                GULF MISCELLANEOUS
--------                                ------------------

Crusader (Philippines) Pty Ltd.         TS, Inc.
Pursuit Exploration Pty Ltd.            Asamera (Cyprus) Ltd.
Crusader (Victoria) Pty Ltd.            Asamera Hurghada Inc.
Crusader (Ireland) Pty Ltd.             Canadian Oil Debco Inc.
Crusirel Ltd.                           534404 Alberta Ltd.
                                        156911 Canada Inc.
CLYDE                                   Tuba 4 Transport Ltd.
-----                                   2276496 Canada Limited
                                        Beaufinco Equipment Holdings Ltd.
Clyde Exploratie Maatscappij BV
CP (E&P) BV

CORRIDOR
--------

Grissik Gas Company Ltd.
Gulf International (Barbados) Inc.
Asamera International (Barbados) Inc.
Gulf Resources (Grissik) Ltd. formerly
    Asamera (Overseas) Limited

UNITED STATES RELATED
---------------------

Asamera Oil (US) Inc.
Asamera Petroleum Corporation
Asamera Pipeline Inc.
Asamera Minerals Florida Inc.

MANVILLE RELATED
----------------

Trilogy Italia Corporation
Trilogy France Resources SNC
Trilogy Resources Holding Co. Inc.
Trilogy France Corporation